UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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H. J. HEINZ COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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H. J. Heinz Company

World Headquarters

One PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

July 6, 2012

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 9:00 a.m. Eastern Time on Tuesday, August 28, 2012, at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Meeting and you are a registered shareholder, please detach the Admission Ticket from the enclosed proxy card and bring it to the Meeting. If you are a beneficial owner of shares held in “street name” through a bank, broker, or other intermediary, please contact your bank, broker, or other intermediary to obtain evidence of ownership and a legal proxy, which you must bring with you to the Meeting.

At this year’s Annual Meeting, you will be asked to elect as directors the 12 nominees named in the attached Proxy Statement, ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, approve the H. J. Heinz Company Fiscal Year 2013 Stock Incentive Plan, re-approve the performance measures included in the H. J. Heinz Company Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan, and cast an advisory vote approving the Company’s named executive officer compensation.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.

Sincerely,

William R. Johnson

Chairman of the Board, President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 28, 2012

TIME

9:00 a.m. Eastern Time

Tuesday, August 28, 2012

PURPOSE

To vote on five proposals:

•	Election of the 12 nominees for director named in the attached Proxy Statement;

•	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

•	Approval of the H. J. Heinz Company Fiscal Year 2013 Stock Incentive Plan;

•	Re-approval of performance measures included in the H. J. Heinz Company Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan; and

•	Advisory approval of the Company’s named executive officer compensation.

Shareholders will also be asked to consider and act upon such other business as may properly come before the Annual Meeting.

DOCUMENTS

This Notice is only an overview of the Proxy Statement and proxy card or voting information form included in this mailing and available at www.proxydocs.com/hnz. These documents are first being mailed to shareholders on or about July 6, 2012. Our 2012 Annual Report, including our Form 10-K for Fiscal Year 2012, is not part of the proxy solicitation material.

PLACE

Fairmont Pittsburgh

510 Market Street

Pittsburgh, Pennsylvania 15222

RECORD DATE

Owners of shares of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 19, 2012, will receive notice of and be entitled to vote at the Meeting and any adjournments.

VOTING

Even if you plan to attend the Meeting, please mark, sign, date, and return the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope. You may also vote over the Internet using the Internet address on the proxy card or voting instruction form or by telephone using the toll-free number on the proxy card or voting instruction form.

THEODORE N. BOBBY

Executive Vice President, General Counsel and Corporate Secretary

Dated: July 6, 2012

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m. Eastern Time on Tuesday, August 28, 2012 at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222.

Who is entitled to vote?

You are entitled to vote at the Annual Meeting if the Company’s records on June 19, 2012 (the “record date”) reflected that you owned the Company’s common stock, par value $.25 (“Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (“Preferred Stock”). As of June 19, 2012, there were 320,262,170 shares of Common Stock and 6,125 shares of Preferred Stock outstanding.

How many votes is each share entitled to?

Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed proxy card or voting instruction form shows the number of shares that you are entitled to vote.

How do proxies work?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting. You may vote “FOR” or “AGAINST” all or some of our director nominees or abstain from voting for any director. You may also vote “FOR” or “AGAINST” the other items or abstain from voting for any item.

What is the difference between holding shares as a shareholder of record and being a beneficial owner of shares?

A “shareholder of record” or “registered shareholder” is a shareholder whose ownership of H. J. Heinz Company stock is reflected directly on the books and records of our transfer agent, Wells Fargo Shareowner Services. If you hold Heinz stock through a bank, broker, or other intermediary, then you are the beneficial owner of shares held in “street name.”

How do I vote if I am a shareholder of record?

•	By mail. You may vote by completing, signing, and dating your proxy card and mailing it in the accompanying pre-addressed envelope.

•	By telephone or Internet. You may vote by using the toll-free telephone number on the proxy card, or via the Internet using the procedures and instructions described on the proxy card.

•	In person. You may vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.

We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to conduct business at the Annual Meeting.

How do I vote if I am a beneficial owner of shares held in street name (i.e., through a bank, broker, or other intermediary)?

•

By mail. You may vote by completing, signing, and dating the voting instruction form provided by the bank, broker, or other intermediary that holds the shares and mailing it in the accompanying pre-addressed envelope.

•	By telephone or Internet. You may vote by telephone or Internet by following the instructions provided by the bank, broker, or other intermediary.

•

In person. If you wish to vote at the Annual Meeting, you must contact the bank, broker, or other intermediary and request that they provide you with a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy.

How do I vote if I hold shares in one or more of the Company’s employee benefit plans?

Shares held in a benefit plan that you are entitled to vote will be voted by the plan trustee pursuant to your instructions using the voting instruction card provided by the trustee or following the other instructions provided by the trustee.

Will my shares be voted if I do not vote using one of the methods described above?

•	Shareholders of record. No, your shares will not be voted if you do not vote using one of the methods described above.

•

Beneficial owners of shares held in street name (i.e., through a bank, broker, or other intermediary). If you do not instruct your broker, bank, or other intermediary how to vote your shares, under New York Stock Exchange (“NYSE”) rules, your bank, broker, or other intermediary may either use its discretion to vote your shares on “routine matters” or leave your shares unvoted. Item 2 (Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm) is considered a routine matter, and your bank, broker, or other intermediary can therefore vote your shares on that proposal if you do not provide voting instructions. Item 1 (Election of Directors), Item 3 (Approval of the H. J. Heinz Company Fiscal Year 2013 Stock Incentive Plan (the “FY2013 Stock Incentive Plan”), Item 4 (Re-approval of performance measures included in the H. J. Heinz Company Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan (the “FY03 Stock Incentive Plan”)), and Item 5 (Advisory approval of the Company’s named executive officer compensation) are not considered routine matters, and your bank, broker, or other intermediary cannot vote your shares on those proposals unless you provide voting instructions. Votes withheld by banks, brokers, or other intermediaries in the absence of voting instructions from a beneficial owner of shares held in street name are referred to as “broker non-votes.”

•

Benefit plan holders. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares.

How will my shares be voted if I sign, date, and return my proxy card, the voting instruction form provided by my bank, broker, or other intermediary, or the voting instruction card provided by my benefit plan trustee without indicating how I want to vote on any of the proposals?

•	Shareholders of record. Your shares will be voted in accordance with the recommendations of management on each proposal.

•

Beneficial owners of shares held in street name (i.e., through a bank, broker, or other intermediary). Please refer to and comply with the instructions provided by your bank, broker, or other intermediary.

•	Benefit plan holders. Please refer to and comply with the instructions provided by the plan trustee.

What proposals are being submitted to shareholders, how many votes are needed to approve each proposal, and what are the Board’s recommendations?

Proposal Number	Vote Required for Approval	Board’s Recommended Vote
Item 1 – Election of Directors	Majority of votes cast	“FOR”
Item 2 – Ratification of Selection of Independent Auditor	Majority of votes cast	“FOR”
Item 3 – Approval of FY2013 Stock Incentive Plan	Majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote (per Section 312.07 of the NYSE Listed Company Manual)	“FOR”
Item 4 – Re-approval of performance measures included in FY03 Stock Incentive Plan	Majority of votes cast	“FOR”
Item 5 – Advisory approval of the Company’s named executive officer compensation	Majority of votes cast	“FOR”

As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

In an uncontested election, an incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or the Board with respect to his or her own resignation.

How do abstentions and broker non-votes count for voting purposes?

Only votes “FOR” or “AGAINST” a proposal count as votes cast. Abstentions and broker non-votes count for quorum purposes but are not considered to be votes cast. With the exception of the vote required to approve Item 3 (Approval of FY2013 Stock Incentive Plan), which, under the listing standards of the NYSE (the “NYSE Rules”), requires that the total vote cast on the proposal must represent more than 50% of all securities entitled to vote, an abstention or broker non-vote will not affect the votes required to approve any of the above proposals.

Can I change my vote?

Shareholders of record. Yes. You may revoke your proxy and change your vote before it is cast at the Annual Meeting by submitting a new proxy card with a later date, by casting a new vote via the Internet or telephone, by notifying the Company’s Corporate Secretary in writing, or by voting in person at the Annual Meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as described above.

Beneficial holders of shares held in street name (i.e., through a bank, broker, or other intermediary). Yes. You must follow the specific instructions provided to you by your bank, broker, or other intermediary to change or revoke any voting instructions you have already provided to them.

Benefit plan holders. You must follow the specific instructions provided to you by the plan trustee to change or revoke any voting instructions you have already provided to the trustee.

What is a quorum?

A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the Meeting, either in person or by proxy, in order to transact business. Abstentions and broker non-votes count for quorum purposes but are not considered to be votes cast. As noted above, the NYSE Rules require that the total vote cast on Item 3 (Approval of FY2013 Stock Incentive Plan) represent more than 50% of all securities entitled to vote. Therefore, abstentions and broker non-votes could affect our ability to reach this threshold, even if we have the necessary quorum for purposes of votes on the other items being submitted to shareholder vote.

What does it mean if I receive more than one proxy card?

If you hold your shares in multiple accounts, or in both registered and street name, you will receive a proxy card, voting instruction form, or voting instruction card for each account. Please mark, sign, date, and return each proxy card or form you receive. If you choose to vote by telephone or the Internet, please vote each proxy card or form you receive.

Who will tabulate the votes?

A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes and act as inspector of election. Votes cast by proxy (including Internet and telephone votes) or in person at the Annual Meeting will be tabulated by the inspector of election. The inspector will also determine whether a quorum is present at the Annual Meeting.

Who are the proxy solicitors and what are the solicitation expenses?

We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of proxies by mail, e-mail, telephone, facsimile, and/or personal meetings. We estimate the fees of MacKenzie Partners, Inc. to be $15,000 plus expenses, which will be paid by the Company. Our officers, directors, and employees may also assist us with solicitation efforts, but they will not receive any extra compensation for these activities.

Do I need a ticket or other evidence of ownership to attend the Annual Meeting?

Yes.

•	Shareholders of record. Yes. Please retain the bottom of the proxy card as your admission ticket. One ticket will permit two persons to attend.

•

Beneficial owners of shares held in street name (i.e., through a bank, broker, or other intermediary). Please contact your bank, broker, or other intermediary and request that your bank, broker, or other intermediary provide you with a legal proxy. This document, when presented at the registration desk at the Annual Meeting, will enable you to attend the Meeting.

•	Benefit plan holders. Yes. Please retain the bottom of the voting instruction card as your admission ticket. One ticket will permit two persons to attend.

How can I listen to the Annual Meeting if I do not attend in person?

You are invited to listen to the Annual Meeting webcast live via the Internet on Tuesday, August 28, 2012, at www.heinz.com, beginning at 9:00 a.m. Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. For the telephone conference call option, dial 1-877-703-6110 (within the U.S./Canada) or 1-857-244-7309 (outside the U.S./Canada) and mention passcode 72973844 at least 15 minutes prior to the designated starting time. Using the webcast will enable you to view the slides shown at the Meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included on our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.

The webcast of the Annual Meeting will be archived on the Company’s website at www.heinz.com for two years. A replay of the teleconference will be available at 11:00 a.m. Eastern Time on August 28 and for 30 days thereafter at 1-888-286-8010 (within the U.S./Canada) or 1-617-801-6888 (outside the U.S./Canada) using the following passcode: 38215149.

How do I access the Annual Meeting via the Internet?

To access the Annual Meeting via the Internet, please go to www.heinz.com. The minimum technical requirements to view this broadcast online are: OPERATING SYSTEM: Windows ME, Windows NT4 SP4, Windows 2000, Windows XP, Windows Vista, or Apple Mac OS X. INTERNET BROWSERS: For Windows operating systems, you must have Microsoft Internet Explorer 6+ or Firefox 2.0+. For Mac operating systems, you must have Mozilla Firefox 1.7+, Netscape 7.0+, Opera 8.0+ or Safari 1.3+. MEDIA PLAYERS: Flash Player 9.0+, Windows MediaPlayer 7 or later, or RealPlayer 9.0 or later (downloadable when you register for the webcast at www.heinz.com). HARDWARE: 400 MHz of faster processor, 128 MB RAM and a 16-bit color video display card. In order to hear the audio portion, your PC must be equipped with a 16-bit or better sound card and speakers. A screen resolution of 1024x768 is recommended. INTERNET CONNECTION: A fast connection to the Internet such as T1, DSL, or cable modem in recommended. If your connection is a 56K modem, you will experience lower quality sound and/or video.

What is householding?

Householding is a procedure that permits the Company to send a single set of its Annual Report and proxy materials to any household at which two or more shareholders reside if the Company believes they are members of the same family. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as the Company’s expenses. A number of brokerage firms and Wells Fargo Shareowner Services, our transfer agent, have instituted householding. If your family has multiple Heinz accounts, you may have received a householding notification from your broker or the transfer agent. Please contact your broker or the transfer agent directly if you have questions, require additional copies of the Proxy Statement or Annual Report, or wish to opt out of householding. These options are available to you at any time. Upon written or oral request to the transfer agent or your broker, a separate copy of the Proxy Statement or Annual Report will be sent promptly to any shareholder of record to whom householding applies.

Can I elect to receive the Proxy Statement and Annual Report electronically?

Yes. If you vote via the Internet in accordance with the instructions on your proxy card or voting instruction form, you may elect to receive future Proxy Statements and proxy cards, and Annual Reports, including the report on Form 10-K, via the Internet instead of receiving paper copies in the mail. You may also elect to receive your proxy materials electronically at any time by contacting the transfer agent or your broker.

How do I obtain a copy of the Company’s materials related to corporate governance?

The Company’s Corporate Governance Principles, charters of each standing Board committee, Global Code of Conduct, Global Operating Principles, Supplier Guiding Principles, Corporate Social Responsibility Report, and other materials related to our corporate governance can be found on the Company’s website at www.heinz.com. In addition, this information is available in print free of charge to any shareholder who requests it by contacting the Corporate Secretary at P.O. Box 57, Pittsburgh, Pennsylvania 15230.

What is the deadline for submitting shareholder proposals, nominating a director, and bringing other business before the 2013 Annual Meeting?

The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors at, or to bring other business before, shareholder meetings. To nominate a candidate for director at the Annual Meeting to be held in 2013, your notice of the nomination must be received by the Company during the period beginning at 12:01 a.m. Eastern Time on December 8, 2012 and ending at 11:59 p.m. Eastern Time on March 8, 2013. The notice must describe various matters regarding the nominee, including name, address, occupation, and shares held. To bring other matters before the 2013 Annual Meeting, notice must be received by the Company within the time limits described above and must meet Company By-Law requirements. To include a shareholder proposal in the Company’s Proxy Statement and proxy card for that Meeting, your notice and proposal must be received by the Company no later than 11:59 p.m. Eastern Time on March 8, 2013 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN PRINCIPAL SHAREHOLDERS

Set forth below is the name, address, and stock ownership of the only person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, based on information provided by the beneficial owner in a public filing made with the Securities and Exchange Commission (“SEC”).

Name and Address	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock
BlackRock, Inc.	21,821,622	(1)	6.81	%(2)
40 East 52nd Street, New York, NY 10022

(1)	Based on a report on Schedule 13G/A filed with the SEC on February 13, 2012, BlackRock, Inc. reported sole voting power and sole dispositive power over, and beneficial ownership of, 21,821,622 shares of Common Stock.
(2)	The ownership percentage set forth in this column is based on the assumption that BlackRock, Inc. continued to own the number of shares reflected in the table above on April 30, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth all equity securities of the Company beneficially owned as of April 30, 2012, by each director, director nominee, and executive officer named in the Summary Compensation Table, and all directors, director nominees, and executive officers as a group, being 23 in number. The individuals and others included in the group listed below do not own shares of the Company’s Preferred Stock.

Name	Shares of Common Stock Owned(1)(2)(3)(4)(5)(6)(7)	Percent of Class(8)
Charles E. Bunch	26,000	—
Leonard S. Coleman, Jr.	29,100	—
John G. Drosdick	18,500	—
Edith E. Holiday	35,495	—
William R. Johnson	2,251,575	—
Candace Kendle	34,878	—
Michael D. Milone	380,259	—
David C. Moran	393,661	—
C. Scott O’Hara	354,287	—
Dean R. O’Hare	29,200	—
Nelson Peltz	603,250	—
Dennis H. Reilley	18,500	—
Lynn C. Swann	13,800	—
Thomas J. Usher	54,727	—
Michael F. Weinstein	29,719	—
Arthur B. Winkleblack	401,192	—
All directors, director nominees, and executive officers as a group	5,650,434	1.8

(1)	Shares listed in this column include all shares beneficially owned by the named individuals and all directors, director nominees, and executive officers as a group, including shares in which they have a present beneficial economic interest, and shares allocated to their accounts under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 58,186; A.B. Winkleblack, 5,556; D.C. Moran, 1,383; M.D. Milone, 10,997; and C.S. O’Hara, 953; and all directors, director nominees, and executive officers as a group, 118,953). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed for Messrs. Coleman, Drosdick, Reilley, Usher, and Weinstein and Ms. Holiday include deferred units under the Non-Employee Director Deferred Compensation Plan (L.S. Coleman, 6,500;

J.G. Drosdick, 18,500; D.H. Reilley, 18,500; T.J. Usher, 50,314; M.F. Weinstein, 26,719; and E.E. Holiday, 29,895).

(3)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following April 30, 2012 (W.R. Johnson, 1,106,163; A.B. Winkleblack, 231,899; D.C. Moran, 241,104; M.D. Milone, 245,617; and C.S. O’Hara, 227,699; and all directors, director nominees, and executive officers as a group, 2,711,000).

(4)	Shares listed for Messrs. Johnson, Winkleblack, Moran, Milone, and O’Hara include restricted stock units that have vested and have been deferred (W.R. Johnson, 311,545; A.B. Winkleblack, 113,570; D.C. Moran, 104,466; M.D. Milone, 72,638; and C.S. O’Hara, 100,404; and for all executive officers as a group, 828,625).

(5)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(6)	Shares listed for Mr. Peltz include (a) 3,250 shares held directly by Mr. Peltz, and (b) 600,000 shares owned by funds and accounts managed by Trian Fund Management, L.P., of which Mr. Peltz is a founding partner and Chief Executive Officer.

(7)	Shares listed for Mr. Milone include 14,550 shares held by Mr. Milone’s spouse and two dependents.

(8)	Percentages of less than one percent are omitted.

CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure, and functions. The Board periodically reviews the principles and other corporate governance matters.

Role of the Board and Management

The Company’s business is conducted by its employees, managers, and officers under the direction of the chief executive officer (the “CEO”) and the oversight of the Board. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they conduct Board matters.

As part of its general oversight function, the Board actively reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives, and prospects, as well as issues and risks facing the Company. The opinions of the independent, non-Management Development and Compensation Committee Board members are solicited with respect to the selection, evaluation, and determination of compensation and succession planning for the CEO and other executive officers. The Board oversees processes designed to maintain the quality of the Company, including the integrity of the financial statements, compliance with laws and ethical standards, and relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which the Company operates.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates for approval by shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. The Board has adopted director nominee selection criteria, which are set forth in the section of this Proxy Statement entitled “Director Qualifications.” In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Corporate Governance Committee may use the services of an executive search firm to assist the Company in identifying potential nominees and to participate in the evaluation of candidates for Board membership. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the Corporate Secretary of the Company.

Size of the Board

The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board. Since Fiscal Year 2006, the size of the Board has been established as 12 Board members.

Board Leadership

The Board executes its oversight function in a strong and independent manner, evidenced in part by the independence of each of the members of the Audit, Management Development and Compensation, Corporate Governance, and Corporate Social Responsibility Committees.

The Board has designated the Chairman of the Corporate Governance Committee, Thomas J. Usher, who has deep and varied experience with publicly-traded companies in the capacities of CEO, chairman, and director, as the Presiding Director. In that role, Mr. Usher presides over all executive sessions of the non-management directors and acts as principal liaison between the Chairman of the Board and the non-management directors. With the rest of the Corporate Governance Committee, the Presiding Director interviews Board candidates, recommends membership of Board committees to the Board, and makes recommendations about retention of consultants to the Board. The Presiding Director also serves as the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.

The CEO and senior executive officers are selected by the Board based upon recommendations from the Management Development and Compensation Committee. The Board determines whether the role of Chairman and CEO should be separate or combined based upon its judgment as to the most appropriate structure for the Company at a given point in time. William R. Johnson has served as the Company’s Board Chairman and CEO since 2000. Based on its most recent review of the Company’s Board leadership structure and the continued strong performance of the business, the Board has determined that this structure is optimal because it (i) provides the Company with strong, unified, and consistent leadership, (ii) leverages Mr. Johnson’s extensive knowledge of our global business, the food industry, and competitive environment in connection with the Board’s strategic oversight of the Company, and (iii) facilitates timely communication between management and the Board on critical business matters given the complexity of our global business. Additionally, the Board believes that the CEO is generally in the best position to inform our independent directors about our global operations and issues important to the Company. It is also important that the Company be represented to our employees, shareholders, customers, suppliers, and other stakeholders with one voice, and a combined Chairman and CEO position provides such clarity and consistency. Given the current challenging regulatory and market environment, coupled with the need to execute our ongoing strategic plans, the Board believes that having one person serving as both the Chairman and CEO provides clear, decisive, and effective leadership.

A number of Board and committee processes and procedures, including regular executive sessions of non-management directors, annual Board and committee self-evaluations, and annual evaluations of our Chairman and CEO’s performance, serve as regular checks as to the efficacy of this arrangement.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Global Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO, or a member of the Office of the Chairman, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Global Code of Conduct is available at www.heinz.com.

Stock Ownership

In order to align the interests of directors with shareholders, each non-management director is required to own 10,000 shares of Company stock within five years of his or her election to the Board.

Retirement and Resignation

No director may stand for re-election after attaining age 72, except for any director who was serving on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Chairman of the Board and the Corporate Governance Committee. The Chairman and the Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation offer. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation, or removal from full-time employment.

Term Limits

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they have the disadvantage of causing the loss of the contributions of directors who over time have developed increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee periodically reviews director contributions to the Board, and the Board has a mandatory retirement age (as described above).

BOARD COMMITTEES

Number and Responsibilities of Committees

The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Corporate Social Responsibility, and Executive. The membership of the first four committees is required to consist entirely of independent directors, based on the NYSE’s requirements and the Company’s Director Independence Standards. The Executive Committee is comprised of the Company’s Chairman and CEO and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee, and the Board, and can be found on the Company’s website at www.heinz.com and are available in print to any shareholder upon request.

Assignment, Rotation, and Removal of Committee Members

Members are appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications, and public service. The need for continuity, subject matter expertise, and tenure, and the desires of the individual Board members are also considered. Consideration is given to rotating committee members from time to time if rotation is likely to improve committee performance or facilitate the work of the committee. Directors generally serve on a working committee for approximately five to seven years before rotating. A committee member may be removed from a committee by a majority vote of the independent directors of the full Board.

Committee Meetings

The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.

Committee Chairs

The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the Chairman of the Board and the chair of the Corporate Governance Committee.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held at least six times per year and typically extend over two days. Once a year, the Board attends a strategic planning session that normally extends over three days. The Board may hold additional meetings, including by teleconference or other electronic means, as needed, to discharge its responsibilities. The Chairman of the Board, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director

The non-management directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the Presiding Director and chairs the executive sessions for non-management directors.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting is distributed well in advance of the meeting, to the extent possible.

Board Assessment

The Board annually assesses the effectiveness of the Board and its committees.

Management Evaluation, Succession, and Compensation

The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This Committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus, and other incentive and equity compensation.

Board Compensation

The Board periodically reviews director compensation based upon benchmarking information of peer group companies. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the Committee is guided by the following considerations: compensation should fairly pay directors for the work required for a company of Heinz’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.

Board Access to Management and Independent Advisors

Members of the Board have free access to the employees of the Company, and Board committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board periodically visit Company facilities.

Approval of Strategic and Financial Objectives

The overall strategy of the Company is reviewed periodically at Board meetings. In addition, the Board conducts a multi-day annual planning session at which the Company’s strategy is assessed in detail.

Orientation and Education

The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-management issues, governance policies, and Global Code of Conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Communication with Management and Directors

The response to any shareholder proposal is the responsibility of management subject to oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals. Shareholders and other interested parties may contact the Presiding Director or other non-management directors via the Corporate Secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230, or via facsimile at (412) 456-7868.

Shareholder Rights Plan Policy

The Board adopted a policy under which it will seek shareholder approval within one year in the event the Board adopts a shareholder rights plan, commonly known as a “poison pill.” The Company does not currently have a shareholder rights plan in place.

Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles and all Board committee charters can be found on the Company’s website at www.heinz.com and are also available in print to any shareholder upon request. The Corporate Governance Committee reviews the Corporate Governance Principles periodically and reports the results of this review to the full Board.

DIRECTOR INDEPENDENCE STANDARDS

Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards (the “Standards”) with respect to the determination of director independence. In accordance with the Standards, the Board must determine that an independent director has no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards set forth categories of relationships that will not be considered material relationships that would impair a director’s independence.

The Standards prohibit Audit Committee members from receiving compensation from the Company, other than as a director or under certain retirement plans, and from being an affiliated person, as defined by the SEC. The Standards also prohibit directors from serving on the Management Development and Compensation Committee if they receive directly or indirectly any remuneration as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, if they have ever been a Company officer or a former employee of Heinz who receives compensation for prior services, or if they have any direct or indirect material interest in a transaction that must be disclosed under SEC Regulation S-K Item 404(a).

The Board has determined that every director, with the exception of Mr. Johnson, is independent under the Standards, as applicable.

The Standards can be found on the Company’s website at www.heinz.com.

POLICIES ON BUSINESS ETHICS AND CONDUCT

All Company employees and directors, including the CEO, the Chief Financial Officer, and the Principal Accounting Officer, are required to abide by the Company’s long-standing Global Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Global Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Global Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain, and resolve complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, including a toll-free ethics and compliance hotline. The hotline may also be accessed by employees via the Internet from their home computers or other remote locations.

The full text of the Global Code of Conduct can be found on the Company’s website at www.heinz.com and is available in print to any shareholder upon request.

RELATED PERSON TRANSACTIONS

The Related Person Transaction Policy of the Board ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A “Related Person” includes the executive officers, directors, nominees to the Board of Directors, and more than five percent shareholders of the Company, and any immediate family member of such a person. Under the Company’s written Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and Related Persons. If a Related Person Transaction is identified, such transaction is brought to the attention of the Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Mr. Peltz, a director of the Company, is the non-executive Chairman and a significant stockholder of The Wendy’s Company (formerly Wendy’s/Arby’s Group, Inc.) (“Wendy’s”). In Fiscal Year 2012, Wendy’s company-owned restaurants purchased approximately $14.4 million of our products through several distributors at prices determined pursuant to a supplier agreement. Mr. Peltz had no involvement in the negotiations of the supplier agreement. The transactions with Wendy’s were reviewed and ratified by the Corporate Governance Committee, as required by the Company’s Related Person Transaction Policy.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Fiscal Year 2012 Meetings

Name	Board	Management Development and Compensation	Audit	Corporate Governance	Corporate Social Responsibility	Executive
William R. Johnson	*					*
Charles E. Bunch	X	*			X	X
Leonard S. Coleman, Jr.	X	X			*	X
John G. Drosdick	X		X	X
Edith E. Holiday	X	X			X
Candace Kendle	X	X	X
Dean R. O’Hare	X		*	X		X
Nelson Peltz	X			X	X
Dennis H. Reilley	X	X		X
Lynn C. Swann	X		X		X
Thomas J. Usher	X		X	*		X
Michael F. Weinstein	X	X	X
Number of Meetings in Fiscal Year 2012	7	5	10	5	3	0

X	Member

*	Chairperson

Each incumbent director of the Company attended 91% or more of the aggregate number of meetings of the Board and committees on which the director served. As a general matter, all Board members are expected to attend the Annual Meeting. At the Company’s 2011 Annual Meeting, all members of the Board were present.

Committee Duties and Responsibilities

Management Development and Compensation Committee

•	Recommends to the Board candidates for CEO of the Company and for executive officers who report directly to the CEO.

•

Develops and oversees the processes to set objectives, evaluate performance, and determine compensation and overall compensation policy for the CEO and the executive officers. The Committee formally solicits the opinions of independent non-Committee Board members.

•	Reviews annually the succession plan of the CEO and other executive officers as part of a talent review in which all Board members participate.

•

Makes recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans.

•

Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.

•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations.

•	Evaluates the Committee’s performance annually.

Audit Committee

•

Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

•

Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company, management’s policies and guidelines for the assessment and management of risk, and the Company’s compliance with laws and regulations relating to financial reporting and internal control over financial reporting.

•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

•

Oversees the independence of the independent registered public accounting firm and the qualifications and performance of both the independent registered public accounting firm and the internal auditors.

•	Prepares the report of the Audit Committee for inclusion in the Company’s annual Proxy Statement in accordance with applicable rules and regulations.

•	Oversees the independence, objectivity, and performance of the internal audit function, which reports directly to the Audit Committee.

•	Appoints, retains, and reviews the performance of the independent registered public accounting firm.

•	Periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

•	Evaluates the Committee’s performance annually.

Corporate Governance Committee

•	Monitors compliance with the Company’s Global Code of Conduct and all applicable laws and regulations, other than those items under the oversight of the Audit Committee.

•	Notifies the Audit Committee of any matters regarding internal accounting controls, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts.

•	Annually reviews the Company’s Corporate Governance Principles and recommends changes to these Principles.

•

Reviews Related Person Transactions and approves, ratifies, revises, or rejects such transactions in accordance with the Related Person Transaction Policy and reviews, on at least an annual basis, and recommends changes to the Related Person Transaction Policy.

•

Identifies qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.

•

Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, reviews the independence of current directors and nominees, and develops and recommends to the Board criteria to assess the independence of directors and director nominees.

•

Reviews and recommends to the Board whether to accept or reject any resignation tendered by a Board member who received a greater number of votes “against” such Board member than “for” such Board member in an uncontested election of directors.

•	Recommends to the Board candidates for assignment to or removal from Board committees and considers rotating members or chairs of various Board committees.

•	Provides orientation for new directors and continuing education for all directors.

•	Assesses the reporting channels through which the Board receives information and the adequacy and timeliness of information received before meetings and on a periodic basis.

•	Makes recommendations to the Board concerning changes in non-employee director compensation.

•	Periodically reviews all committee charters and recommends changes for Board approval.

•	Reviews management’s responses to shareholder proposals concerning corporate governance issues.

•	Assesses the Board’s performance and the Committee’s performance on an annual basis.

Corporate Social Responsibility Committee

•

Monitors issues and practices relating to the Company’s global social accountability, Global Operating Principles, Supplier Guiding Principles, and human rights matters, and oversees publication of the Company’s Corporate Social Responsibility Report.

•	Reviews employment issues, equal employment opportunity matters, diversity initiatives, environmental matters, and workplace health and safety issues.

•	Reviews issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.

•

Reviews significant lawsuits, investigations by governmental entities, and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s performance, business activities, or reputation.

•	Monitors programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.

•	Oversees the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.

•	Oversees the H. J. Heinz Company Political Action Committee and any political and lobbying activity of the Company and its affiliates.

•	Reviews and makes recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

•	Evaluates the Committee’s performance annually.

Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.

•

May exercise all powers of the Board except as limited by resolutions of the Board, the Company’s By-Laws, or applicable law; however, it is the general intention that all substantive matters in the ordinary course of business be brought before the full Board.

THE ROLE OF THE BOARD IN RISK OVERSIGHT

In the normal course of its business, the Company is exposed to a variety of risks, including reputation, strategic, financial, economic, political, legal, regulatory, supply chain, food safety and quality, talent management, and information technology. The identification, understanding, and management of risk are critical for the successful management of the Company. Risk consideration is an integral component of our operational decision-making and annual planning processes (i.e., Strategic Plan, People and Organization Plan, and Annual Operating Plan) and is also embedded into our strong internal control environment. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve the Company’s strategic business objectives. The Board of Directors recognizes it is charged with risk oversight and since 2004 has supported the Company’s risk management function, including through the establishment of an Office of Risk Management in 2006 to assist with its risk oversight duties. The Office of Risk Management further built upon and exists in conjunction with the strong internal control environment and culture established by the Corporate Audit and Ethics and Compliance Departments. The Office of Risk Management includes Enterprise Reputation and Risk Management (ER2M), Food Safety and Quality, and Operational Risk Management functions. The ER2M function facilitates the common and regular, global, cross-functional approach to identify, prioritize, measure, and manage key business risks. It provides consistent risk considerations and mitigation solutions globally across our functional areas and business units.

Company management is responsible for the day-to-day risk and mitigation efforts. The ER2M process engages our key business leaders and functional heads via surveys, interviews, and regular risk reporting to develop and maintain global risk information. The Office of Risk Management monitors, evaluates, and recommends policies and processes to handle key aspects of risk and to assess the adequacy of risk remediation plans. The Office of Risk Management reporting structure requires ongoing risk input from key business functions, including the Quality Assurance, Health and Safety, Environmental and Sustainability, and Ethics and Compliance areas.

Under the Company’s risk management framework, the Company coordinates its risk management efforts with our Global Risk Governance owners, including World Headquarters global functional leaders (e.g., strategy, financial control, legal, corporate governance, ethics and compliance, information technology, human resources, food safety and quality, operational risk management, supply chain, communications, and Corporate Audit) and our Business Unit management leadership. The Office of Risk Management also routinely reviews its findings, recommendations, the status of key risks and risk appetite with our Global Risk Governance owners and the Office of the Chairman, which is the most senior policy-making executive management group in the Company led by the Chairman and CEO. A representative of the Office of Risk Management also participates in the Disclosure Committee meetings.

While risk oversight is a full Board responsibility, the task of monitoring the ER2M process has been delegated to the Audit Committee of the Board of Directors. Our Chief Supply Chain Officer, who is a member of the Office of the Chairman, and the Vice President ER2M and Ethics and Compliance present a comprehensive review of the Company’s corporate risk assessment and actions to the Audit Committee twice a year and to the full Board annually. The assessment discussions focus on the key risks identified and actions taken. Oversight responsibility for each risk type is allocated among the full Board and its committees. Each committee receives updates from the Company’s accountable executives. Company management reviews key risks with each committee at least annually, and throughout the year on an as needed basis. This integrated and ongoing process facilitates the Board’s oversight of the Company’s risks.

The full Board of Directors oversees key commercial and strategy-related risks including marketing and sales, research and development, and supply chain. Also, each committee plays a significant role in carrying out the risk oversight function. In particular:

•

The Audit Committee oversees risks related to management policies and guidelines, financial reporting and internal control, information technology, business continuity, physical asset conservation, and insurance.

•	The Corporate Governance Committee oversees risks related to corporate governance, ethics, and compliance.

•	The Management Development and Compensation Committee oversees risks related to human resources and compensation.

•

The Corporate Social Responsibility Committee oversees risks related to communications, food safety and quality, nutrition, health and safety, environmental and sustainability, security, crisis and reputation management, workforce diversity, charitable activities, and legal claims.

Finally, with regard to compensation risk, Company management has surveyed the design of all of its incentive compensation policies and programs and reviewed the results with the Management Development and Compensation Committee. The Company’s compensation programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. Our programs are intended to encourage and reward prudent business judgment and appropriate risk-taking over the long term, coupled with one or more specific features to mitigate risk, including:

•	Multiple performance factors that encourage participants to focus on the overall health of their business rather than a single financial measure;

•	Caps on the maximum award payable to any individual;

•	Management processes to oversee risk associated with each of our incentive programs; and

•	Target awards for non-executives typically at or below 40% of salary.

In addition, the Management Development and Compensation Committee’s compensation consultant has conducted a review and advised the Committee that the Company’s Fiscal Year 2012 executive compensation programs have a reasonable balance between risk and reward. The Company’s executive compensation programs include the following specific features to mitigate risk:

•	Balanced performance metrics;

•	Balance between annual and long-term opportunities;

•	Balance within the long-term program design through use of multi-year vesting and multi-vehicle features; and

•	Stock ownership guidelines.

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal control over financial reporting. The Audit Committee retains the Company’s independent registered public accounting firm and oversees their independence, qualifications, and effectiveness. In addition, the Audit Committee oversees the independence, objectivity, and performance of the internal audit function, which reports directly to the Chair of the Audit Committee. Management has primary responsibility for the financial reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board relating to communications with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence from the Company, has discussed with the independent registered public accounting firm the auditors’ independence, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets separately with both the internal auditors and the independent registered public accounting firm, without management present, to discuss the results of their examinations, their audits of the Company’s financial statements and internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2012 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended April 29, 2012, for filing with the Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “audit committee financial expert” as defined in the SEC’s rules. Consistent with the Audit Committee Charter, no member of the Audit Committee serves simultaneously on the audit committees of more than two other public companies.

Dean R. O’Hare, Chair	Lynn C. Swann
John G. Drosdick	Thomas J. Usher
Candace Kendle	Michael F. Weinstein

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been the independent registered public accounting firm and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP provided various audit-related and tax services during Fiscal Year 2012. The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years (in thousands):

	Fiscal Year 2011	Fiscal Year 2012
Audit Fees	$7,409	$8,165
Audit-Related Fees	983	1,159
Tax Fees
Tax Compliance	726	620
Other Tax Services	452	842
All Other Fees	0	0
Total Fees	$9,570	$10,786

Audit fees relate to professional services rendered for the integrated audit of the consolidated financial statements of the Company and of the Company’s internal control over financial reporting, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of consents, reviews of the Company’s quarterly consolidated financial statements, and assistance with the review of documents filed with the SEC. These fees increased by approximately $756,000 primarily due to additional statutory audits and review of SEC filings requested by the Company.

Audit-related fees relate primarily to audits of employee benefit plans, agreed upon procedures, financial due diligence, and other attestation services. These fees increased by approximately $176,000 in Fiscal Year 2012 due to additional services provided related to acquisition and divestiture activities. Tax compliance services consist of fees related to the preparation of tax returns and transfer pricing services, and these fees decreased by approximately $106,000 due to fewer services requested by the Company. Other tax services consist of fees related to tax planning regarding domestic and international taxes and work on due diligence related to acquisitions. These fees increased by approximately $390,000 in Fiscal Year 2012 due to services provided related to acquisition activities.

The Audit Committee prohibits the Company or any of its affiliates from receiving services from the Company’s independent registered public accounting firm that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the independent registered public accounting firm in a category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then notify the entire Audit Committee of the additional services and estimated fees at the next Audit Committee meeting.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to the non-employee directors of the Company in Fiscal Year 2012:

Name (a)	Fees Earned Or Paid in Cash ($)(b)	Stock Awards ($)(1)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (2)(f)	All Other Compensation ($)(3)(4)(g)	Total ($)(h)
Charles E. Bunch	100,000	169,618	—	—	—	—	269,618
Leonard S. Coleman	95,000	169,618	—	—	—	—	264,618
John G. Drosdick	85,000	169,618	—	—	—	—	254,618
Edith E. Holiday	85,000	169,618	—	—	—	—	254,618
Candace Kendle	85,000	169,618	—	—	—	—	254,618
Dean R. O’Hare	100,000	169,618	—	—	—	—	269,618
Nelson Peltz	85,000	169,618	—	—	—	—	254,618
Dennis H. Reilley	85,000	169,618	—	—	—	—	254,618
Lynn C. Swann	85,000	169,618	—	—	—	—	254,618
Thomas J. Usher— Presiding Director	95,000	169,618	—	—	—	—	264,618
Michael F. Weinstein	85,000	169,618	—	—	—	—	254,618

(1)	Represents the grant date fair value of 3,250 restricted stock units granted to each director on August 29, 2011, at a value of $52.19 per unit. As of April 30, 2012, the aggregate number of stock awards granted to each director who elected to defer the receipt of the award were as follows: Mr. Coleman, 6,500; Mr. Drosdick, 18,500; Ms. Holiday, 25,000; Mr. Reilley, 18,500; Mr. Usher, 25,000; and Mr. Weinstein, 15,500.

(2)	See narrative below for description of non-employee director pension. Ms. Holiday is the only currently serving director who is eligible to receive this benefit upon retirement from the Board.

(3)	See narrative below for description of the director charitable award program. Ms. Holiday is the only currently serving director who is eligible to participate in this program. The Company made no payments related to this program to or on behalf of Ms. Holiday in FY12.

(4)	See narrative below for travel policy and use of corporate aircraft, including personal use, if any.

Non-employee directors receive the following annual compensation:

•	$85,000 in cash and 3,250 restricted stock units payable in Common Stock;

•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees; and

•	$10,000 retainer for the chairs of the Corporate Social Responsibility and Corporate Governance Committees.

Annual restricted stock unit grants are restricted for six months, during which time directors receive cash dividend equivalents at the same rate as paid on the Company’s Common Stock. Non-employee directors may defer some or all of their cash into either a Heinz common stock fund or a cash account and may defer equity compensation into a Heinz common stock fund. Amounts deferred into Heinz stock units are credited with additional stock units equal to the dollar amount of dividends paid from time to time. Sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as specified by the director, on a date elected by the director at the time of the deferral. Currently, six directors have elected to defer some or all of their compensation.

Directors are reimbursed for travel to Board of Directors’ meetings for their actual out-of-pocket travel cost, up to the cost of a first-class, commercial airline ticket. The Company may, at its discretion, provide transportation via Company-operated aircraft or third-party charter aircraft. Directors are reimbursed for reasonable expenses incurred while traveling to or from Board of Directors’ meetings or while conducting business on behalf of the Company. To the extent a director or a director’s spouse uses the Company aircraft for personal travel, the director will receive imputed income for such use at the Standard Industry Fare Level established by the Internal Revenue Service, and the aggregate incremental cost of such use, if any, will be included in the “All Other Compensation” column in the table above.

The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving at that time. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.

DIRECTOR QUALIFICATIONS

Our Corporate Governance Principles require our directors to possess the experience and skills necessary to oversee the management of the Company and to serve the long-term interests of all shareholders and the best interests of the Company. In addition, the Board seeks candidates who recognize the interests of the Company’s employees, customers, suppliers, consumers, creditors, communities in which the Company operates, and other constituencies. This requires skilled individuals with varying characteristics and experiences. The Board has established general qualification requirements for service on the Board that are applicable to all directors. In addition, the Board believes that there are other specific qualities, attributes, and experiences that should be represented on the Board, but not necessarily by each director.

General Qualifications for All Directors

Under our Corporate Governance Principles, nominees for director are selected on the basis of their business and professional experiences and qualifications, public service, and diversity of background, taking into account the skills and attributes of the continuing members of the Board. We endeavor to have a Board representing diverse experience and a proven track record of success in each director’s business, profession, and other fields, and in areas that are germane to the Company’s global activities. As part of the nomination process, the Corporate Governance Committee evaluates diversity in a broad sense, seeking individuals who demonstrate leadership skills and who represent a wide scope of shareholder interests by identifying candidates from diverse businesses, professions, and other fields and who have diverse viewpoints and ethnic and cultural backgrounds.

In addition, the Corporate Governance Committee will require for nomination as a director (whether nominated by the Corporate Governance Committee or by one or more of our shareholders) persons who:

•	possess the highest personal and professional ethics, integrity, and values;

•	are committed to representing the long-term interests of all shareholders;

•	are available to devote sufficient time to the Board and the needs of the Company;

•

have demonstrated leadership in multinational companies or government, finance or accounting, higher education, or other fields, or who are able to provide the Company with relevant expertise, industry knowledge, or marketing acumen;

•	have an inquisitive and objective perspective and mature judgment; and

•	represent all shareholders rather than special interest groups or any group of shareholders.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings as well as participation in, and contribution to, the activities of the Board.

The Corporate Governance Committee, as well as the Board, believes that its current Board members meet these criteria with diversity and depth of experience that enables them to effectively oversee management of the Company. The following description of each nominee set forth below includes biographical information, on a director-by-director basis, which highlights some of the specific experience and background of each nominee that led the Board to conclude that each director is qualified to serve on the Board. The Corporate Governance Committee and the Board took this information into account in concluding that each nominee is qualified to serve as one of the Company’s directors. In addition to the qualifications evidenced by the biographical information set forth below, the Corporate Governance Committee and the Board determined that each of the nominees possesses certain intangible attributes and skills, which also led to the conclusion that each nominee meets the criteria set forth in our Corporate Governance Principles and is qualified to serve as a director.

Specific Qualifications to be Represented on the Board as a Whole

The Board believes that a diversity of background, perspectives, and experience is beneficial to the execution of its oversight function, and it has identified certain key attributes to be represented on the Board. The Company’s business is global in scope and, as a result, the Board believes that international experience in global publicly-traded businesses and specific knowledge of certain geographical areas is important for effective and growth-driven leadership and should be represented on the Board.

The Company’s business involves sophisticated financial transactions involving many countries and different currencies, and a strong financial background is considered essential and should be represented on the Board. Marketing is a key factor to success in a consumer-driven industry and a major part of the Company’s business, so the Board seeks individuals with strong sales, advertising, marketing, and media experience. The Company must comply with numerous regulatory requirements in the United States and across the globe and interact with various governmental agencies. Therefore, the Board believes that governmental, regulatory, and political acumen should be represented on the Board. Because the Company manufactures an extensive line of food products and uses a wide variety of raw materials, the Board believes that knowledge of the Company’s business and operations and the food industry should also be represented, and also seeks members with leadership experience as a CEO of a large, publicly-traded company. Finally, the Company is committed to sustainability and health and wellness, and therefore looks for experience in risk management and corporate social responsibility in prospective Board members.

MATTERS TO BE ACTED UPON

1.  Election of Directors

(Item 1 on proxy card)

You will have the opportunity to elect our entire Board of Directors, currently consisting of 12 members, at the Annual Meeting. Each of our directors is elected annually and serves until the next Annual Meeting of Shareholders or until a successor is elected or qualified.

The Board of Directors has nominated the 12 people listed below for election as directors at the Annual Meeting. If any of the nominees becomes unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors. Information relating to each nominee, including his or her period of service as a director of the Company, principal occupation, specific experience, other biographical material, and qualifications are described below.

Each of the 12 nominees must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares cast “against” that director. An incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or the Board with respect to his or her own resignation.

WILLIAM R. JOHNSON Age 63	Director since 1993

Chairman, President and Chief Executive Officer of Heinz (2000-present); also serves as a director of Emerson Electric Company and United Parcel Service, Inc.

Since joining Heinz in 1982, Mr. Johnson has held a number of leadership positions, including President and Chief Operating Officer, Senior Vice President, General Manager—New Businesses, and Vice President—Marketing for Ketchup, Foodservice, and Sauces. During his tenure, Mr. Johnson has also managed diverse international businesses in the Asia/Pacific region, including Australia, New Zealand, China, Thailand, and South Korea. In 2006, he received the inaugural Global Visionary Award from Helen Keller International for Heinz’s micronutrient campaign, which is designed to combat iron deficiency anemia. He also received the Marco Polo Award, considered to be the highest honor bestowed by the Chinese government on foreign business leaders, for Heinz’s support of the development of the Chinese food industry. Mr. Johnson is a director of Grocery Manufacturers of America.

In addition to his leadership skills as Chief Executive Officer, Mr. Johnson brings to the Board a unique and well-developed understanding of our industry and the opportunities within the industry to drive shareholder value. With over 30 years of experience, Mr. Johnson has a deep understanding of all aspects of Heinz’s global business. He contributes to the Board his strategic vision for growth, business strategy and strategic planning skills, global business skills, marketing acumen, and a consumer focus. In addition, Mr. Johnson’s experience on other publicly-traded company boards and exposure to different industries provide the Board with insights regarding governance, finance, compensation, and other key matters.

CHARLES E. BUNCH Age 63	Director since 2003

Chairman and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2005-present); President and Chief Executive Officer of PPG Industries, Inc. (2005); President and Chief Operating Officer of PPG Industries, Inc. (2002-2005); also serves as a director of The PNC Financial Services Group, Inc.

Mr. Bunch has a 30-year history with PPG Industries, Inc., holding positions in finance and planning, marketing, and general management in the United States and Europe, including Executive Vice President-Coatings Sector, Senior Vice President of Planning, Corporate Services, and M&A, General Manager-Architectural Coatings, Vice President of Architectural Coatings, and Vice President of Strategic Planning and Corporate Services. During his tenure, PPG Industries, Inc. has become a leading coatings and specialty products company. He is a former Chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the National Paint and Coatings Association.

Mr. Bunch has experience as the Chairman and Chief Executive Officer of a public multinational company. Due to his service as a director in a highly-regulated industry and his management and finance experience, particularly his experience as former Chairman of the Federal Reserve Bank of Cleveland, he has an understanding of financial and other complex subjects. He has international business experience with global issues facing a large multinational, publicly-held company. In addition, Mr. Bunch has a strong background in management development and compensation.

LEONARD S. COLEMAN, JR. Age 63	Director since 1998

Director of Omnicom Group Inc., Avis Budget Group, Inc., Electronic Arts Inc., and Churchill Downs Incorporated

Mr. Coleman served as the President of the National League of Professional Baseball Clubs from 1994 to 1999. He signed on as Executive Director of Market Development of Major League Baseball in 1992. Before his time with Major League Baseball, Mr. Coleman was a municipal finance banker, and served as commissioner of both the New Jersey Department of Community Affairs and the Department of Energy, and he was Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He previously served as the Vice Chairman of the State of New Jersey Executive Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission, and New Jersey Public Television Commission. He also served as President of the Greater Newark Urban Coalition. In addition, Mr. Coleman spent four years in mission service providing management consultant services in healthcare, education, and community development in Africa.

Mr. Coleman has extensive public and private sector and business experience, including in the energy sector. He previously served as a director of Aramark Corporation, which was a public company until 2007. His commitment to community service and development correlates well with his duties as Chairman of the Corporate Social Responsibility Committee of the Board. That Committee oversees the H. J. Heinz Company Foundation and other charitable efforts, including Heinz’s Micronutrient Campaign designed to combat the widespread global health threat of iron deficiency anemia and vitamin and mineral malnutrition among infants and children in the developing world. Mr. Coleman’s hands-on approach to health care, education, and community development issues provides the Board with insight regarding important global health and wellness issues.

JOHN G. DROSDICK Age 69	Director since 2005

Former Chairman, President, and Chief Executive Officer of Sunoco, Inc. (petroleum and petrochemical products) (2000-2008); former Chairman of Sunoco Partners, LLC (2001-2008), a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P.; also serves as a director of United States Steel Corporation and PNC Funds

Prior to 2000, Mr. Drosdick held leadership positions with several large public companies. Mr. Drosdick began his career with Exxon Corporation in 1968, and later served as President of Tosco Corporation, President of Ultramar Corporation, and President and Chief Operating Officer of Sunoco, Inc. He also previously served as a director of Lincoln National Corporation from 2000 to 2005, Hercules Incorporated from 1998 to 2002, Ultramar Corporation from 1990 to 1996, and Tosco Corporation from 1986 to 1990. Mr. Drosdick is a Trustee and Vice Chairman of the Philadelphia Museum of Art and the Kimmel Center for the Performing Arts, and he served as Chairman of the University of Villanova Board of Trustees from 2001 to 2008.

Through his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick brings to the Board broad leadership experience managing complex issues facing large public companies. He also has extensive business knowledge, including insights into energy supply and retail operations drawn from his Sunoco experience, as well as a diverse set of governance perspectives due to his service on public company boards.

EDITH E. HOLIDAY Age 60	Director since 1994

Attorney; served as Operating Trustee for TWE Holdings I and II Trusts (2002-2007) and as President, Secretary and Treasurer of Comcast TW Holdings, Inc. (manages and disposes of property for the benefit of Comcast Corporation) (2006-2007); also serves as a director of Hess Corporation, RTI International Metals, Inc., Canadian National Railway Company, and White Mountains Insurance Group, Ltd., and as a director or trustee of various investment companies in the Franklin Templeton group of mutual funds

Ms. Holiday was Assistant to President George H.W. Bush and Secretary of the Cabinet from 1990 to 1993, during which period she served as the primary White House liaison between President Bush’s Cabinet and all federal agencies. Prior to 1990, she was appointed by President Bush and confirmed by the United States Senate as General Counsel of the United States Department of the Treasury. During the Reagan administration, Ms. Holiday was appointed by President Ronald Reagan and confirmed by the United States Senate as Counselor to the Secretary and Assistant Secretary to the President for Public Affairs and Public Liaison, and she also served as Chief Spokesman for the Treasury Department. She also served as Executive Director of the President’s Commission on Executive, Legislative, and Judicial Salaries.

Ms. Holiday has legal, governmental, political, and public policy experience, including with the passage and implementation of legislation, as well as compliance with resultant regulations which could impact the food industry in particular and large public companies in general. In addition, Ms. Holiday has experience in corporate governance through her service as a director of other public companies.

CANDACE KENDLE Age 65	Director since 1998

Retired Chairman of Kendle International Inc. (contract research organization) (1981-May 2011); Retired Chief Executive Officer of Kendle International Inc. (1981-May 2011); also serves as a director of United Parcel Service, Inc.

Dr. Kendle is a recognized leader in the clinical research organization (CRO) industry. She is a founding member and past Chairman of the Association of Clinical Research Organizations, which fosters continued advancement of medical product development and introduction. Kendle International Inc. was named “Top CRO to Work With” in the Thomson Center Watch 2007 Survey of U.S. Investigative Sites and “Best Contract Research Organization” two times by an independent panel for Scrip World Pharmaceutical News. Dr. Kendle is a board member of the Committee of 200, an organization of preeminent women entrepreneurs and corporate leaders and currently serves as a Mentor for the Fortune-U.S. State Department Global Women Leaders Mentoring Partnership. She has received numerous civic, financial, and pharmaceutical industry leadership awards. During Dr. Kendle’s tenure, Kendle International Inc. completed 15 strategic acquisitions valued at more than $350 million in response to changing customer and market needs.

Dr. Kendle has leadership skills from her experience as the Chairman and Chief Executive Officer of a public corporation, as well as insight and experience in executing strategic acquisitions, expansions into new markets, and product development. In addition, Dr. Kendle’s civic dedication, entrepreneurial skills, and diverse perspective make her well suited to serve on our Board.

DEAN R. O’HARE Age 70	Director since 2000

Retired Chairman and CEO of The Chubb Corporation (1986-2002), also serves as a director of AGL Resources, Inc. and Fluor Corporation

Mr. O’Hare originally joined The Chubb Corporation in 1963 as an underwriting trainee and later went on to hold several managerial and leadership positions with the company, including Chairman and Chief Executive Officer and Chief Financial Officer. Mr. O’Hare is Chairman Emeritus of the United States Council for International Business and previously served as a member of the President’s Foreign Trade Advisory Committee. He is a former Chairman and Director of the U.S.-India Business Council. Mr. O’Hare is Chairman of the board of directors of Seapass Solutions Inc. (web-based hub that allows insurance carriers, agents, brokers, banks, and wholesalers to transmit and receive data). He is Co-Chairman of the Hospital for Special Surgery in New York and a member of the Board of Trustees of the University College of Dublin.

As the former chief executive officer and chief financial officer of a Fortune 500 company with over thirty years of experience, Mr. O’Hare has large public company leadership skills and international business, corporate governance, and risk management experience. Mr. O’Hare also provides the Board with strong financial and accounting skills. As our audit committee financial expert, Mr. O’Hare chairs our Audit Committee. He also serves on the audit committee of AGL Resources, Inc., which is also a public company.

NELSON PELTZ Age 70	Director since 2006

Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (management company for various investment funds and accounts) (2005-present); Non-executive Chairman of The Wendy’s Company (formerly Wendy’s/Arby’s Group, Inc.) (restaurants) (2007-present); Chairman and Chief Executive Officer of Triarc Companies, Inc. (1993-2007); also serves as a director of Legg Mason, Inc.

Mr. Peltz has a long history of improving operational performance and increasing the value of successful businesses, most recently through Trian Fund Management, L.P. Mr. Peltz served as Chairman and Chief Executive Officer of Triangle Industries, Inc. from 1983 to 1988, and he previously served as a director of Trian Acquisition I Corp., Deerfield Capital Corp., and Encore Capital Group, Inc.

Mr. Peltz has extensive experience in investing in and building companies, and he provides the Board with an investor’s perspective. In addition, Mr. Peltz has served as the Chairman and Chief Executive Officer of public companies for more than 20 years. Mr. Peltz has ownership and operating experience in the food and beverage industries, a commitment to strategic growth, dedication to improving shareholder value, and a consumer mindset.

DENNIS H. REILLEY Age 59	Director since 2005

Former non-executive Chairman of Covidien Ltd. (healthcare products) (2007-2008); Chairman, President and Chief Executive Officer of Praxair (industrial gases) (2000-2007); also serves as a director of Covidien Ltd., Marathon Oil Company, and The Dow Chemical Company

Prior to joining Praxair in 2000, Mr. Reilley held several leadership positions with E.I. DuPont de Nemours & Co. and its subsidiary, Conoco, Inc., including Executive Vice President and Chief Operating Officer, Executive Vice President, Vice President, and Vice President and General Manager. During his tenure, he was specifically responsible for the titanium dioxide business, the specialty chemicals business, and the Lycra business. Mr. Reilley currently serves on the corporate governance and/or compensation committees of three other publicly-traded company boards.

Mr. Reilley’s service as Chairman, President, and Chief Executive Officer of Praxair, a large public company, and additional executive experience running global oil, petrochemical, and chemical businesses, provides the Board with leadership skills and a broad international perspective. He possesses a strong background in strategy, finance, corporate governance, regulatory and governmental affairs, and human resources.

LYNN C. SWANN Age 60	Director since 2003

President of Swann, Inc. (marketing and consulting) (1976-present); Founder and Managing Director of LS Group (financial advisory and brokerage services) (2011-present); Chairman of President’s Council on Physical Fitness and Sports (2002-2005); football and sports broadcaster, ABC Sports (1976-2006); also serves as a director of Caesars Entertainment Corporation

Mr. Swann has been a world recognized sports and media broadcaster for over 20 years and is also licensed to solicit, purchase, and/or sell securities products. Mr. Swann has been the National Spokesman for Big Brothers Big Sisters of America for 30 years and he serves on its National Board of Directors. He also serves as a director of Hershey Entertainment and Resort Company and Empower Software Solutions.

Mr. Swann has media and public relations experience, consumer awareness skills, diverse business and political background, and management-level decision-making experience. His devotion to the community, including his involvement in Big Brothers Big Sisters, helps drive Heinz’s commitment to health and wellness and enhances his contributions as a member of the Corporate Social Responsibility Committee.

THOMAS J. USHER Age 69	Director since 2000

Non-executive Chairman of Marathon Petroleum Corporation (oil and natural gas) (2011-present); Non-executive Chairman of Marathon Oil Company (oil and natural gas) (2002-2011); Retired Chairman of United States Steel Corporation (2004 until retirement in 2006); also serves as a director of The PNC Financial Services Group, Inc. and PPG Industries, Inc.

During Mr. Usher’s tenures with United States Steel Corporation and USX Corporation, he held several leadership positions, including Chairman and Chief Executive Officer and Director of Corporate Strategic Planning. He also held a succession of senior management positions at U.S. Steel Mining Company, Inc. and was appointed President of the Steel Division in 1990. He joined the Corporate Policy Committee and was elected President of the U.S. Steel Group, Inc. and the USX Corporation board of directors in 1991. He is a former chairman and director of the U.S.-Korea Business Council and a former member of the Business Council, an association of the Chief Executive Officers of some of the world’s most prestigious business enterprises. Additionally, he is a former member of the board of trustees of the University of Pittsburgh and a former member of the board of directors of UPMC.

Mr. Usher has numerous leadership, governance, and corporate finance experiences and skills drawn from, among other experiences, his service as Chairman, Chief Executive Officer, and President of United States Steel Corporation. In addition, as a director in highly regulated service and manufacturing industries, he has an understanding of the complex issues relevant to overseeing a global public company, including those relating to manufacturing, strategy, regulation, compensation, and management development. Mr. Usher’s service as presiding director of another large public company contributes significantly to the Board’s deliberations and leadership structure.

MICHAEL F. WEINSTEIN Age 63	Director since 2006

Chairman and co-founder of INOV8 Beverage Company LLC (marketer and developer of beverage products and concepts) (2005-present); also serves as a director of Dr Pepper Snapple Group, Inc.

Mr. Weinstein previously served as President and as a consultant of Liquid Logic Consulting, a private beverage consulting company he founded in 1994. He also served as President of Global Innovation and Business Development for Cadbury Schweppes plc. Mr. Weinstein began his career at Pepsi-Cola, where he held various sales and marketing positions. He later held executive positions at several soft drink and beverage companies, including A&W Brands and Snapple Beverage Group, where he was responsible for multiple beverage brands. He served as Chief Executive Officer of Snapple Beverage Group and of several of its subsidiaries, including Snapple Beverage Corp., Royal Crown Company, Inc., and Mistic Brands, Inc.

Mr. Weinstein has a strong background in sales, marketing, advertising, new product development, and international experience in the beverage industry. He also has a consumer-focused perspective on issues facing large companies in the consumer goods industry.

The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

2.  Ratification of the Selection of Independent Registered Public Accounting Firm

(Item 2 on proxy card)

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013. PricewaterhouseCoopers, or one of its predecessor firms, have been retained as the Company’s independent registered public accounting firm continuously since 1979.

The Audit Committee is responsible for approving the audit fee of the independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chair will continue to be directly involved in the selection of the new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

The Audit Committee has recommended that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013.

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for Fiscal Year 2013.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and be available to make a statement or respond to questions.

3.  Approval of the H. J. Heinz Company Fiscal Year 2013 Stock Incentive Plan

(Item 3 on proxy card)

We are asking shareholders to approve the H. J. Heinz Company Fiscal Year FY2013 Stock Incentive Plan (the “FY2013 Stock Incentive Plan”). The H. J. Heinz Company Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan (the “FY03 Stock Incentive Plan”), which is discussed under Item 4 below, has provided equity awards for the past 10 years. While we expect that the FY03 Stock Incentive Plan will have adequate shares for our Fiscal Year 2013 awards, it is not expected to have sufficient shares available for issuance in Fiscal Year 2014 based on our current expectations for annual awards. As of May 31, 2012, there were 4,298,712 shares available for issuance under the FY03 Stock Incentive Plan.

The proposed FY2013 Stock Incentive Plan provides for awards consisting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance-based cash awards, or any combination of these types of awards. The Board of Directors has concluded that the adoption of the proposed FY2013 Stock Incentive Plan is in the best interests of the Company and its shareholders because it will enable the Company to attract and retain highly qualified individuals who, by virtue of their abilities and qualifications, make important contributions to the Company that promote the Company’s long-term success.

A summary of the principal terms of the FY2013 Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the terms of the FY2013 Stock Incentive Plan, as proposed to be adopted, which is attached to this Proxy Statement as Appendix A. In the event of any inconsistencies between this description and the plan document, the terms of the plan document will control.

The Board of Directors has unanimously approved the adoption of the FY2013 Stock Incentive Plan and recommends a vote “FOR” this proposal.

General Description

The terms of the FY2013 Stock Incentive Plan are substantially similar to those of the FY03 Stock Incentive Plan, which was approved by approximately 87% of the shareholders who voted at the Annual Meeting held on September 12, 2002. The Board of Directors adopted the FY2013 Stock Incentive Plan on June 13, 2012, subject to the approval of shareholders at the Annual Meeting. If adopted, the Company will reserve 10 million shares of Common Stock for issuance under the FY2013 Stock Incentive Plan. This amount represents approximately 3.12% of the Company’s Common Stock issued and outstanding as of May 31, 2012. The maximum number of shares of Common Stock that may be delivered to participants under the FY2013 Stock Incentive Plan shall be 10 million shares. Upon forfeiture or cancellation of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares prior to vesting, the shares of Common Stock subject thereto shall again be available for awards under the FY2013 Stock Incentive Plan. Shares surrendered in a net exercise (i.e., an option exercise in which shares are surrendered back to the Company to cover costs) and shares withheld for payment of withholding taxes associated with other stock awards shall not be recycled.

In any given 12-month period, an individual participant under the FY2013 Stock Incentive Plan may not receive more than: (i) 2 million shares underlying options and stock appreciation rights and (ii) 2 million shares underlying any other stock-based awards. In any one fiscal year, an individual participant may receive a maximum of $10 million for cash awards intended to be performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to certain limitations. Furthermore, no more than 50% of the aggregate share reserve may be issued under awards other than options and stock appreciation rights.

Purpose. The purpose of the FY2013 Stock Incentive Plan is to provide the Company’s employees, directors, and other participants (collectively, the “participants”) selected by the Management Development and Compensation Committee of the Board of Directors (the “MDCC”) with an incentive, through ownership of shares of Common Stock, to continue in the Company’s service and to help the Company to compete effectively with other enterprises for the services of qualified individuals. The awards granted under the FY2013 Stock Incentive Plan are intended to increase participants’ value to the Company by further aligning the interests of the participants with the interests of the Company’s shareholders and to motivate the participants to achieve long-range goals.

Administration. The FY2013 Stock Incentive Plan will be administered by the MDCC, which the plan provides must be comprised solely of three or more directors who are “independent” as defined by the NYSE, and are “outside directors” as defined under Code Section 162(m) and its applicable regulations. Except to the extent prohibited by applicable law or the rules of the applicable stock exchange, the MDCC may allocate or delegate all or any portion of its responsibilities and powers to any one or more of its members, the Chief Executive Officer, a committee of Company officers, or another Company officer subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), except with respect to awards to persons subject to Section 16 of the Exchange Act.

The FY2013 Stock Incentive Plan authorizes the MDCC to select those participants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of Common Stock or other consideration to be covered by each award, to determine the terms and conditions of awards, to amend the terms of outstanding awards, and to take any other action consistent with the terms of the FY2013 Stock Incentive Plan as the MDCC deems appropriate.

Eligibility. Awards may be granted to employees of the Company and its subsidiaries, non-employee directors, and other participants selected by the MDCC. Approximately 430 employees are likely to participate in the FY2013 Stock Incentive Plan each year, given that approximately 750 employees and former employees currently hold stock option and restricted stock unit awards under the Company’s stock option plans and the FY03 Stock Incentive Plan. There are currently 11 non-employee directors and approximately 430 employees expected to continue to participate in the FY03 Stock Incentive Plan each year. Although the FY2013 Stock Incentive Plan provides for awards to non-employee and non-director participants selected by the MDCC, based on historical experience, it is anticipated that a limited number of such awards would be granted.

Section 162(m). The maximum number of shares with respect to which options or stock appreciation rights may be granted to an individual participant in any 12-month period shall be 2 million shares. To the extent required by Code Section 162(m) or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award continues to count against the maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant.

Term. The FY2013 Stock Incentive Plan shall have a term of 10 years. However, the expiration of the plan will not cancel any awards previously granted under the plan. Instead, any such awards will remain in effect in accordance with their terms and the terms of the plan.

Terms and Conditions of Awards. The MDCC may grant awards subject to vesting schedules or restrictions and contingencies in the Company’s favor. However, the awards may be accelerated such that they are fully vested, exercisable, and released from any restrictions or contingencies under the following circumstances: (i) options and stock appreciation rights will become fully exercisable upon the participant’s death or disability, or, with certain exceptions, the occurrence of a change in control (as defined in the FY2013 Stock Incentive Plan), or under other circumstances as determined by the MDCC in its discretion; (ii) restricted stock or restricted stock units that vest upon (A) completion of a specific period of service or (B) achievement of performance goals, will, in each case be fully vested and released from restrictions and contingencies, to the extent permitted by the MDCC, upon the participant’s death, disability, or involuntary termination without cause, or, with certain exceptions, the occurrence of a change in control; and (iii) a pro-rata portion of performance shares and cash-based performance awards will become payable, to the extent earned, upon the occurrence of a change in control. In general, the FY2013 Stock Incentive Plan defines “change in control” as any of the following events: an acquisition, other than directly from the Company, by a person (as defined for purposes of Section 13(d) or 14(d) of the Exchange Act) that results in such person having ownership of shares of the Company’s stock having 20% or more of the combined voting power of the Company’s voting securities; a change in the composition of the Company’s Board of Directors such that the members of the Board as of the effective date of the FY2013 Stock Incentive Plan (the “Incumbent Board”) cease to constitute at least two-thirds of the Board of Directors except for any new directors who were approved by a vote of at least two-thirds of the Incumbent Board; a merger, consolidation or reorganization involving the Company or a subsidiary of the Company unless the voting securities of the Company prior to such transaction continue to constitute at least 60% of the combined voting power of the outstanding voting power of the surviving corporation’s voting securities, the members of the Incumbent Board constitute more than one-half of the members of the board of directors of the surviving corporation, and no person (other than the Company and certain other entities) has beneficial ownership of 15% of more of the combined voting power of the surviving corporation’s voting securities; a complete liquidation or dissolution of the Company; or the completion of the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of the Company.

The MDCC may provide that stock-based awards earn dividends or dividend equivalents, which may be paid in cash, shares, or credited to an account designated in the name of the participant. Participants may be required or permitted to defer the issuance of shares or cash settlements under awards, and may be entitled to interest for the deferral period.

Each option granted under the FY2013 Stock Incentive Plan shall be designated as either an incentive stock option or a non-statutory stock option. No option or stock appreciation right may be granted with a term in excess of 10 years from the date of grant.

Performance shares or cash awards will be conditioned on the achievement of performance goals based on one or more performance measures determined by the MDCC over a performance period as prescribed by the MDCC of not less than one year. Performance goals may be established on a corporate-wide basis or with respect to one or more Business Units, divisions or subsidiaries, and may be in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. “Performance measures” means criteria established by the MDCC relating to any of the following: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; ability to execute against customer service goals; innovation as measured by a percentage of sales from new products; days in inventory; profit margin; market share; diversity; revenue growth; return on sales; strategic positioning; cash conversion cycle; and employee productivity and satisfaction metrics. Performance measures may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and/or International Financial Reporting Standards to the extent applicable in the United States.

Exercise Price. The FY2013 Stock Incentive Plan authorizes the MDCC to grant options and stock appreciation rights at an exercise price of not less than 100% of the fair market value of the shares on the date of grant. The exercise price is generally payable in cash, check, surrender of pre-owned shares of Common Stock, cashless exercise and sale, or by such other means determined by the MDCC.

Option Repricing Prohibited. The exercise price for any outstanding option or stock appreciation right may not be decreased after the date of grant, nor may any outstanding option or stock appreciation right be surrendered as consideration for the grant of a new option or stock appreciation right with a lower exercise price. Additionally, no outstanding underwater options or stock appreciation rights may be cancelled in exchange for cash, other awards, or securities. The MDCC also may not take any other action that has the effect of buying out, repricing, replacing or regranting through cancellation underwater options or stock appreciation rights, including, but not limited to, any action that would be treated as a “repricing” under applicable rules or listing requirements adopted by the NYSE.

Termination of Employment. An option or stock appreciation right may not be exercised after the expiration date of such award, except in limited circumstances involving non-statutory options and stock appreciation rights exercised after the death or disability of a participant. For five years from the date of retirement, options and stock appreciation rights will continue to vest and be exercisable under the provisions of the grant. An option or stock appreciation right will vest immediately upon the date of the participant’s death or determination that a participant is disabled, and in such case the option or stock appreciation right will be fully exercisable for a period of one year from the date of death or determination that a participant is disabled. If a participant’s employment with the Company is involuntarily terminated for cause, any outstanding options held by such participant will be canceled. If a participant’s employment is involuntarily terminated by the Company without cause (as defined in the FY2013 Stock Incentive Plan), options will continue to vest and will be exercisable for ninety days from the date of termination unless the MDCC determines otherwise. The vesting of options may be accelerated, subject to certain exceptions, upon the occurrence of a change in control. In all other events of termination of employment, unvested awards are canceled on the date of termination of employment. The vesting of restricted stock or restricted stock units may be accelerated to the extent permitted by the MDCC in the event of the participant’s death, disability, or involuntary termination without cause, or, subject to certain exceptions, upon the occurrence of a change in control. In each case, the MDCC retains discretion to establish alternative vesting and exercisability rules.

Transferability of Awards. An option or stock appreciation right shall be exercisable during the participant’s lifetime only by the participant, his or her guardian or legal representative, or by such other means as the MDCC may approve that are not inconsistent with or contrary to applicable securities laws. Generally, awards may not be transferred other than by will or the laws of descent and distribution. The MDCC may, however, amend outstanding awards to provide for transfer, without payment of consideration, to immediate family members of the participant or to trusts or partnerships for such family members. Furthermore, a participant may designate a beneficiary for the award in the event of his or her death.

Adjustments Upon Changes in Capitalization. The number and types of shares covered by outstanding awards, the number of shares authorized for issuance under the FY2013 Stock Incentive Plan, the exercise price of each outstanding award, and the maximum number and types of shares that may be granted to any participant in a fiscal year may be appropriately adjusted by the MDCC in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, reorganization, spin-off or other distribution (other than ordinary cash dividends) of the Company’s assets to shareholders, or any other change affecting shares or the value of shares or Awards under the plan.

Amendment or Termination of the Plan. The Board of Directors may amend or terminate the FY2013 Stock Incentive Plan at any time, subject to shareholder approval in certain circumstances described in the FY2013 Stock Incentive Plan. No amendment or termination of the FY2013 Stock Incentive Plan may adversely affect outstanding awards unless consented to by each participant in writing. However, the Board of Directors may amend the FY2013 Stock Incentive Plan without shareholder approval or the consent of participants in order to facilitate qualification of incentive stock options, ensure compliance with Code Section 409A, or preserve the deduction under Code Section 162(m).

Awards issued under the FY2013 Stock Incentive Plan to covered employees (as defined in Code Section 162(m)) are intended to preserve the deduction under Code Section 162(m). However, the MDCC reserves the right to issue awards which are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m), no assurance can be given, notwithstanding the MDCC’s efforts, that an award intended to satisfy the requirements for deductibility does, in fact, do so.

Material Differences Between the FY2013 Stock Incentive Plan and the FY03 Stock Incentive Plan

Following is a description of the material differences between the FY2013 Stock Incentive Plan and the FY03 Stock Incentive Plan:

•	Term. The term of the FY2013 Stock Incentive Plan is limited to ten years; the term of the FY03 Stock Incentive Plan is unlimited.

•

Performance Measures. The performance measures under the FY2013 Stock Incentive Plan have been expanded to include the following measures, in addition to the performance measures included in the FY03 Stock Incentive Plan: days in inventory; profit margin; market share; diversity; revenue growth; return on sales; strategic positioning; cash conversion cycle; and employee productivity and satisfaction metrics. (The complete list of performance measures under the FY2013 Stock Incentive Plan is included in the “General Description – Terms and Conditions of Awards” section of this proposal.)

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Limitation on Grants to Individual Participants. Under the FY2013 Stock Incentive Plan, in any given 12-month period, an individual participant may not receive more than: (i) 2 million shares underlying options and stock appreciation rights and (ii) 2 million shares underlying any other stock-based awards. In any one fiscal year, an individual participant may receive a maximum of $10 million for cash awards intended to be performance-based awards under Section 162(m) of the Code, subject to certain limitations.

Under the FY03 Stock Incentive Plan, in any given 36-month period, an individual participant may not receive more than: (a) 3 million shares underlying options and stock appreciation rights, (b) 1 million shares underlying any other stock-based awards and (c) $10 million for cash awards intended to be performance-based awards under Section 162(m) of the Code, subject to certain limitations.

•

Definition of Change in Control. The FY2013 Stock Incentive Plan eliminates the Board’s discretion to determine that a change in control has occurred under circumstances that are not specifically enumerated in the definition of change in control.

•

Definitions of Cause and Good Reason. The FY2013 Stock Incentive Plan expands the circumstances under which an employee may be terminated for “Cause” and clarifies the circumstances under which an employee may voluntarily terminate his or her employment for “Good Reason” by adding materiality qualifiers.

•

Definition of “Retirement.” The FY03 Stock Incentive Plan defined “Retirement” as cessation of services for the Company or any subsidiary under any formal retirement plan of the Company or a subsidiary, which typically resulted in retirement at age of 55 and completion of 5 years of service. The FY2013 Stock Incentive Plan defines “Retirement” as cessation of services for the Company or a subsidiary (i) after reaching age 55 and completion of five (5) years of continuous service with respect to those participants who are age 45 or older as of September 1, 2012; or (ii) after reaching age 60 and completion of five (5) years of continuous service with respect to participants who are younger than age 45 as of September 1, 2012 and all employee participants who commence employment or are promoted into a position eligible for an annual award on or after September 1, 2012.

•

Share Recycling. The FY03 Stock Incentive Plan permits recycling of shares surrendered in a net exercise (i.e., an option exercise in which shares are surrendered back to the Company to cover costs) and shares withheld for payment of withholding taxes associated with other stock awards, and these shares can then be “recycled” and used for future awards under the plan. The FY2013 Stock Incentive Plan prohibits recycling of such shares.

•

Awards Subject to Clawback. All awards under the FY2013 Stock Incentive Plan will be subject to a clawback policy, as in effect from time to time. The Company’s intent to adopt a clawback policy is discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The forms of option and RSU award agreements that the Company uses in the U.S. and most international jurisdictions include 18-month non-competition and non-solicitation provisions and provide for the forfeiture of unexercised options, the pre-tax income resulting from certain option exercises, and unvested RSUs in the event of a recipient’s breach of those provisions.

Except as discussed above, the material terms of the FY2013 Stock Incentive Plan are substantially the same as the terms of the FY03 Stock Incentive Plan.

Certain Federal Tax Consequences

The grant to a participant of a stock option or stock appreciation right under the FY2013 Stock Incentive Plan normally will not result in any federal income tax consequences to the participant or to the Company at the time of the grant.

Upon exercise of a non-statutory stock option, the participant recognizes ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. Upon a subsequent disposition of the shares, the participant will receive capital gain or loss treatment.

In the case of an incentive option, the participant recognizes no federal taxable income upon exercising the option (subject to the alternative minimum tax rules discussed below), provided that if the option is not exercised during employment or within three months (one year in the case of death or disability) after termination of employment, the tax treatment described above for non-statutory options will apply. In the event of a disposition of stock acquired upon exercise of an incentive option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the incentive option was granted, or within one year after exercise, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Failure to satisfy either of the above holding periods results in ordinary compensation income in the year of disposition (a “disqualifying disposition”) equal to the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain to the participant in excess of the amount taxed as ordinary income will be treated as capital gain. The difference between the fair market value of the shares at exercise and the exercise price is classified as an item of adjustment in the year of exercise of an incentive option for purposes of the participant’s alternative minimum tax. This treatment will not apply if there is a disqualifying disposition in the same calendar year in which the incentive stock options are exercised.

Upon exercise of stock appreciation rights, the participant will normally recognize ordinary compensation income for federal income tax purposes equal to the amount of cash and the fair market value of stock, if any, received upon such exercise. The participant will recognize capital gain or loss upon the disposition of any stock received on exercise of a stock appreciation right equal to the excess of the amount realized on such disposition over the ordinary income recognized upon exercise.

The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. Upon a subsequent disposition of the shares, the participant will receive capital gain or loss treatment. Recipients of restricted stock may within 30 days after issuance make a “Section 83(b) election” to recognize as ordinary compensation income in the year that restricted stock is received the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock, in which case the recipient recognizes no further compensation income upon the lapse of restrictions, and any subsequent disposition will give rise to capital gain or loss based on the difference between the compensation income recognized under the election and the sale proceeds.

Recipients of restricted stock units will recognize no income at the time of grant of such units, will recognize ordinary compensation income upon receipt of unrestricted shares, and will receive capital gain or loss treatment on subsequent disposition of any shares received.

Recipients of stock-based awards who earn dividends or dividend equivalents will recognize ordinary compensation income on any dividend payments received during the period before compensation income is recognized with respect to the award. Compensation income recognized by a participant in the various situations discussed above may be subject to withholding for federal income and employment tax purposes.

The Company will be entitled to an income tax deduction in the same amount and at the same time as ordinary compensation income is recognized by an award recipient in the various situations described above, subject to the requirement of reasonableness, certain limitations imposed by Code Section 162(m), and the satisfaction of withholding obligations. The Company will not receive a deduction at the time of exercise by the recipient of an incentive option.

Capital gain or loss is treated as long-term or short-term depending on whether the shares are held for more than one year following exercise (one year following lapse of the restrictions in the case of restricted stock). Capital gain income is not subject to tax withholding, and the Company is not entitled to receive a tax deduction with respect to such income.

The foregoing is only a summary of the federal income tax consequences related to awards under the Fiscal Year FY2013 Stock Incentive Plan, and is based upon federal income tax laws in effect on the date of this Proxy Statement. Reference should be made to the applicable provisions of the Code. This summary does not purport to be complete, and does not discuss the tax laws of any municipality, state, or foreign country to which the participant may be subject.

New Plan Benefits

No benefits or amounts have been granted, awarded, or received under the FY2013 Stock Incentive Plan. In addition, the MDCC will determine the number and types of awards that will be granted under the FY2013 Stock Incentive Plan in the future. It is therefore not possible to determine the benefits that will be received by individual participants if the FY2013 Stock Incentive Plan is approved by the shareholders. We expect that awards under the FY2013 Stock Incentive Plan will be granted in a manner substantially consistent with historical awards under the FY03 Stock Incentive Plan.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the votes cast, either in person or by proxy, at the Annual Meeting, provided that the vote cast on the proposal represents over 50% in interest of all securities entitled to vote.

The Board of Directors has unanimously approved the adoption of the FY2013 Stock Incentive Plan and recommends a vote “FOR” this proposal.

4.  Re-approval of Performance Measures Included in the H.J. Heinz Company Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan

(Item 4 on proxy card)

We are asking shareholders to re-approve the performance measures included in the FY03 Stock Incentive Plan. As of May 31, 2012, there were 4,298,712 shares available for issuance under the FY03 Stock Incentive Plan.

The FY03 Stock Incentive Plan is intended to comply with Section 162(m) of the Code, and the regulations promulgated thereunder, enabling the Company to deduct amounts paid under the plan, as performance-based compensation, to the Company’s Chief Executive Officer and each of its other three most highly-paid executive officers, excluding the Chief Financial Officer. Code Section 162(m) requires shareholder approval of the material terms of the performance measures applicable to awards intended to qualify as performance-based compensation under the FY03 Stock Incentive Plan. Section 162(m) also requires re-approval of those performance measures every five years because our MDCC retains discretion to use different measures under different performance-based awards. Accordingly, we are asking shareholders to re-approve the performance measures included in the FY03 Stock Incentive Plan for purposes of maximizing tax deductions to the Company under Section 162(m) for any future performance-based compensation paid under that plan. The performance measures described below are the same measures approved by shareholders in 2002 with 87% of the vote and reapproved by shareholders in 2007 with 96% of the vote.

The terms and conditions of the FY03 Stock Incentive Plan and the FY2013 Stock Incentive Plan are substantially similar. Thus, please refer to the description of the FY2013 Stock Incentive Plan included in Item 3 above, including the section entitled “Material Differences Between the FY2013 Stock Incentive Plan and the FY03 Stock Incentive Plan,” for information regarding the material terms of the FY03 Stock Incentive Plan. The full text of the FY03 Stock Incentive Plan is attached to this Proxy Statement as Appendix B.

Eligibility. Awards may be granted to employees of the Company and its subsidiaries, directors, and other participants selected by the MDCC. There are currently 11 non-employee directors. Although the FY03 Stock Incentive Plan provides for awards to non-employee and non-director participants selected by the MDCC, based on historical experience, it is anticipated that only a limited number of such awards would be granted.

Performance Measures. “Performance measures” means criteria established by the MDCC relating to any of the following: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; ability to execute against customer service goals; and innovation as measured by a percentage of sales from new products. Performance measures may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles.

Award Limits. In any given 36-month period, an individual participant under the FY03 Stock Incentive Plan may not receive more than: (i) 3 million shares underlying options and stock appreciation rights, (ii) 1 million shares underlying any other stock-based awards, and (iii) $10 million for cash awards intended to be performance-based compensation under Section 162(m), subject to certain limitations. The exercise price for a stock option or stock appreciation right may not be less than 100% of the fair market value of the shares on the date of grant. The $10 million limit for cash awards is modified proportionately for performance periods other than 36 months, but no further adjustment is made for performance periods in excess of 60 months. The aggregate number of shares that may be issued as incentive stock options to all participants under the FY03 Stock Incentive Plan is 9,989,558 shares, and no more than 50% of the aggregate share reserve may be issued under awards other than options and stock appreciation rights. To the extent required by Section 162(m) or the regulations thereunder, if any option or stock appreciation right is canceled, the canceled award continues to count against the maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant.

Plan Benefits. The MDCC will determine the number and types of awards that will be granted under the FY03 Stock Incentive Plan in the future. We expect that future awards under the FY03 Stock Incentive Plan will be granted in a manner substantially consistent with historical awards under the plan. For information regarding past grants and outstanding equity awards, see the disclosure in this Proxy Statement under Grants of Plan-Based Awards (Fiscal Year 2012) and Outstanding Equity Awards at Fiscal Year-End (Fiscal Year 2012).

The MDCC also may provide that stock-based awards earn dividends or dividend equivalents, which may be paid in cash, shares, or credited to an account designated in the name of the participant. Participants may be required or permitted to defer the issuance of shares or cash settlements under awards, and may be entitled to interest for the deferral period.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the votes cast, either in person or by proxy, at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the re-approval of the performance measures included in the FY03 Stock Incentive Plan.

5. Advisory Vote Approving the Company’s Named Executive Officer Compensation

(Item 5 on proxy card)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we conduct periodic advisory votes to approve the Company’s named executive officer compensation (“say on pay votes”). Based on the results of the shareholder advisory vote on the frequency of say on pay votes at the 2011 Annual Meeting and the Board’s recommendation, the Company will conduct say on pay votes on an annual basis.

Our executive pay programs are governed by the Board’s Management Development and Compensation Committee (the “MDCC”). When making named executive officer (“NEO”) compensation decisions, this Committee considers public compensation data from the companies in our Compensation Peer Group, advice from its independent executive compensation consultant, and other information regarding performance and competitiveness of pay.

At the 2011 Annual Meeting, approximately 95% of the votes cast were in favor of our first say on pay proposal, indicating strong support for the Company’s named executive officer compensation. As a result, the MDCC made no material changes to the structure of our executive compensation programs or pay for performance philosophy for Fiscal Year 2012.

We encourage shareholders to review the Compensation Discussion and Analysis (“CD&A”), as well as the Summary Compensation Table and other related tables and narrative discussion, included in this Proxy Statement. This disclosure provides detailed information regarding our executive compensation policies and practices. As described in the CD&A, we believe that our executive compensation programs align pay and performance and play a vital role in driving strong financial results and attracting and retaining a highly experienced, successful management team.

Our executive compensation practices are directly linked to our key business objectives and our fundamental goal of creating value for our shareholders. These practices include:

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Delivering most NEO compensation through a pay for performance framework, with performance-based compensation comprising 89% of our CEO’s target compensation and 78% of the target compensation of our other NEOs. Additionally, the target compensation for our NEOs is heavily weighted toward long-term incentive plans featuring multi-year performance periods, and long-term incentives comprise 65% of our CEO’s target compensation and 56% of the target compensation of our other NEOs.

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Measuring the Company’s financial performance, for purposes of determining performance-based compensation, with metrics similar to those that the investment community uses to project the future return from a company’s stock: sales growth, profitability (both pre- and post-tax), cash flow generation, return on invested capital (“ROIC”), and relative total shareholder return (“TSR”).

•

Requiring our NEOs and other executives to maintain meaningful equity ownership in the Company pursuant to our stock ownership guidelines, reinforcing the alignment of their interests with those of our shareholders. (The MDCC increased the Stock Ownership Guidelines in effect for Fiscal Year 2012. Our CEO is now required to own shares of Heinz Common Stock with a value of nine times current salary, and other NEOs must own such shares with a value of four and one-half times current salary.) All of our current NEOs exceed their stock ownership requirements.

Despite a continually challenging economic environment, the Company delivered strong operating results for Fiscal Year 2012. The Company’s TSR (including reinvested dividends) for the three-year period ended April 29, 2012 was approximately 75.46%, outperforming both our TSR Peer Group and the Standard & Poor’s 500 Index. In Fiscal Year 2012, the Company delivered EPS of $3.35 (excluding special items), which was in the high end of our target, record sales of $11.6 billion, and record net income of $1.09 billion (excluding special items). The Company also continued its consecutive quarters of growth in organic sales (volume plus price), which now stand at 28. In light of the fact that the Company’s performance did not exceed the financial targets applicable to the incentive programs by the same magnitude as in Fiscal Year 2011, the CEO’s Fiscal Year 2012 pay was below his Fiscal Year 2011 pay. CEO total pay, as indicated in the Summary Compensation Table, declined by approximately 12.5% as compared to Fiscal Year 2011 total pay. (Please refer to the CD&A and the related tables for a discussion of how our performance, as measured by these financial measures, was considered by the MDCC when making compensation decisions. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our Fiscal Year 2012 financial results and reconciliations of certain non-GAAP financial measures.)

The MDCC has carefully developed our compensation program to align executive compensation with Company performance and the creation of long-term shareholder value. The Board of Directors believes that our compensation program accomplishes these objectives and therefore recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders.”

This advisory vote will not be binding upon the Board of Directors or the MDCC, but they will carefully consider the outcome of the vote when determining future executive compensation programs.

Vote Required

The above resolution approving the Company’s named executive compensation on an advisory basis will require the affirmative vote of a majority of the shares cast, either in person or by proxy, at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the advisory approval of the Company’s named executive officer compensation as described in this Proxy Statement.

6.  Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

H. J. Heinz Company has a long-standing tradition of delivering strong performance for our shareholders, as well as serving our customers and supporting the communities in which we operate. We believe that our executive compensation programs are appropriately structured to enhance our efforts to deliver above market shareholder returns consistent with our culture and the traditions that have guided us for the past 143 years.

In this Compensation Discussion and Analysis (the “CD&A”), we address the compensation objectives, policies, and practices relating to the Fiscal Year 2012 compensation earned by our chief executive officer (the “CEO”), the chief financial officer, and the three other most highly compensated executive officers whom we refer to collectively as the named executive officers (the “NEOs”).

The executive compensation programs described below and in the accompanying tables have played a vital role in driving strong financial results and appropriately aligning pay and performance, and are designed to attract and retain a highly experienced, successful team to manage our Company. Our pay programs are directly linked to our key business objectives and designed to create value for our shareholders.

Our ingredients for sustainable shareholder value creation include a highly talented and motivated leadership team that is guided by a dedicated Board of Directors and governed by a long history of ethical, common sense principles. As highlighted below and described in greater detail throughout the CD&A, the executive compensation programs and practices at Heinz are appropriately aligned with Company performance and the long-term interests of our shareholders and link a significant portion of pay to sustained business performance over a multi-year period without encouraging excessive risk-taking.

OUR PRACTICES INCLUDE:

☑	Performance-Based Pay – A majority of executive pay is performance-driven and must be earned every year based on objective, challenging financial goals and individual contributions. Approximately 89% of CEO target pay (salary plus annual incentive plus performance-based restricted stock unit (“RSU”), stock option, and Long-Term Performance Program (“LTPP”) awards) is performance-based, of which over half is predicated on performance over a period longer than one year.
☑	Tally Sheet Review – Tally sheets (a detailed analysis of all estimated compensation and benefits that each NEO would be eligible to receive under certain circumstances) for each NEO are reviewed by the Management Development and Compensation Committee (the “MDCC”) of the Board of Directors as part of the annual compensation review.
☑	Double Trigger Change in Control – Our severance protection benefits will not become payable without the occurrence of both a change in control and a qualifying termination. Similarly, our stock options and performance-based RSUs, if replaced by a successor company, require both a change in control and a qualifying termination to accelerate vesting.
☑	Meaningful Stock Ownership Guidelines – All of our NEOs are subject to stock ownership guidelines that require a higher multiple of salary in share ownership than over half of the companies in our Compensation Peer Group.
☑	Annual Review of Share Utilization – Prior to the annual granting of equity awards to NEOs, we evaluate share utilization by reviewing overhang levels (the dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
☑	Assessing Undue Risk – The MDCC requires that its independent executive compensation consultant conduct an annual risk assessment of our incentive programs for salaried employees.
☑	Transparency and Strong Governance Practices – We disclose to shareholders the key financial goals that drive executive pay and how the Company performed against those goals as well as the compensation decisions made by the MDCC.

OUR PRACTICES EXCLUDE:

☒	Employment Agreements for our NEOs

☒	Single Trigger Severance Payments under the Company’s Severance Protection Plan

☒	Tax Gross-ups on Perquisites

☒	Backdating or Re-pricing of any Equity Awards

How We Performed in Fiscal Year 2012

Despite a challenging economic environment that featured decreased consumer spending coupled with significant inflation in commodities and transportation costs, the Company delivered record sales, operating income, and net income for Fiscal Year 2012 (excluding charges related to productivity initiatives), resulting in superior returns to Heinz shareholders. For the year, stock price appreciation plus reinvested dividends resulted in a 7.6% return. This was above the 5.8% return generated by the Standard & Poor’s 500 Index during the same period.

The table below and the following discussion compares the strength of our Fiscal Year 2012 performance with the strong performance the Company delivered in Fiscal Year 2011, including some of the financial measures that are incorporated into the Company’s various incentive programs and used by the MDCC to determine the incentive compensation to be paid to each NEO. The targets for each financial measure are established based on the approved annual operating plan for the Company, and target ranges for these measures are disclosed to shareholders. As unplanned opportunities for acquisitions, divestitures, productivity improvements, and other initiatives are approved, the impact (whether negative or positive) is excluded from our incentive arrangements, as indicated in the footnotes to the chart below. Also, due to required capital investments in emerging markets and Project Keystone (a multi-year program designed to drive productivity and make the Company more competitive by adding capabilities, harmonizing global processes, and standardizing our systems through SAP), the Company’s Operating Free Cash Flow (cash from operations less capital expenditures net of proceeds from disposal of property, plant, and equipment) (“OFCF”) goal for Fiscal Year 2012 was set lower than Fiscal Year 2011, and the Company exceeded that goal. These financial results are reflective of strong performance in the U.K. and emerging markets, offset by a more challenging year for our Australian and U.S. businesses. In light of the fact that the Company’s performance was not as strong as it had been in Fiscal Year 2011, the CEO’s Fiscal Year 2012 pay (salary plus annual bonus plus performance-based RSU, stock option, and LTPP awards) was below his Fiscal Year 2011 pay. CEO total pay, as indicated in the Summary Compensation Table, declined by approximately 12.5% as compared to Fiscal Year 2011 total pay.

CEO Salary and Performance-Based Pay

($000)				2012	2011		Change
Fixed	Base Salary			$1,300	$1,250		4%
Performance- Based	Annual Bonus			$3,400	$4,250		-20%
		Stock Options		$2,500	$2,500		0%
	Long-Term	Performance-Based RSUs		$1,560	$1,500		+4%
		LTPP	FY 11-12	$4,338	—	}	-7%
			FY 10-11	—	$4,675
Total				$13,098	$14,175		-7.6%
Summary Compensation Table Total				$16,157	$18,475		-12.5%

Performance-Based Compensation — 89%

		Long-Term Incentives
Base Salary	Annual Incentive	RSUs	Stock Options	LTPP
$1,300	$2,860	$1,560	$2,600	$3,575

Note: Compensation in thousands

Performance-Based Compensation — 78%

		Long-Term Incentives
Base Salary	Annual Incentive	RSUs	Stock Options	LTPP
$666	$666	$533	$566	$566

Note: Compensation in thousands

Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our Fiscal Year 2012 financial results and reconciliations of certain non-GAAP financial measures. In addition, please see our 2012 Annual Report, which has been mailed with this Proxy Statement, for reconciliations of certain non-GAAP financial measures.

Comparison of FY12 and FY11 Performance

(Dollars in Millions, except Earnings per Share)

	Fiscal Year 2012		Fiscal Year 2011		Change %
EPS	$3.35	(1)	$3.08	(2)	8.8%
Revenues	$11,649		$10,707		8.8%
Operating Free Cash Flow(3)	$1,206	(4)	$1,261		-4.4%

(1)	Excludes charges for productivity initiatives related to severance, asset write-offs, and other implementation costs

(2)	Excluding the acquisition costs of the Quero® business in Brazil

(3)	Cash from operations (FY12 $1,615(4); FY11 $1,584) less capital expenditures (FY12 $419; FY11 $336) net of proceeds from disposal of Property, Plant and Equipment (FY12 $10; FY11 $13)

(4)	Excludes cash paid for productivity initiatives related to severance and other implementation costs and capital spending

In addition, the Company accomplished the following in Fiscal Year 2012:

•	Sales grew 8.8% to a record $11.6 billion, fueled by growth in Emerging Markets, Global Ketchup, and our Top 15 brands;

•	Emerging Markets delivered 16.4% organic sales growth (volume plus price) and a record 21% of the Company’s total sales, with strong performances by our acquisitions of Foodstar and Quero;

•	Global Ketchup delivered 8.0% organic sales growth, proving once again that our flagship product is far from mature;

•	Top 15 brands delivered 5.0% organic sales growth, supported by increased marketing;

•	Overall, our global portfolio delivered organic growth of 3.5% for the year. Heinz has now delivered 28 consecutive quarters of organic sales growth;

•

Heinz delivered earnings per share growth (“EPS”) of 9.5% to $3.35, excluding productivity charges for FY12 and including the FY11 acquisition costs of the Quero business in Brazil. (As reflected in the preceding “Comparison of FY12 and FY11 Performance,” EPS growth would have been 8.8% if the cost of the Quero business acquisition was excluded from FY11 results.) Operating income, excluding special items, grew 1.7% to a record $1.68 billion, and net income, excluding special items, grew 9.8% to a record $1.09 billion;

•	Strong OFCF of $1.21 billion before special charges, and $1.08 billion on a reported basis; and

•	Finally, we implemented initiatives to improve global productivity, increase manufacturing efficiency, reduce fixed costs, and streamline the Company:

➢	Delivered a 3% increase in productivity as we drove more than $200 million out of our P&L in Fiscal 2012; and

➢	Invested $224 million pre-tax, or 50 cents per share, and $122 million of cash related to productivity initiatives, in line with our expectations.

Three-Year Total Shareholder Return

The following chart shows how a $100 investment in the Company’s Common Stock on April 30, 2009 would have grown to $175.46 on April 29, 2012, with dividends reinvested quarterly. The chart also compares the total shareholder return in the S&P 500 Index and the Company’s Fiscal Year 2011 – Fiscal Year 2012 LTPP TSR Peer Group over the same period, with dividends reinvested quarterly. As illustrated below, the Company’s Common Stock outperformed both the S&P 500 Index and the Company’s Fiscal Year 2011-Fiscal Year 2012 TSR Peer Group during this period.

As described in this CD&A, the Company has:

•	Delivered returns to shareholders that were above the median of both the S&P 500 and the TSR Peer Group used to measure performance under the LTPP for Fiscal Year 2011 - Fiscal Year 2012;

•	Aligned CEO pay with overall Company performance; and

•

Established a stable, transparent, and consistent process for setting both financial performance targets for the Company and pay targets for the CEO. Overall, CEO Total Pay declined by approximately 12.5% as compared to CEO Total Pay in Fiscal Year 2011.

Last year’s inaugural say on pay vote resulted in approval of approximately 95% of shareholders, indicating strong support for the MDCC’s decisions and our existing executive compensation programs. As a result, the MDCC made no material changes in the structure of our executive compensation programs or pay for performance philosophy. At the 2012 Annual Meeting of Shareholders, we will again hold the annual advisory vote to approve our named executive officer compensation (see Item 5). The MDCC will continue to consider the results of these advisory votes when making future decisions regarding named executive officer compensation.

CEO Pay for Performance

In establishing the annual target pay (salary plus the annual incentive, performance-based RSU, stock option, and LTPP awards) for the CEO, the MDCC, in conjunction with its independent executive compensation consultant:

•	Reviews the Compensation Peer Group for relevance and presence of businesses similar to Heinz.

•

Reviews the mix and performance alignment of each pay element with shareholder interests including long-term wealth creation. As such, the MDCC considers the annual incentive, RSU, stock option, and LTPP awards to be performance-based. In addition, the value of the annual stock option award is determined based on the Company’s executive pay guidelines (“Executive Pay Guidelines”) (discussed in detail below), and the number of actual shares granted is determined by dividing this value by the Company’s Black-Scholes value on the date of grant. The Company relies on this transparent and accepted approach to stock option valuation and applies this same approach when valuing stock option awards for CEOs in our Compensation Peer Group.

•

Establishes challenging financial performance goals designed to increase shareholder wealth such that when these goals are exceeded, CEO pay will be above the annual target pay established for the fiscal year. When these financial goals are not met, CEO pay will be below the annual target pay.

In compensating the CEO for Fiscal Year 2012 performance, the MDCC:

•

Recognized that the Company had strong financial results in a very challenging environment, and had met or exceeded its financial commitments to shareholders as well as most of the financial performance goals incorporated into the various incentive programs. While Fiscal Year 2012 performance exceeded most of the established financial targets, this performance did not exceed the targets by the same magnitude as the performance delivered in Fiscal Year 2011. As a result, overall annual CEO pay declined by approximately 12.5% in Fiscal Year 2012 and was aligned with Company performance.

•	The following charts reflect the performance delivered against the established EPS, OFCF, and ROIC targets of the Company, as well as the change in CEO pay over the same performance periods.

* Total from Summary Compensation Table

(1)	Excludes the acquisition costs related to the Quero® business in Brazil
(2)	Excludes charges for productivity initiatives related to severance, asset write-offs, and other implementation costs
(3)	Excludes cash paid for productivity initiatives related to severance and other implementation costs and capital spending
(4)	Value used in FY10-FY11 LTPP and excludes the impact of the Quero acquisition (FY12 ROIC for the FY11-FY12 LTPP was 20.2% and also excludes the impact of the Quero acquisition)
(5)	Excludes the impact of the Quero and Foodstar acquisitions

Analysis of Fiscal Year 2012 NEO Pay Changes

When making NEO compensation decisions for Fiscal Year 2012, the MDCC first considered competitive pay and benefit practices for similar positions within the Compensation Peer Group (as described below). The MDCC also reviewed legal and regulatory requirements as well as individual and Company performance, and other competitive trend data provided by its independent executive compensation consultant. In Fiscal Year 2012, compensation tally sheets for the NEOs were prepared by our Total Rewards staff and reviewed by the MDCC and the MDCC’s executive compensation consultant. Information from these tally sheets was considered by the MDCC in making NEO pay-related decisions and guided the MDCC’s design of cash and non-cash compensation and benefit programs. The MDCC specifically used tally sheets in the following contexts for each NEO:

•	To review the value of historical compensation paid;

•	To review the value of performance-based RSU, stock option, and LTPP awards forfeited in the event of a voluntary termination when determining whether to make grants to encourage retention; and

•

To evaluate the impact of change in control triggers, severance arrangements, and retirement programs when determining performance-based RSU, stock option, and LTPP awards as well as potential payouts from these arrangements and programs under selected performance, employment termination, and change in control scenarios.

Other factors considered by the MDCC in determining final target pay include executive experience and time in position, personal performance, potential future contributions, the Company’s Executive Pay Guidelines (discussed below), and the Company’s financial performance. The MDCC exercises its discretion in setting target total compensation and target individual compensation elements that may vary from the Compensation Peer Group median based upon consideration of these factors. After reviewing NEO competitive pay data, tally sheets, and other factors described above, the MDCC determined that the annual compensation opportunities provided to the CEO and the other NEOs were consistent with the MDCC’s expectations for Fiscal Year 2012.

Compensation Actions in Fiscal Year 2012

Highlights of the Company’s compensation actions for Fiscal Year 2012 include:

•

Company obtained approximately 95% shareholder approval of our named executive officer compensation—The Company continues to work closely with its shareholders to keep them informed of key issues affecting the Company, our communities, and our employees. Our first advisory vote to approve NEO compensation at the 2011 Annual Meeting resulted in strong shareholder support, with approximately 95% of the votes cast approving the Company’s Fiscal Year 2011 NEO compensation. As a result of the shareholders’ strong endorsement of our Fiscal Year 2011 NEO compensation, the MDCC resolved to continue to adhere vigorously to its “pay-for-performance” approach to compensation in establishing the Fiscal Year 2013 pay opportunities for our NEOs. The MDCC will continue to consider the results of future advisory votes on NEO compensation.

•

Compensation aligned with performance—Based on Fiscal Year 2012 financial performance that exceeded most of our annual targets coupled with outstanding individual performance by several of our NEOs, our short-term incentive awards for NEOs ranged from 84.7% to 147.9% of target, but well below the maximum level available for exceptional financial performance. In addition, our cumulative total shareholder return (“TSR”) for the past two fiscal years was above the median of our

Fiscal Year 2011 – Fiscal Year 2012 TSR Peer Group and return on invested capital (“ROIC”) for the same period was also above the established target, providing LTPP awards for NEOs equal to 126.2% of target level, also well below the maximum.

•

Compensation decisions made from a holistic perspective—Prior to making compensation decisions for any of the NEOs, the MDCC considered Company performance; the performance of each NEO against established objectives; tally sheets; and the advice of its independent executive compensation consultant.

•

Risk assessment—The MDCC’s executive compensation consultant reviewed management’s assessment of compensation risk and presented his independent assessment to the MDCC. The MDCC and its consultant concluded that the Heinz incentive arrangements for salaried employees do not encourage unnecessary or excessive assumption of risks.

•

Enhanced restrictive covenants—The Company amended its forms of performance-based RSU, stock option, and LTPP award agreements to improve consistency among the forms and to enhance the enforceability of the restrictive covenants (i.e., non-competition and non-solicitation provisions). The option and performance-based RSU award agreements that the Company uses in the U.S. and most international jurisdictions now include 18-month non-competition and non-solicitation provisions and provide for the forfeiture of unexercised options, the pre-tax income resulting from certain option exercises, and unvested RSUs in the event of an executive’s breach of those provisions.

Compensation Objectives

Our NEO compensation programs are designed to reward superior financial performance and to achieve the following objectives established by the MDCC:

•

Ensure that the pay opportunity for each NEO is linked to the performance of the Company, including the building of shareholder value through the achievement of the financial and strategic objectives established by the Board of Directors;

•

Align the interests of our NEOs with those of our shareholders by paying a significant portion of compensation (salary plus annual bonus plus performance-based RSU, stock option and LTPP awards) under long-term incentive plans (approximately 65% at target for our CEO and 56% at target for the other NEOs) and requiring our NEOs to maintain meaningful equity ownership in the Company;

•	Provide competitive compensation to attract and retain superior executive talent for the long term;

•	Target NEO compensation at the median of our Compensation Peer Group (described below) based on available survey and proxy statement data; and

•	Provide a balance between risk and potential reward for NEOs by:

¡	Achieving a balance of short-term and long-term goals;

¡	Discouraging unnecessary or excessive assumption of risks that would threaten the reputation or sustainability of the Company; and

¡	Encouraging appropriate assumption of risk for competitive advantage.

Compensation Elements

The MDCC believes that providing a mix of compensation elements best promotes its objectives as described above and, therefore, it annually examines the mix for each of our NEOs. The total compensation program for NEOs consists of the following:

•	Base salary;

•	Annual incentive;

•	Long-term incentive compensation, consisting of performance-based RSU, stock option, and LTPP awards;

•	Benefits and perquisites; and

•	Retirement and other severance-related benefits.

Compensation Advisors

In determining total compensation and allocating the elements of total compensation for the NEOs individually and as a group, the MDCC is assisted by: (i) the CEO and the Chief People Officer, who make recommendations regarding potential changes to NEO pay (the CEO does not participate in discussions regarding his pay) based on performance, regulatory, competitiveness, and retention considerations; (ii) an independent executive compensation consultant from Mercer retained exclusively by the MDCC to advise the MDCC on all matters related to CEO and other NEO compensation; and (iii) the Total Rewards staff within our Human Resources Department, which acts as a liaison between the MDCC and its executive compensation consultant and collects information and prepares materials for the MDCC’s use in making compensation decisions. Since the selection of the individual Mercer consultant by the MDCC in Fiscal Year 2007, the Mercer consultant has not provided and does not provide any services to management or other Heinz employees. At the request of the MDCC, the consultant participates in each meeting of the Committee, providing guidance on market, regulatory, legislative, and governance concerns as well as conducting the annual review of NEO compensation. The MDCC formally evaluates its executive compensation consultant annually, without the input of management. The MDCC’s consultant attended all of the MDCC meetings in Fiscal Year 2012 either in person or by telephone.

In Fiscal Year 2012, Mercer received approximately $238,932 in fees from the Company in connection with the services related to executive and director compensation, including consultation on the design of the FY2013 Stock Incentive Plan. Mercer and its affiliates also received approximately $652,754 in fees from the Company in Fiscal Year 2012 in connection with its provision of other services, which consisted primarily of services related to compensation tools and surveys, as well as our subsidiaries’ generally available pension plans as requested by the pension plan trustees. The Mercer teams that provide these services to us are independently managed and are separate from the compensation consultant who provides executive and director compensation services. The decision to engage Mercer on all other compensation-related services was made by management and the pension plan trustees and reported to the MDCC.

Fiscal Year 2012 Executive Pay Guidelines

The MDCC confirmed our Executive Pay Guidelines, which, in the aggregate, approximated the median total compensation of the Compensation Peer Group (adjusted for size and other factors as described below), based on its judgment and that of its executive compensation consultant on the use of the compensation data from our Compensation Peer Group. The Fiscal Year 2012 Executive Pay Guidelines, which are expressed as a percentage of base salary and reflect target award amounts, are shown below and were unchanged for NEOs from Fiscal Year 2011.

	Annual Incentive	RSUs	Stock Options	LTPP Awards
Chairman, President & CEO	220%	120%	200%	275%
Executive Vice Presidents	100%	80%	85%	85%

The MDCC may exercise its discretion in setting target awards for performance-based RSU, stock option, and LTPP awards at +25% to –100% of the amounts set forth above. For Fiscal Year 2012, the MDCC exercised its discretion in making awards to the NEOs and granted the CEO an annual stock option award and a Fiscal Year 2012 – Fiscal Year 2013 LTPP award that were below the above guidelines by 3.8% and 2.1%, respectively.

For Fiscal Year 2012, the actual total compensation of the NEOs was above the median of total compensation paid to executives holding equivalent positions in the Compensation Peer Group because: (i) the Company, in general, outperformed its peer group; and (ii) performance under the LTPP was above the financial targets established by the MDCC, although below the maximum. NEO payouts under the annual incentive plan ranged from 84.7% to 147.9% of target, with the CEO receiving 118.9% of his target annual incentive award and the NEOs’ Fiscal Year 2011 – Fiscal Year 2012 LTPP was paid at 126.2% of target.

Analytical Tools — Peer Groups

One of the primary objectives of our NEO compensation programs is to provide target compensation at the median of our Compensation Peer Group. The MDCC believes this practice is appropriate because it is based on an objective analysis of the Compensation Peer Group pay data provided by the MDCC’s executive compensation consultant, and because Heinz directly competes with these companies to recruit and retain executive talent. By targeting NEO compensation at the median of the Compensation Peer Group when performance is at target, we enhance our ability to attract and retain a highly skilled and motivated executive leadership team, which is fundamental to our growth and delivery of long-term value to shareholders. Heinz uses market comparisons to assess the competitiveness of total compensation for each NEO, as well as all material components of such compensation. Our key data sources include:

•	Annual proxy statements filed by the companies in our Compensation Peer Group;

•	Annual compensation surveys conducted by third party providers that include many of the companies in our Compensation Peer Group; and

•	Competitive compensation trends identified by the MDCC’s executive compensation consultant.

The compensation components used for comparison purposes include many of those disclosed in the Summary Compensation Table and the Grants of Plan Based Awards table. We compare both the value of such compensation as well as the prevalence of individual components based upon available data. We analyze the following components:

•	Salary;

•	Annual incentive (both target and actual);

•	Performance-based RSU and stock option awards (actual); and

•	LTPP awards (both target and actual).

We utilize two peer groups: one for comparison purposes in establishing the Executive Pay Guidelines and one for measuring financial performance under the LTPP. The composition of each peer group is reviewed by the MDCC at least once a year. Recently, the MDCC removed Sara Lee Corporation from both the Fiscal Year 2013 Compensation Peer Group and the Fiscal Year 2012 – Fiscal Year 2013 TSR Peer Group due to their pending reorganization. In addition,

Kraft Foods, Inc. was removed from the Fiscal Year 2012 – Fiscal Year 2013 TSR Peer Group due to its announced split into two distinct companies. The MDCC will review the characteristics of the resulting companies for inclusion in our peer groups once the split occurs. Despite its size, the MDCC agreed to keep PepsiCo, Inc. in the Compensation Peer Group due to the global nature of its businesses, its global brands, and its similarity to Heinz. The MDCC also added Dean Foods Company to the Compensation Peer Group for Fiscal Year 2013. Currently, seven of the 12 companies in the Compensation Peer Group are in the Fiscal Year 2011 – Fiscal Year 2012 TSR Peer Group and six are in the Fiscal Year 2012 – Fiscal Year 2013 TSR Peer Group.

The Compensation Peer Group is reviewed to confirm that its members are sources of talent for the Company and also that it includes companies that are of comparable size and composition to Heinz, have global brands, and derive a significant portion of their revenues from outside the U.S. The TSR Peer Group utilized for the LTPP is reviewed to ensure that its members are companies against which we compete in the capital markets. The purpose and composition of each peer group is as follows:

Compensation Peer Group — The Compensation Peer Group consists of 12 leading consumer packaged goods (“CPG”) companies that are similar to Heinz in several key business parameters and that have been sources of executive talent for the Company or are companies our executives have been recruited to join. The companies in the Compensation Peer Group meet a majority of the following criteria:

•	Focus primarily on branded consumer packaged goods;

•	Derive over 30% of their revenues outside of the U.S.;

•	Distribute a meaningful percentage of products through the food service channel;

•	Have revenues generally from one third to three times those of Heinz; and

•	Have overall company market values ranging from one fourth to four times that of Heinz.

The peer group used for Fiscal Year 2012, based on these criteria, was comprised of the following companies:

•	Campbell Soup Company

•	Colgate-Palmolive Company

•	ConAgra Foods, Inc.

•	General Mills, Inc.

•	Kellogg Company

•	Kimberly-Clark Corporation

•	Kraft Foods, Inc.

•	PepsiCo, Inc.
•	Sara Lee Corporation

•	The Clorox Company

•	The Coca-Cola Company

•	The Hershey Company

TSR Peer Group for Fiscal Year 2011-Fiscal Year 2012 — This peer group is comprised of the following companies in the S&P 500 Index whose consumer packaged goods businesses are similar to Heinz’s:

•	Archer-Daniels-Midland Company

•	Campbell Soup Company

•	ConAgra Foods, Inc.

•	Dean Foods Company
•	General Mills, Inc.

•	Kellogg Company

•	Kraft Foods, Inc.

•	McCormick & Company, Incorporated
•	Sara Lee Corporation

•	The Hershey Company

•	Tyson Foods, Inc.

TSR Peer Group for Fiscal Year 2012-Fiscal Year 2013 — The MDCC adjusted this peer group for Fiscal Year 2012-Fiscal Year 2013 to include only companies whose consumer packaged goods businesses are most similar to Heinz’s. As a result, Hormel Foods Corporation and The J.M. Smucker Company were added to the Fiscal Year 2012-Fiscal Year 2013 TSR Peer Group, and Archer-Daniels-Midland Company and Tyson Foods, Inc. were removed. In addition,

Sara Lee Corporation was removed from the TSR Peer Group by the MDCC based on the announced reorganization of that company. The MDCC decided to make these adjustments to the TSR Peer Group based upon the recommendation of the MDCC’s executive compensation consultant. As such, the Fiscal Year 2012-Fiscal Year 2013 TSR Peer Group is comprised of the following companies in the S&P 500 Index whose consumer packaged goods businesses are most similar to Heinz’s:

•	Campbell Soup Company

•	ConAgra Foods, Inc.

•	Dean Foods Company

•	General Mills, Inc.
•	Hormel Foods Corporation

•	Kellogg Company

•	Kraft Foods, Inc.
•	McCormick & Company, Incorporated

•	The Hershey Company

•	The J.M. Smucker Company

The MDCC believes the companies that comprise the TSR Peer Group reflect the performance of our industry and, therefore, that the TSR Peer Group is the most appropriate peer group against which to measure Heinz’s financial performance. The change in our stock price plus aggregate dividend payments, or TSR, over a two-year performance period is compared to the TSR of the TSR Peer Group to determine a portion (50% at target) of the payment made to participants in the LTPP as described further under “Long Term Performance Program—Material Factors.”

How Performance is Measured and Rewarded

1.  Company and/or business unit financial metrics; and

2.  Individual performance.

Financial Metrics

The financial metrics, as described further under “Senior Executive Incentive Compensation Plan—Material Factors,” used for all NEO compensation programs are similar to those that the investment community uses to project the future return from a company’s stock:

1.  Sales growth;

2.  Profitability (both pre- and post-tax);

3.  Cash flow generation; and

4.  ROIC.

In addition, the creation of shareholder wealth as measured by relative TSR is also a key financial metric used to determine NEO compensation.

Our NEO compensation programs incorporate these metrics as illustrated in the chart below:

Metric	Salary Increase	Annual Bonus	Current LTPPs(1)	RSUs	Stock Options
Net Sales	✓	✓
Operating Income	✓	✓		✓
Net Income	✓	✓
Earnings per Share	✓	✓
Operating Free Cash Flow	✓	✓
Return on Invested Capital	✓		✓
Total Shareholder Return	✓		✓
Stock Price	✓		✓	✓	✓
Cash Dividends or Dividend Equivalents			✓
Individual Goals	✓	✓	✓	✓	✓

(1)  Includes Fiscal Year 2011-2012 and Fiscal Year 2012-2013 LTPP awards

The specifics regarding how these metrics determine equity awards and incentive plan payouts are described below under “Senior Executive Incentive Compensation Plan — Material Factors.”

Individual Performance

Our Performance Management & Development (“PMD”) process is used by the MDCC to establish individual performance goals for each of the NEOs on an annual basis and then to measure actual results against those goals. At the beginning of the fiscal year, the CEO reviews and approves goals for the other NEOs and recommends individual performance goals for himself to the MDCC. The MDCC then reviews, refines, and ultimately establishes the CEO’s goals. At the end of the fiscal year, the CEO reviews his performance and the performance of the other NEOs against their respective individual personal goals with the MDCC. Without any NEOs present, the MDCC assigns a performance rating to each NEO and considers these performance ratings in determining:

•	The annual base salary for the next fiscal year;

•	Up to 25% of the target payout under the Annual Incentive Plan (“AIP”) objectives described below that are considered under the Senior Executive Incentive Compensation Plan (“SEICP”); and

•	Between +25% and -100% of the size of the target annual performance-based RSU, stock option, and LTPP awards for the next fiscal year.

The specifics regarding how performance ratings influenced base salary, award grants, and payouts in Fiscal Year 2012 are described in detail under each program’s description below.

CASH COMPENSATION

Base Salaries

Base salaries are the foundation for all of the NEO compensation programs as the amounts of incentive payments, equity awards, and benefits are, in most cases, linked to salary, as set forth in the Executive Pay Guidelines. As salary changes, all of the other elements also change proportionately and the overall compensation mix remains the same. Salaries of the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary changes typically take effect in May of each year. In addition to the quantitative metrics identified in the preceding table, salary increases are based on an evaluation of the individual’s most recent performance rating, level of pay compared to data from the Compensation Peer Group, and difficulty of replacement. For Fiscal Year 2012, the MDCC took into account the foregoing factors in deciding to increase the salary of the CEO by 4.0% to recognize his individual performance (the first increase to the CEO’s base salary since Fiscal Year 2009) and provide competitive salary increases to the other NEOs, ranging from 3.0% to 4.6% consistent with historical percentage increases. For Fiscal Year 2013, the MDCC approved no salary increases for the CEO, other NEOs, and all other Section 16 officers.

Annual Cash Incentive Awards

NEOs are eligible to earn annual cash awards under the SEICP from a pool of funds created from 1.5% of our net income and with reference to the same financial metrics for bonuses paid under the AIP (see previous chart). The SEICP is intended to reward NEOs for achieving targeted levels of performance. The upside and downside variation around the target award opportunity facilitates the objective of varying annual cash compensation to reflect our operating performance and the contribution of each NEO. The Fiscal Year 2012 target awards and payments are described below in the narrative following the Summary Compensation Table under the heading “Senior Executive Incentive Compensation Plan—Material Factors.”

LONG-TERM INCENTIVE COMPENSATION

Overview

Our Long-Term Incentive (“LTI”) Compensation Program provides performance-based RSU, stock option, and LTPP awards. This program is primarily designed to reward outstanding long-term financial performance and the creation of shareholder value while also helping us to attract and retain key executives. In addition, the use of RSUs and stock options promotes stock ownership for NEOs.

The MDCC annually reviews the competitiveness of our LTI awards both in target value and mix between the various elements of LTI, based on data from the Compensation Peer Group and advice from its executive compensation consultant. The MDCC also annually examines the PMD rating, tally sheets, and the compensation earned by each NEO under prior LTI awards to better determine the size of new grants necessary to achieve the stated compensation objectives.

The NEOs do not influence the size or timing of their individual annual LTI awards, which are generally awarded at the same time each year as part of a formal annual grant process administered by the MDCC. However, the CEO may recommend to the MDCC an adjustment to the size of the LTI award that would have been determined under the Executive Pay Guidelines for an individual NEO (other than the CEO), based on considerations such as Company or Business Unit financial performance, individual performance, retention, long-term potential, and the NEO’s PMD rating. These adjustments can range from an increase of 25% to a decrease of 100% in the target award for each NEO. The MDCC approves all LTI awards granted to NEOs and has the discretion to make adjustments to the established target award opportunities for each LTI program, which may be above or below the target guideline based on the factors discussed above. As described under “Fiscal Year 2012 Executive Pay Guidelines,” the MDCC made discretionary adjustments to the annual LTI awards for the CEO for Fiscal Year 2012, reducing the CEO’s annual stock option award and Fiscal Year 2012 – Fiscal Year 2013 LTPP award by 3.8% and 2.1%, respectively.

The timing of LTI awards is based on the following:

Timing of Grants by LTI Compensation Program

	Performance-based RSUs	Stock Options	LTPP
Annual Grant	Late August or Early September(1)	Late August or Early September(1)	June
New Hires	The 15th day of the month that Heinz stock trades on the NYSE on or following the 1st day at workplace	The date the grant is approved by the MDCC	1st day at workplace
Promotions	The 15th day of the month that Heinz stock trades on the NYSE on or following the effective date of promotion	The date the grant is approved by the MDCC	1st day at workplace

(1)	Grants are made two business days following the public release of the Company’s first quarter financial results.

Performance-based Restricted Stock Units

Each year, the MDCC approves annual grants of performance-based RSUs to each NEO. Target RSU awards for NEOs are based on the established Executive Pay Guidelines. In making this annual grant, the MDCC determines the value of the RSUs to be granted to participants and the vesting and forfeiture provisions. To further align our equity programs with the Company’s financial performance, the annual grant of RSUs awarded in August 2011 will only vest contingent upon achieving the operating income (“OI”) financial performance threshold for Fiscal Year 2012 established by the MDCC. This metric was expressed in constant currency and could be adjusted to exclude special items and accounting changes. It was selected because it complements the portfolio of metrics used by the Company in its incentive programs and reflects operational performance before the effects of interest, taxes, and other transactions. The OI financial performance threshold established by the MDCC for the Fiscal Year 2012 grant was $1,460.8 million. Because the financial performance threshold for the Fiscal Year 2012 grant was achieved, the RSUs will vest 25% per year on each of the first four anniversaries of the grant date.

The MDCC has occasionally varied the vesting schedule to address circumstances where the awards were intended to facilitate greater retention of key employees, to recognize exceptional performance, to address cash flow issues for non-U.S. based individuals due to the timing of tax payments, or to align with the regulatory requirements of various countries. These awards have contained provisions including either accelerated vesting in the case of special performance awards, such as vesting one-third after the first two years and then one-third in years three and four with forfeiture of all unvested units upon termination; or full vesting on the third or fifth anniversary of the grant without the possibility of earlier vesting in the case of special retention awards. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

Stock Options

Each year, the MDCC determines the number of non-qualified stock options to be granted to each NEO and the vesting and forfeiture provisions. Target stock option awards for NEOs are based on the established Executive Pay Guidelines. All options are granted at an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant. Accordingly, the stock options will have value only if the market price of our Common Stock increases after the grant date. The approach to vesting and expiration is influenced by considerations such as competitiveness, retention impact, and cost. The MDCC generally grants, and in Fiscal Year 2012 granted, stock options that vest 25% per year on each of the first four anniversaries of the grant date. The MDCC has occasionally granted awards that vest on a different schedule where the awards are intended to recognize new hires or promotions; to facilitate greater retention of key employees; or to recognize the exceptional performance of certain individuals. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

LTPP

Each year, the MDCC approves annual LTPP awards providing for cash payments based on financial measures over a two-year period, following its review of our prior year performance and business plans for future years. Target LTPP awards for NEOs are based on the established Executive Pay Guidelines. Our two LTPPs are described below under “Long Term Performance Programs—Material Factors.”

Benefits and Perquisites

The Company provides retirement, including supplemental retirement, and other benefits at levels that approximate the median of our Compensation Peer Group, and support succession planning, based on the following principles:

Supplemental retirement benefits must support one or more of the following objectives:

•	Link a portion of the benefit to Company and/or individual performance by basing the benefit primarily on salary and bonus earned;

•	Enhance retention;

•	Aid in the recruitment of new hires, particularly mid-career executives; and

•	Compensate for benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

Each benefit and perquisite must support one or more of the following objectives:

•	Provide greater security/safety to the NEO;

•	Increase time available for business purposes;

•	Enhance personal financial management; and

•	Represent a competitive practice that helps to support recruitment and retention goals.

Change in Control

The MDCC believes that a competitive change in control agreement for NEOs is necessary to retain senior leadership and maintain management’s objectivity should we become engaged in a change in control situation. Annually, the MDCC reviews compensation tally sheets that indicate what LTI awards (i.e., RSU, stock option, or LTPP) retirement-eligible NEOs would forfeit upon retirement and upon a change in control. Based on this analysis for Fiscal Year 2012, the MDCC concluded that there was little financial incentive for the CEO, who is retirement-eligible, and the other NEOs to remain with the Company in the midst of a change in control, and that we did not have a strong deterrent to other companies seeking to hire the NEOs during a change in control transition. Therefore, the MDCC reaffirmed its view that in the event of a change in control, our double trigger severance protection agreements for the CEO and the other NEOs would be necessary to retain their leadership during a change in control transition. For Fiscal Year 2012, the MDCC made no changes to these agreements.

In order to receive the benefit from the severance protection agreement, there must be two triggering events, a change in control and a qualifying termination of employment within 24 months, as described further below under “Severance Protection Agreements.”

STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for the NEOs and approximately 90 other executives (the “Stock Ownership Guidelines”) to further encourage share ownership by senior management and to further align the interests of our executives with those of our shareholders. These guidelines are expressed as a multiple of salary, which varies by executive level. The MDCC monitors compliance with the Stock Ownership Guidelines and reviews compliance on an annual basis. For purposes of determining ownership, the MDCC includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested RSUs, and shares acquired through the Company’s employee stock purchase plan, 401(k) plan, and the Employee Retirement and Savings Excess Plan (the “Excess Plan”). Heinz shares are also available as an investment option in one of the deferred compensation programs. For the NEOs, the actual number of shares required to be owned is determined annually, in late December, using the NEO’s salary as of April 1 and the 60-business day average share price. This approach reduces the impact of stock price fluctuations.

The Stock Ownership Guidelines in effect for Fiscal Year 2012 were increased by the MDCC to further strengthen alignment with shareholders and are as follows:

Officer	Minimum Ownership Requirement (multiple of current salary)
Chairman, President & CEO	9x
Executive Vice Presidents	4.5x

Until ownership guidelines are met, executives must retain at least 75% of the after-tax gain on shares acquired through the exercise of options and retain 75% of shares of Common Stock received upon the vesting of RSUs on an after-tax basis. Additionally, any LTPP-eligible executives who have not met their ownership guidelines will receive 50% of the payment of their after-tax LTPP awards in cash and 50% in escrowed vested restricted stock. The CEO also has the authority, except with respect to Section 16 officers, at his discretion to pay 25% of an executive’s after-tax annual bonus payment in escrowed vested restricted stock if such executive has not achieved the minimum ownership requirement within five years following appointment to a position subject to Stock Ownership Guidelines. The MDCC also has the discretion to reduce or eliminate future LTI awards for executives who do not achieve their minimum ownership requirement within that five-year period or do not retain the specified after-tax gain on Heinz shares acquired through exercises of stock options or vesting of RSUs. All of the NEOs have exceeded their minimum ownership requirements for Fiscal Year 2012.

TAX DEDUCTIBILITY OF PAY

Section 162(m) of the Code imposes a limit of $1,000,000 on the amount of non-performance-based compensation that Heinz may deduct in any one year with respect to its CEO and each of its other three most highly-paid executive officers, excluding the Chief Financial Officer. Mr. Johnson’s Fiscal Year 2012 salary of $1,299,618 is the only salary that was above the $1,000,000 threshold, and, as such, $299,618 of his salary as well as the value of his perquisites and the value of cash dividend equivalents paid on unvested RSUs as determined under the Code are not deductible by the Company.

All annual incentives and long-term incentive amounts are designed to be deductible when they are paid to the NEOs because they meet the definition of qualified performance-based compensation under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the MDCC has not adopted a policy requiring all compensation to be deductible. The MDCC considers the impact of Section 162(m) of the Code on the Company when making pay decisions, and its normal practice is to take such action as is necessary to preserve our tax deduction to the extent consistent with our compensation objectives. However, the MDCC reserves the right to forego any or all of the tax deduction if it believes it to be in the best interests of the Company’s shareholders.

RISK ANALYSIS OF NEO COMPENSATION POLICIES AND PRACTICES

The MDCC’s independent executive compensation consultant annually reviews with the MDCC the design of our annual and long-term incentive programs for NEOs to assist the MDCC in achieving our objective of an appropriate balance between risk and potential reward for executives. Using the “Compensation Committee Checklist for Assessing Incentives and Risk” developed by the Center on Executive Compensation, which was established at the direction of the Board of Directors of the HR Policy Association, coupled with a review of key documents governing these incentive programs, the MDCC and its consultant concluded that the Fiscal Year 2012 executive compensation plans appear to have been designed in a manner to:

•	Achieve balance of short and long-term results aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary or excessive risks that would threaten the reputation and sustainability of the Company; and

•	Encourage appropriate assumption of risk for competitive advantage.

EXECUTIVE COMPENSATION CLAWBACK POLICY

We intend to adopt a general compensation recovery (“clawback”) policy applicable to all annual and LTI incentive award plans and arrangements for our executives after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Summary Compensation Table (Fiscal Year 2012)

						Non- Equity Incentive Plan Compensation (g)		Change in Pension Value & Nonqualified Deferred Compensation Earnings (5) ($) (h)
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (d)	Stock Awards (1) ($) (e)	Option Awards (2) ($) (f)	Annual Incentive Plan Awards (3) ($)	Long Term Performance Program Awards (4) ($)		All Other Compensation (6) (7) (8) ($) (i)	Total ($) (j)
W.R. Johnson Chairman, President & Chief Executive Officer	2012	1,299,618	0	1,560,011	2,499,997	3,400,000	4,338,125	1,794,928	1,264,140	16,156,819
	2011	1,245,211	0	1,500,016	2,500,000	4,250,000	4,675,000	2,879,445	1,425,361	18,475,033
	2010	1,245,211	0	1,499,962	2,499,996	4,770,000	3,819,063	4,111,243	1,060,788	19,006,263
A.B. Winkleblack Executive Vice President & Chief Financial Officer	2012	674,809	0	540,010	573,748	801,300	697,255	172,628	308,772	3,768,522
	2011	647,318	0	519,997	552,498	970,000	722,500	74,326	351,122	3,837,761
	2010	622,605	0	499,974	531,246	1,085,000	590,219	141,176	271,686	3,741,906
D.C. Moran Executive Vice President & President and Chief Executive Officer of Heinz Europe	2012	684,847	0	547,995	582,250	783,994	713,346	162,241	1,748,264	5,222,937
	2011	662,345	0	532,020	565,250	912,000	752,556	280,623	1,213,474	4,918,268
	2010	648,506	0	520,777	553,350	1,075,113	614,772	295,296	722,163	4,429,977

M.D. Milone(9) Executive Vice President, Rest of World, Global ERM & Global Infant/Nutrition	2012	624,809	0	499,980	531,251	924,203	643,620	448,928	288,128	3,960,919
	2011	597,586	0	479,983	509,999	800,000	477,360	739,550	316,214	3,920,692
	2010	582,759	0	291,983	437,998	1,001,779	389,961	756,633	245,130	3,706,243

C.S. O’Hara Executive Vice President & President and Chief Executive Officer of Heinz North America	2012	679,771	0	543,976	577,999	575,989	697,255	234,572	208,177	3,517,739
	2011	647,287	0	519,997	552,498	930,000	717,876	222,195	201,607	3,791,460
	2010	618,621	0	496,774	527,848	1,025,569	586,441	181,544	162,829	3,599,626

(1)	The value of the stock awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the RSU awards in this column (e), please refer to Note 10 to the financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended April 29, 2012.

(2)	The value of the stock option awards is equal to their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column (f), please refer to Note 10 to the financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended April 29, 2012.

(3)	All amounts reported in this column are payments made pursuant to the SEICP as described in the narrative below.

(4)	All amounts reported in this column are payments made pursuant to the LTPP (FY11-12) as described in the narrative below.

(5)	Includes for FY12 for Messrs. Johnson, Winkleblack, Moran, Milone and O’Hara , respectively, the following amounts: (i) the annual change in net present value of pension benefits for each executive, which is the difference between the accrued lump sum values for pension accruals as of May 1, 2011 and May 1, 2012: $1,724,039, $172,628, $162,241, $411,011, and $234,572, respectively; and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation at a rate above 120% of the long-term Applicable Federal Rate (“AFR”): $70,889, $0, $0, $37,918, and $0, respectively.

(6)

In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the year. If the total amount is $10,000 or more, each perquisite must be identified by type, and if the amount of any perquisite exceeds the greater of $25,000 or 10% of total perquisites, the dollar value must be disclosed. Perquisites and other personal benefits provided to NEOs include financial counseling, allowance for an automobile, and executive group umbrella liability insurance. Mr. Moran’s automobile benefit in the U.K., which is consistent with the benefit provided to other U.K. executives, includes the aggregate incremental cost of a leased vehicle, gas, value added taxes (“VAT”), administrative fees, and road use taxes. We permit limited use of our corporate aircraft by the NEOs and their families, and the aggregate incremental cost of such personal use, if any, is included in this column (i). Aggregate incremental cost includes the following trip specific costs: fuel, travel expenses of the crew, hangar costs, flight-specific insurance, landing fees, airport taxes and fees, customs fees, in-flight food, passenger ground transportation, flight planning, weather contract services, and any “deadhead” segments of flights. We provide drivers for occasional business and personal use by the NEOs, and the aggregate incremental cost related to such personal use, if any, is included in this column (i). The aggregate incremental cost consists of driver overtime and meals and mileage for the car at the Internal Revenue Service’s published rates.

(7)	In addition to the perquisites described in Footnote (6) above, this column includes for FY12 for Messrs. Johnson, Winkleblack, Moran, Milone, and O’Hara, the following: (i) amounts contributed by us under our Employee Retirement and Savings Plan and the Excess Plan: $929,989, $247,175, $242,655, $227,861, and $156,811, respectively; and (ii) amounts paid by us to NEOs for payment of premiums allocable to executive life insurance provided through the Company in the amounts of $254,661, $30,410, $32,151, $30,762, and $19,652, respectively. The amounts in column (i) do not include any value attributable to the Executive Estate Life Insurance Program (see the description in “Executive Estate Life Insurance Program” below).

(8)	Mr. Moran is participating in the Company’s Global Assignment Program (the “Program”). The Program is designed to relocate and support employees who are sent on assignment outside their home country and to place the employees in the same economic condition in the host country as they would have been in their home country. Among other benefits, the Program provides a housing allowance comprised of a housing budget ($195,700) (offset by an employee contribution ($31,737) based upon actual housing costs in the employee’s home location) and a utilities allowance ($7,185); a cost of living allowance to help offset the difference in the cost of goods and services in the home location, compared to the cost of the same or similar goods and services in the host location ($34,981); and a home leave allowance ($28,110). Additionally, the Program provides certain benefits to assist employees with the transition to the host country, including shipment and storage of personal effects ($14,584) and immigration assistance ($5,867). These benefits are paid on a tax free basis. The Company will also provide tax preparation services ($6,124) and tax equalization designed to ensure that the employee pays tax at the same state and federal rates as if the employee remained in the employee’s home country, including a gross-up for additional U.S. taxes paid as a result of the global assignment ($434,150), and the Company will assume responsibility for foreign taxes while on assignment ($748,834). This arrangement is designed to ensure that there is no undue hardship or windfall due to taxes while on assignment.

Benefits under the Program that were paid to or on behalf of Mr. Moran in British pound sterling (“GBP”) have been converted from GBP to United States Dollars (“USD”) using the average daily exchange rate for FY12, which was 1.591734 USD per GBP.

(9)	Mr. Milone retired on June 22, 2012.

The following narrative provides additional information about the various compensation plans, programs, and policies reflected in the Summary Compensation Table, although the Executive Estate Life Insurance Program did not result in any compensation reported in the Table.

Executive Estate Life Insurance Program

In December 2001, we adopted an Executive Estate Life Insurance Program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for a loan from us equal to 150% of the amount relinquished (“EELIP Loans”). The proceeds of each EELIP Loan were used to fund a life insurance policy purchased by the executive’s family trust. Each of the EELIP Loans was subject to vesting, and we will automatically be repaid the amount of the then outstanding principal and interest of the applicable EELIP Loan from the proceeds of the policy after the death of the participant and/or the death of the participant’s spouse, as applicable. Messrs. Johnson and Milone have outstanding EELIP Loans to us that fully vested on or before September 2003. These EELIP Loans accrue interest at the annual rate of 4.99% and 4.6%, respectively. As of April 29, 2012, the total amounts due to us plus the accrued interest under each of the EELIP Loans were $8,105,708 and $264,055 for Messrs. Johnson and Milone, respectively. The EELIP Loans to Messrs. Johnson and Milone are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.

Senior Executive Incentive Compensation Plan — Material Factors

The SEICP provides an annual cash incentive pool of 1.5% of our net income (the “Incentive Pool”) for possible award to the NEOs. The maximum award for any one participant cannot exceed 40% of the Incentive Pool, with the total allocation to all NEOs limited to no greater than 100% of the Incentive Pool.

In Fiscal Year 2012, NEOs were eligible to earn annual cash awards under our SEICP with reference to the metrics established for the AIP in the following manner:

•	The maximum award amount for each NEO was determined as described above;

•

The bonus that would have been payable to each NEO under the AIP was determined with reference to the achievement of established metrics and other goals under the AIP, as may be rounded by the MDCC (the “AIP Bonus”); and

•

The MDCC can make discretionary adjustments downward from the SEICP maximum award to the AIP Bonus or below while maintaining the deductibility of these adjustments under Section 162(m) of the Code, provided the payment does not exceed the allowable Incentive Pool maximum.

AIP metrics are comprised of Company-wide financial metrics, business unit financial metrics, and personal goals. The Company-wide metrics for financial performance for the Fiscal Year 2012 AIP were:

1.    Earnings per Share (“EPS”)

EPS = net income / average fully-diluted shares outstanding

2.    Operating Free Cash Flow (“OFCF”)

OFCF = cash flow from operating activities – capital expenditures + proceeds from dispositions of property, plant, and equipment

3.    Net Sales Value (“NSV”)

NSV = gross sales – deals and allowances, excluding the impact of foreign currency

The Business Unit (“BU”) specific metrics for financial performance were:

1.    Business Unit Operating Income (“BU OI”)

BU OI = NSV – operating costs

2.    Business Unit Operating Free Cash Flow (“BU OFCF”)

BU OFCF = cash flow from operating activities – (intercompany royalties, as applicable, and dividend income + change in intercompany receivables/payables) – capital expenditures + proceeds from dispositions of property, plant, and equipment

3.    Business Unit Net Sales Value (“BU NSV”)

BU NSV = gross sales – deals and allowances

The individual personal goals for Fiscal Year 2012 for Mr. Johnson included achieving specific milestones against our leadership succession plan and guiding our initiatives regarding productivity, global product quality, and diversity. The individual personal goals for Fiscal Year 2012 for the other NEOs included financial metrics that were specific to their businesses, goals related to global productivity initiatives, product quality, and personnel development such as talent development and increasing diversity in executive positions.

For Fiscal Year 2012, the specific targets and weightings for the NEOs were:

Name	Weighting	Metrics		Target	Threshold to Maximum Range
W.R. Johnson	75%	EPS	(2)	$3.30	90%	(1)	110%
		OFCF		$1,150 million	80%	(1)	115%
		NSV		$11,680 million	98%		102%
	25%	Personal Goals		Personal Goals	0%		200%
A.B. Winkleblack	75%	EPS	(2)	$3.30	90%	(1)	110%
		OFCF		$1,150 million	80%	(1)	115%
		NSV		$11,680 million	98%		102%
	25%	Personal Goals		Personal Goals	0%		200%
D.C. Moran	37.5%	EPS	(2)	$3.30	90%	(1)	110%
M.D. Milone &		OFCF		$1,150 million	80%	(1)	115%
C.S. O’Hara		NSV		$11,680 million	98%		102%
	37.5%	BU OI		Varies by BU	80%	(1)	110%
		BU OFCF		Varies by BU	80%	(1)	115%
		BU NSV		Varies by BU	98%		102%
	25%	Personal Goals		Personal Goals	0%		200%

(1)	Minimum performance required to earn a payment under the AIP’s financial metrics.
(2)	Excludes charges for productivity initiatives related to severance, asset write-offs, and other implementation costs.

The MDCC assessed the Company’s performance in Fiscal Year 2012 and the NEOs’ achievement of individual personal goals in determining annual incentive bonuses under the SEICP. The Company achieved 101.6% of the EPS target, 104.9% of the OFCF target, and 99.6% of the NSV target. The business units achieved between 90.4% and 117.7% of their respective OI targets, between 92.5% and 151.2% of their respective OFCF targets, and between 97.8% and 103.9% of their NSV targets. In addition, the MDCC determined that several of the NEOs exceeded their personal goals. In light of these results, the MDCC approved annual incentive bonuses for several of the NEOs, including the CEO, in amounts greater than the target award, but well below last year’s awards and well below the maximum amounts payable to each NEO under the Incentive Pool. The MDCC utilized less than 40% of the available Incentive Pool. The bonuses were paid in cash to each NEO after the end of Fiscal Year 2012.

LTPP (Fiscal Year 2011-Fiscal Year 2012)

Our performance under the two LTPP metrics of TSR and two-year average after-tax ROIC resulted in a total payment of 126.2% of the target award. Specifically, the Company’s TSR ranked fifth within the twelve-company TSR Peer Group over the two-year period, which resulted in the payment of 62.5% versus the 50% target award opportunity. The Company’s ROIC was 105.5% of target, which resulted in a payment of 63.7% versus the 50% target award opportunity.

Grants of Plan-Based Awards (Fiscal Year 2012)

Name	Award Type	Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
				Minimum ($)	Target ($)	Maximum ($)
W.R. Johnson	SEICP(1)		June 7, 2011	$0	$2,860,000	$6,516,198
	FY12-13 LTPP	June 7, 2011	June 7, 2011	$0	$3,500,000	$7,000,000
	Options(2)	August 29, 2011	August 29, 2011					431,034	$52.19	$2,499,997
	RSUs(2)	August 29, 2011	August 29, 2011				29,891			$1,560,011
A.B. Winkleblack	SEICP(3)		June 7, 2011	$0	$675,000	$2,443,574
	FY12-13 LTPP	June 7, 2011	June 7, 2011	$0	$573,750	$1,147,500
	Options(2)	August 29, 2011	August 29, 2011					98,922	$52.19	$573,748
	RSUs(2)	August 29, 2011	August 29, 2011				10,347			$540,010
D.C. Moran	SEICP(3)		June 7, 2011	$0	$685,000	$2,443,574
	FY12-13 LTPP	June 7, 2011	June 7, 2011	$0	$582,250	$1,164,500
	Options(2)	August 29, 2011	August 29, 2011					100,388	$52.19	$582,250
	RSUs(2)	August 29, 2011	August 29, 2011				10,500			$547,995
M.D. Milone	SEICP(3)		June 7, 2011	$0	$625,000	$2,443,574
	FY12-13 LTPP	June 7, 2011	June 7, 2011	$0	$531,250	$1,062,500
	Options(2)	August 29, 2011	August 29, 2011					91,595	$52.19	$531,251
	RSUs(2)	August 29, 2011	August 29, 2011				9,580			$499,980
C.S. O’Hara	SEICP(3)		June 7, 2011	$0	$680,000	$2,443,574
	FY12-13 LTPP	June 7, 2011	June 7, 2011	$0	$578,000	$1,156,000
	Options(2)	August 29, 2011	August 29, 2011					99,655	$52.19	$577,999
	RSUs(2)	August 29, 2011	August 29, 2011				10,423			$543,976

(1)	Mr. Johnson’s target amount reflects the target awards under our Executive Pay Guidelines with reference to the metrics under the AIP. The minimum amount reflects the minimum payment under the SEICP. The maximum amount reflects Mr. Johnson’s maximum payment under the SEICP, which is capped at 40% of the Incentive Pool, regardless of whether the AIP Bonus warranted by the financial results could have been higher.

(2)	The MDCC met on August 29, 2011 and approved the FY12 stock option and RSU awards that were also granted on August 29, 2011, reflecting the Company’s closing stock price as of the grant date ($52.19).

(3)	The target amounts reflect the target awards under our Executive Pay Guidelines. The minimum amounts reflect the minimum payment under the SEICP. The maximum amounts reflect the maximum payment that can be made to each of these NEOs under the SEICP, 15% of the Incentive Pool, regardless of whether the AIP Bonus warranted by the financial results could have been higher.

The following tables and narrative provide additional information about the various compensation plans, programs, and policies reflected in the Grants of Plan-Based Awards table.

RSUs—Material Factors

Annual Awards.    The MDCC granted annual RSU awards to the NEOs at target award values determined in accordance with the Executive Pay Guidelines described in the CD&A. The actual number of RSUs granted was determined by dividing the target award value by the closing price of our stock on the NYSE on the date of the grant, rounded using the traditional rounding convention. RSUs vest 25% per year after achievement of the performance metric described under “Performance-based Restricted Stock Units” above.

The NEOs receive cash dividend equivalents on RSUs during the restricted period at the same rate that shareholders receive dividends on our Common Stock. Beginning with the Fiscal Year 2009 awards, cash dividend equivalents accrue each quarter but are not paid until the next annual vesting date, provided that the performance metric has been achieved, and, at that time, will be paid only with respect to the portion of the awards that vest. The annual award is included as compensation for the year of the grant for purposes of calculating benefits for participants in the H. J. Heinz Company Supplemental Executive Retirement Plan (“SERP”) and the H. J. Heinz Company Employees Retirement and Savings Plan.

Each NEO has agreed to non-competition, non-solicitation, and confidentiality covenants pursuant to their RSU award agreements. The NEO agrees, during the term of employment and for eighteen months after termination of employment, not to compete against the Company and not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agrees, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of our business purposes. The NEO consents to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the forfeiture of the NEO’s unvested RSUs.

In the event of an NEO’s retirement, and assuming that any applicable performance threshold has been met, the RSUs will continue to vest according to their original schedule. In the event of the death or disability of an NEO, and assuming that any applicable performance threshold has been met, the RSUs will continue to vest according to their original schedule, but in no event later than the last business day of the month of the one-year anniversary of the date of termination of employment. Commencing with Fiscal Year 2011 awards, if an NEO’s employment is terminated without cause, any unvested RSUs will be forfeited unless the executive executes a release of claims against the Company, in which case the RSUs will continue to vest in the same manner as in the case of death or disability. For all other terminations, except as described below under “RSU Change in Control Provisions,” all unvested RSUs will be forfeited.

Stock Options—Material Factors

The MDCC granted annual stock option awards to the NEOs at target award values determined in accordance with the Executive Pay Guidelines. The actual number of options granted was determined by dividing the target award value by the value of a Company stock option computed using the Black-Scholes pricing model for the date of grant, rounded using the traditional rounding convention. Stock options vest 25% per year on the first four anniversaries of the date of the grant.

Each NEO has agreed, pursuant to the stock option award agreement, to the same non-competition, non-solicitation, and confidentiality covenants set forth in their RSU award agreements. In the event of any breach by the NEO of these covenants, the NEO must immediately return to us the pre-tax income resulting from any exercise of the options or any portion thereof, unless such exercise occurred more than twelve months prior to the date of the termination of the NEO’s employment with the Company. A breach of these covenants could also result in the forfeiture of any unexercised portion of the options.

In the event of retirement, the stock options granted to the NEOs will continue to vest according to their original schedule and expire on the earlier of five years after retirement or the original expiration date. If an NEO dies while an employee or within five years after retirement, all of the stock options will vest upon death and then expire on the earlier of one year after death or the original expiration date. In the event of disability while employed, the stock options will vest upon disability and then expire on the earlier of one year after the disability or the original expiration date. Commencing with the Fiscal Year 2011 awards, if an NEO’s employment is terminated without cause, the stock options will continue to vest according to their original schedule and expire 90 days after separation unless a release of claims against the Company is executed by the NEO, in which case the stock options will expire on the earlier of five years after the date of termination or the original expiration date. For all other terminations, except as described below under “Stock Option Change in Control Provisions,” unvested stock options will be forfeited.

Long Term Performance Program—Material Factors

The LTPP (Fiscal Years 2012-2013) has two independently measured and equally weighted financial metrics:

After-Tax Return on Invested Capital (“ROIC”)—Fifty percent (50%) of the target award opportunity will be determined by our performance against a two-year ROIC metric established by the MDCC.

ROIC for Fiscal Years 2012-2013 will be calculated as follows:

•	ROIC = Annual After-Tax Operating Profit /Annual Average Invested Capital

•	Annual After-Tax Operating Profit = (operating income – other expenses, net) x (1– effective tax rate)

•	Annual Average Invested Capital = five quarter average net debt + total shareholder’s equity

•	ROIC for FY12-13 = (FY12 ROIC + FY13 ROIC) / 2

The percentage of the target LTPP award that can be earned for the Fiscal Years 2012-2013 performance period based on ROIC is summarized in the following chart:

Performance	2-Year Average ROIC	% of Target Achieved	Percent of Target Award Opportunity Earned(1)
Maximum	22.70%	120%	100%
Target	18.90%	100%	50%
Threshold	15.10%	80%	12.5%
Below Threshold	<15.10%	<80%	0%

(1)	Represents one-half of the target award opportunity.

If the Board approves an acquisition or divestiture during a performance period, it may consider an adjustment to the ROIC targets based on the impact the transaction will have on ROIC. In addition, Annual After-Tax Operating Profit and Annual Average Invested Capital may be adjusted to eliminate the after-tax effects of any charges that may be excluded when determining performance against the financial measures under the LTPP.

Relative Total Shareholder Return (“TSR”)—Fifty percent (50%) of the target award opportunity will be determined by our two-year TSR growth rate (the “TSR Value”) compared to the two-year TSR growth rates of the other companies in the TSR Peer Group, previously described in the CD&A.

TSR Value for Fiscal Years 2012-2013 will be calculated as follows:

•	Performance Period—Commenced the first day of Heinz’s Fiscal Year 2012 and ends two years later on the last day of Heinz’s Fiscal Year 2013.

•	Starting Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to the first day of the performance period.

•

Ending Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to and including the last day of the performance period plus all dividends paid over the performance period.

•	TSR Value—Growth rate between starting value and ending value.

The percentage of the target LTPP award that can be earned for the Fiscal Years 2012-2013 performance period is based on our percentile ranking within the TSR Peer Group as shown in the following chart:

Heinz TSR Percentile Ranking	Rank Using TSR Peer Group	Percent of Target Award Opportunity Earned(1)
90%-100%	1-2	100.0%
80%-89.99%	3	87.5%
70%-79.99%	4	75.0%
60%-69.99%	5	62.5%
50%-59.99%	6	50.0%
40%-49.99%	7	37.5%
30%-39.99%	8	25.0%
20%-29.99%	9	12.5%
Less than 20%	10-11	0.0%

(1)	Represents one-half of the target award opportunity.

The total LTPP payout for the Fiscal Years 2012-2013 performance period will be determined by adding the percentage of target award earned for each metric and multiplying this amount by the target award granted to each participant at the beginning of the performance period, or during the performance period in the case of new hires and promotions. In the event of a qualifying termination (retirement, death, or disability) during the first year of the performance period, the award will be pro-rated and paid at the end of the performance period based on the actual results achieved. If a qualifying termination occurs during the second year of the performance period, the full award will be paid (without pro-rating) at the end of the performance period based on the actual results achieved. This approach recognizes the contributions of the individual to the two-year performance results. Commencing with awards for the Fiscal Years 2012 -2013 performance period, if an NEO’s employment is involuntarily terminated without cause, the LTPP award will be forfeited upon separation unless a release of claims against the Company is executed by the NEO, in which case the LTPP award will be prorated (if applicable) and paid in the manner described above for a qualifying termination. For all other terminations, all unpaid LTPP awards will be forfeited.

Each NEO has agreed to non-solicitation and confidentiality covenants pursuant to their LTPP award agreements. The NEO agrees, during the term of employment and for eighteen months after termination of employment, not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agrees, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of our business purposes. The NEO consents to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the forfeiture of any unpaid portion of the award to which the NEO would otherwise be entitled pursuant to the agreement.

The following table sets forth the Outstanding Equity Awards, including awards of stock options and RSUs, of the NEOs as of the end of Fiscal Year 2012:

Outstanding Equity Awards at Fiscal Year-End (Fiscal Year 2012)

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
W.R. Johnson	368,000	—			$45.54	August 27, 2014
	355,602	118,535	(1)		$51.25	August 25, 2015
	265,957	265,957	(2)		$39.03	August 24, 2016
	116,604	349,814	(3)		$46.42	September 3, 2017
	—	431,034	(4)		$52.19	August 29, 2018
A.B. Winkleblack	80,920	—			$45.54	August 27, 2014
	68,695	22,899	(1)		$51.25	August 25, 2015
	56,515	56,516	(2)		$39.03	August 24, 2016
	25,769	77,309	(3)		$46.42	September 3, 2017
	—	98,922	(4)		$52.19	August 29, 2018
D.C. Moran	84,320	—			$45.54	August 27, 2014
	71,553	23,852	(1)		$51.25	August 25, 2015
	58,867	58,867	(2)		$39.03	August 24, 2016
	26,364	79,093	(3)		$46.42	September 3, 2017
	—	100,388	(4)		$52.19	August 29, 2018
M.D. Milone	40,000	—			$37.06	May 19, 2014
	38,654	—			$41.92	September 1, 2013
	51,194	—			$45.54	August 27, 2014
	45,387	15,130	(1)		$51.25	August 25, 2015
	46,595	46,596	(2)		$39.03	August 24, 2016
	23,787	71,362	(3)		$46.42	June 22, 2017	(7)
	—	91,595	(4)		$52.19	June 22, 2017	(8)
C.S. O’Hara	77,520	—			$45.54	August 27, 2014
	68,256	22,752	(1)		$51.25	August 25, 2015
	56,154	56,154	(2)		$39.03	August 24, 2016
	25,769	77,309	(3)		$46.42	September 3, 2017
	—	99,655	(4)		$52.19	August 29, 2018

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W.R. Johnson	7,317	(1)	$388,972
	19,216	(2)	$1,021,523
	24,236	(3)	$1,288,386
	29,891	(6)	$1,589,006

A.B. Winkleblack	2,439	(1)	$129,657
	6,405	(2)	$340,490
	8,402	(3)	$446,650
	10,347	(6)	$550,047

D.C. Moran	2,541	(1)	$135,080
	6,672	(2)	$354,684
	8,596	(3)	$456,963
	10,500	(6)	$558,180

M.D. Milone	1,142	(1)	$60,709
	3,741	(2)	$198,872
	7,755	(3)	$412,256
	9,580	(6)	$509,273

C.S. O’Hara	2,424	(1)	$128,860
	6,364	(2)	$338,310
	8,402	(3)	$446,650
	10,423	(6)	$554,087

(1)	25% of the award vested on each of August 25, 2009, 2010, and 2011, and the remainder will vest on August 25, 2012.

(2)	25% of the award vested on each of August 24, 2010 and 2011, and the remainder will vest in 25% increments on August 24, 2012 and 2013.

(3)	25% of the award vested on September 3, 2011, and the remainder will vest in 25% increments on September 3, 2012, 2013 and 2014.

(4)	The award vests in 25% increments on August 29, 2012, 2013, 2014 and 2015.

(5)	Based on the closing price of our Common Stock of $53.16 on April 27, 2012 (the last trading day of FY12).

(6)	The award vests in 25% increments on August 29, 2012, 2013, 2014 and 2015, assuming the performance threshold is achieved.

(7)	Due to Mr. Milone’s retirement on June 22, 2012, pursuant to the terms of the stock option award agreement, the expiration date for this award has been accelerated from September 3, 2017 to June 22, 2017, which is the date that is five years after the date of his retirement.

(8)	Due to Mr. Milone’s retirement, the expiration date for this award has been accelerated from August 29, 2018 to June 22, 2017, as explained in footnote (7) above.

The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in Fiscal Year 2012:

Option Exercises and Stock Vested (Fiscal Year 2012)

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
W.R. Johnson	617,687	$9,381,540	25,003	$907,713
A.B. Winkleblack	173,123	$2,799,191	8,442	$308,078
D.C. Moran	—	—	8,741	$318,249
M.D. Milone	183,365	$3,422,399	13,355	$228,472
C.S. O’Hara	59,734	$613,170	8,405	$306,998

(1)	Messrs. Johnson, Winkleblack, Moran, Milone, and O’Hara received the following shares, which were distributed on August 24, 2011 at $51.47 per share: 9,608, 3,203, 3,336, 1,870 and 3,182, respectively, and on September 6, 2011 at $51.15 per share: 8,078, 2,800, 2,865, 2,585 and 2,800, respectively.

In addition, receipt is deferred on certain RSUs. Historically, the MDCC required the automatic deferral of each NEO’s vested RSUs until after termination of employment, because our RSUs were not considered performance-based under Section 162(m) of the Code, which limits the deductibility of certain compensation. The MDCC eliminated this requirement beginning with the FY10 annual grant, because the RSUs are now performance-based awards and, as such, are not subject to Section 162(m). However, RSUs granted prior to FY10 are still subject to mandatory deferral. The value of the deferred vested awards, which is not reflected in the above table, is based on the closing prices of the Company’s stock on the vesting dates, August 25, 2011 ($50.78) and August 29, 2011 ($52.19). Messrs. Johnson, Winkleblack, Moran, Milone, and O’Hara realized the following aggregate amounts as a result of such vestings, representing the deferred value of their RSUs: $371,557, $123,852, $128,981, $462,882, and $123,040, respectively.

The Pension Benefits Table below sets forth a description of the retirement benefits for the NEOs:

Pension Benefits Table (Fiscal Year 2012)

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
W.R. Johnson	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	11	$467,566	$0
	Supplemental Executive Retirement Plan	30	$43,921,030	$14,040	(2)
A.B. Winkleblack	Supplemental Executive Retirement Plan	10	$1,466,236	$0
D.C. Moran	Supplemental Executive Retirement Plan	14	$1,914,706	$0
M.D. Milone	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	13	$409,002	$0
	Supplemental Executive Retirement Plan	32	$5,543,280	$113,991	(2)
C.S. O’Hara	Supplemental Executive Retirement Plan	6	$942,286	$0

(1)	Plan A was frozen on December 31, 1992, and no additional benefit accruals were earned after that date.

(2)	As permitted under U.S. Treasury regulations, the Company adopted an “early inclusion” date for recognition of Federal Insurance Contributions Act (“FICA”) taxes on vested SERP benefits. Under early inclusion, SERP benefits are subject to FICA taxes as accrued benefits vest and executives are responsible for paying the employee portion of FICA taxes, with such tax payments funded through a reduction in the future benefit payments at retirement. The amounts shown represent the reductions in Mr. Johnson’s and Mr. Milone’s current benefits to pay the 2011 FICA taxes on their vested SERP benefits.

Eligible earnings under all of the retirement plans listed above except Plan A of the H. J. Heinz Company Employees’ Retirement System (“Plan A”) include base salary, annual bonus payments, and the value of the annual RSU award. The value of any stock options, any special RSU awards, and LTPP awards are not included as eligible earnings.

The MDCC reviews annually the eligibility, costs, and competitiveness of these retirement benefits and believes that the retirement benefits afforded the NEOs meet our compensation objectives.

Plan A—Material Factors

Most U.S. full-time salaried employees hired before January 1, 1993 are entitled to retirement benefits under Plan A. These benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Messrs. Johnson and Milone, the only NEOs who are participants in Plan A, are fully vested in this benefit.

Supplemental Executive Retirement Plan (SERP)—Material Factors

Effective May 1, 2004, the Board of Directors amended the SERP to provide future benefits under a career average cash balance plan for all members. Under the cash balance plan formula, each of the NEOs receives a monthly pay credit of eight percent of eligible compensation. Eligible compensation includes base salary, annual bonus payments, and the value of the annual RSU award. The accumulated credits earn five percent interest, compounded monthly. The SERP was closed to new participants in April, 2010.

For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. The service-related multiple ranges from one for less than six years of service with the Company, to a maximum of five after 35 years of service. The service-related multiple for each NEO is as follows: Mr. Johnson, 3.7; Mr. Winkleblack, 1.0; Mr. Moran, 1.0; Mr. Milone, 3.9 and Mr. O’Hara, 0.0. Benefits under this service-related multiple formula are reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Employee Retirement Savings Plan, and the Excess Plan with earnings at a fixed rate of interest currently equivalent to the Moody’s Aa Long Term Corporate Bond Index rate of return as such rate changes from time to time.

On May 6, 2002, the Board of Directors approved an additional benefit under the SERP for Mr. Johnson to align his benefit with competitive industry practices at that time. The benefit, which vested on May 6, 2007, reached its maximum of 26.95% of final average pay in Fiscal Year 2010 after seven years of additional service by Mr. Johnson. This benefit, including all other Company provided retirement benefits, when expressed as a straight life annuity, will be no more than 60% of Mr. Johnson’s final average pay. The value of this benefit for Mr. Johnson is included in the SERP amount set forth in the table above under the column “Present Value of Accumulated Benefits.”

Nonqualified Deferred Compensation (Fiscal Year 2012)

A Name		B	C	D	E	F
	Plan	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(4) ($)
W.R. Johnson	Deferred RSUs	371,557	0	1,199,230	0	16,561,743
	1986 Plan	—	—	90,651	0	694,993
	Executive Deferred Comp Plan	0	—	0	0	0
	Excess Plan	—	895,864	502,687	0	10,450,382
	Total:	371,557	895,864	1,792,567	0	27,707,118
A.B. Winkleblack	Deferred RSUs	123,852	0	437,170	0	6,037,360
	Executive Deferred Comp Plan	0	—	0	0	0
	Excess Plan	—	212,484	(36,484)	0	1,617,127
	Total:	123,852	212,484	400,686	0	7,654,487
D.C. Moran	Deferred RSUs	128,981	0	402,119	0	5,553,421
	Executive Deferred Comp Plan	0	—	15,299	0	480,327
	Excess Plan	—	209,353	18,412	0	1,505,808
	Total:	128,981	209,353	435,829	0	7,539,557
M.D. Milone	Deferred RSUs	462,882	0	268,451	0	3,861,461
	1986 Plan	—	—	48,488	0	371,740
	Executive Deferred Comp Plan	0	—	38,717	152,895	1,841,641
	Excess Plan	—	192,535	13,973	0	1,615,905
	Total:	462,882	192,535	369,629	152,895	7,690,747
C.S. O’Hara	Deferred RSUs	123,040	0	386,483	0	5,337,477
	Executive Deferred Comp Plan	0	—	20,937	0	552,576
	Excess Plan	—	132,670	7,017	0	623,759
	Total:	123,040	132,670	414,437	0	6,513,812

(1)	Amounts of deferred RSUs were granted in prior years and were reported in the Summary Compensation Table for the year of grant. Amounts in this column represent RSUs granted in prior years that vested and were deferred in FY12. No RSUs granted in FY12 have vested and been deferred.

(2)	Reflects employer contributions to the Excess Plan, which are reported in the 2012 rows of the “All Other Compensation” column of the Summary Compensation Table and quantified in Footnote (4) below.

(3)	The amounts reported include earnings from the 1986 Deferred Compensation Plan, the Executive Deferred Compensation Plan, and the Excess Plan, including investment gains or losses, cash dividend equivalents paid on deferred RSUs, and interest. Included in these amounts are $70,889 and $37,918 in interest accrued at a rate greater than 120% of the long-term AFR under the 1986 Deferred Compensation Plan for Messrs. Johnson and Milone, respectively, which are reported in the 2012 rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	Includes the following amounts that were reported in the Summary Compensation Table for the fiscal years in which an executive was an NEO:

•

The interest on deferred compensation greater than 120% of the long-term AFR under the 1986 Deferred Compensation Plan is reported in the following rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in the amounts of: $70,889 (2012), $51,973 (2011) and $44,372 (2010) for Mr. Johnson; and $37,918 (2012), $27,800 (2011), and $23,734 (2010) for Mr. Milone.

•	The Company’s contributions to the Excess Plan are included in the following rows of the “All Other Compensation” column of the Summary Compensation Table in the amounts of: $895,864

(2012), $950,519 (2011) and $804,912 (2010) for Mr. Johnson; $212,484 (2012), $220,183 (2011) and $184,797 (2010) for Mr. Winkleblack; $209,353 (2012), $223,609 (2011) and $193,091 (2010) for Mr. Moran; $192,535 (2012), $202,606 (2011) and $167,214 (2010) for Mr. Milone; and $132,670 (2012), $116,454 (2011) and $97,366 (2010) for Mr. O’Hara.

1986 Deferred Compensation Plan—Material Factors

The 1986 Deferred Compensation Plan (the “1986 Plan”) permitted executives who were eligible under our Management Incentive Plan during 1986-87 to defer all or a part of their Fiscal Year 1986 and Fiscal Year 1987 annual bonus and LTI awards, as well as to rollover any previously deferred cash awards plus interest accrued. The 1986 Plan accounts accrue earnings at the greater of 150% of the Moody’s Composite Bond Index or 15% per year. The deferred account is distributed upon age 65 in 15 equal annual installments. This program was closed in 1987 and, as such, no additional compensation may be deferred into it. Currently, Mr. Johnson and Mr. Milone participate in the 1986 Plan, and the portion of the interest accrued on this deferred compensation that was greater than 120% of the long-term AFR for Fiscal Year 2012 is included in the Summary Compensation Table and identified in Footnote (5)(ii) to that table.

Executive Deferred Compensation Plan—Material Factors

The Executive Deferred Compensation Plan (the “EDCP”) permits eligible executives to make irrevocable elections in advance of receipt to defer all or part of their annual incentive payment. The MDCC believes that the EDCP is appropriate to enable executives to better plan for their retirement and manage their tax obligations.

Participants may elect a deferral period in which payments commence no earlier than one year after the year in which the compensation was earned and no later than the retirement date. Payments of deferred amounts may occur in a lump sum of cash or shares of Heinz stock or in up to 15 equal annual installments, according to the participant’s election. In electing to defer an amount under the EDCP, a participant also defers any federal income tax obligations until the time at which the deferred amount is paid out.

A notional account is established for each participant’s deferred amounts. Investment gains and losses on amounts deferred prior to Fiscal Year 2010 are credited to the account based on one or more of the following hypothetical investments as selected by the participant: (i) cash account bearing interest at the BNY Mellon Prime Account rate; (ii) H. J. Heinz Company stock account; or (iii) phantom investment alternatives that include several funds available to all employees through the Employees’ Retirement and Savings Plan, plus a fixed income option. Participants may change the future allocations of their deferred account among the various investment alternatives, but amounts that have been allocated to the H. J. Heinz Company Stock Account may not be transferred to other investment options. Deferred compensation contributions made to the EDCP after Fiscal Year 2010 earn a fixed rate of interest, and participants no longer have a choice of investment options for these deferrals. The fixed interest rate used by Heinz is based on 120% of the long-term AFR. The fixed interest rate is set annually at the beginning of October and is effective at the beginning of the next calendar year. Participants may not transfer prior deferrals into this fixed rate account or any other investment options.

Participants have no interest in any specific asset of the Company; their rights to receive payments under the EDCP are equivalent to those of an unsecured general creditor. Any and all investments remain the property of the Company. The credited earnings on each NEO’s account for Fiscal Year 2012 are included in the Non-Qualified Deferred Compensation table.

Employee Retirement and Savings Excess Plan (“Excess Plan”)—Material Factors

The Excess Plan provides supplementary benefits to the NEOs whose benefits under the Employees’ Retirement and Savings Plan are limited because of the restriction on annual additions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Only the age-related company profit-sharing contributions are credited under the Excess Plan, and deferrals by the NEOs are not permitted. The Excess Plan also provides for contribution credit on the value of annual RSU awards and any RSU award granted on a pro-rata basis to new hires.

Potential Payments upon Termination

The estimated payments to each NEO triggered in the event of an involuntary termination without cause, retirement, death, or disability, as of April 29, 2012, are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

Summary of Potential Payments Upon Termination (As of April 29, 2012)

Element	Involuntary Termination Without Cause	Retirement	Death	Disability
Severance(1)
W.R. Johnson	$2,600,000	$0	$0	$0
A.B. Winkleblack	$1,350,000	$0	$0	$0
D.C. Moran	$1,370,000	$0	$0	$0
M.D. Milone(2)	—	—	—	—
C.S. O’Hara	$1,360,000	$0	$0	$0
Intrinsic Value of Accelerated RSUs(3)
W.R. Johnson	$2,561,408	$0	$2,561,408	$2,561,408
A.B. Winkleblack	$880,529	$0	$880,529	$880,529
D.C. Moran	$900,597	$0	$900,597	$900,597
M.D. Milone	—	—	—	—
C.S. O’Hara	$882,469	$0	$882,469	$882,469
Intrinsic Value of Accelerated Stock Options(4)
W.R. Johnson	$0	$0	$6,760,224	$6,760,224
A.B. Winkleblack	$0	$0	$1,459,325	$1,459,325
D.C. Moran	$0	$0	$1,507,811	$1,507,811
M.D. Milone	—	—	—	—
C.S. O’Hara	$0	$0	$1,454,640	$1,454,640
Long-Term Performance Program(5)
W.R. Johnson	$1,750,000	$1,750,000	$1,750,000	$1,750,000
A.B. Winkleblack	$286,875	$286,875	$286,875	$286,875
D.C. Moran	$291,125	$291,125	$291,125	$291,125
M.D. Milone(6)	—	$531,250	—	—
C.S. O’Hara	$289,000	$289,000	$289,000	$289,000
Total
W.R. Johnson	$6,911,408	$1,750,000	$11,071,633	$11,071,633
A.B. Winkleblack	$2,517,404	$286,875	$2,626,729	$2,626,729
D.C. Moran	$2,561,722	$291,125	$2,699,533	$2,699,533
M.D. Milone	—	$531,250	—	—
C.S. O’Hara	$2,531,469	$289,000	$2,626,111	$2,626,111

(1)	Severance pay assumes 24 months of base salary with a signed release.

(2)	Mr. Milone retired on June 22, 2012.

(3)	Intrinsic value of RSUs for each termination event for which vesting is accelerated, determined based on the closing price of our Common Stock of $53.16 on April 27, 2012 (the last trading day of FY12). It is assumed that the performance metric for the FY12 RSUs is met.

(4)	Intrinsic value of stock options for each termination event for which vesting is accelerated, determined based on the FY12 closing stock price of $53.16.

(5)	For the FY12-13 LTPP, termination during the first year of the two-year performance period generates a pro-rated award based on actual results. The assumption is that the termination occurs on the last day of the first year of the two-year performance period making the pro-rated award equal to one-half of the target payout.

(6)	For the FY12-13 LTPP, termination during the second year of the two-year performance period generates a payout based on actual results. Mr. Milone retired in the second year of the performance period and we have assumed a target payout without pro-rating.

Severance Pay Plan—Material Factors

NEOs are eligible for benefits under the Severance Pay Plan provided that the reason for termination is involuntary on the part of the NEO and occurs for reasons beyond the NEO’s control, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Under the Severance Pay Plan, NEOs typically receive a severance payment equal to 24 months of salary following the execution of a release. Severance payments are generally made in a cash lump sum, but may occasionally be made in periodic payments at our discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to us the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of the Company between the time of termination and rehire.

Potential Payments upon Change in Control

The estimated payments to each NEO triggered in the event of a change in control of the Company with and without termination of employment are set forth in the table below. There are no payments triggered by an involuntary termination for cause or a voluntary termination of employment (other than a termination for good reason, as described below).

Summary of Potential Payments Upon Change in Control for

Named Executive Officers (Fiscal Year 2012) (As of April 29, 2012)

	Change in Control
		Double Trigger(2)
Element	Single Trigger(1)	Involuntary Termination without Cause	Good Reason	Retirement	Death	Disability
Severance Protection Agreement
Bonus(3)
W.R. Johnson	$0	$3,400,000	$3,400,000	$0	$4,140,000	$4,140,000
A.B. Winkleblack	$0	$801,300	$801,300	$0	$952,100	$952,100
D.C. Moran	$0	$783,994	$783,994	$0	$923,702	$923,702
M.D. Milone(4)	—	—	—	—	—	—
C.S. O’Hara	$0	$575,989	$575,989	$0	$843,853	$843,853
Severance(5)
W.R. Johnson	$0	$16,320,000	$16,320,000	$0	$0	$0
A.B. Winkleblack	$0	$4,881,300	$4,881,300	$0	$0	$0
D.C. Moran	$0	$4,826,107	$4,826,107	$0	$0	$0
M.D. Milone	—	—	—	—	—	—
C.S. O’Hara	$0	$4,571,558	$4,571,558	$0	$0	$0
Continuation Coverage (Health & Life)(6)
W.R. Johnson	$0	$791,624	$791,624	$0	$0	$0
A.B. Winkleblack	$0	$118,870	$118,870	$0	$0	$0
D.C. Moran	$0	$124,092	$124,092	$0	$0	$0
M.D. Milone	—	—	—	—	—	—
C.S. O’Hara	$0	$86,594	$86,594	$0	$0	$0
Additional Retirement Equivalent(7)
W.R. Johnson	$0	$0	$0	$0	$0	$0
A.B. Winkleblack	$0	$1,460,422	$1,460,422	$0	$0	$0
D.C. Moran	$0	$1,105,913	$1,105,913	$0	$0	$0
M.D. Milone	—	—	—	—	—	—
C.S. O’Hara	$0	$1,520,006	$1,520,006	$0	$0	$0
Excise Tax Gross-Up(8)
W.R. Johnson	$0	$0	$0	$0	$0	$0
A.B. Winkleblack	$0	$0	$0	$0	$0	$0
D.C. Moran	$0	$0	$0	$0	$0	$0
M.D. Milone	—	—	—	—	—	—
C.S. O’Hara	$0	$3,605,334	$3,605,334	$0	$0	$0

	Change in Control
			Double Trigger(2)
Element	Single Trigger(1)		Involuntary Termination without Cause		Good Reason		Retirement	Death		Disability
Other
Intrinsic Value of Accelerated Stock Options
W.R. Johnson	$0	(9)	$6,760,224	(10)	$6,760,224	(10)	$0	$6,760,224	(10)	$6,760,224	(10)
A.B. Winkleblack	$0	(9)	$1,459,325	(10)	$1,459,325	(10)	$0	$1,459,325	(10)	$1,459,325	(10)
D.C. Moran	$0	(9)	$1,507,811	(10)	$1,507,811	(10)	$0	$1,507,811	(10)	$1,507,811	(10)
M.D. Milone	—		—		—		—	—		—
C.S. O’Hara	$0	(9)	$1,454,640	(10)	$1,454,640	(10)	$0	$1,454,640	(10)	$1,454,640	(10)
Intrinsic Value of Accelerated RSUs
W.R. Johnson	$0	(11)	$4,287,886	(12)	$4,287,886	(12)	$0	$2,561,408	(13)	$2,561,408	(13)
A.B. Winkleblack	$0	(11)	$1,466,844	(12)	$1,466,844	(12)	$0	$880,529	(13)	$880,529	(13)
D.C. Moran	$0	(11)	$1,504,906	(12)	$1,504,906	(12)	$0	$900,597	(13)	$900,597	(13)
M.D. Milone	—		—		—		—	—		—
C.S. O’Hara	$0	(11)	$1,467,907	(12)	$1,467,907	(12)	$0	$882,469	(13)	$882,469	(13)
Long-Term Performance Program (14)
W.R. Johnson	$1,750,000		$1,750,000		$1,750,000		$1,750,000	$1,750,000		$1,750,000
A.B. Winkleblack	$286,875		$286,875		$286,875		$286,875	$286,875		$286,875
D.C. Moran	$291,125		$291,125		$291,125		$291,125	$291,125		$291,125
M.D. Milone	—		—		—		—	—		—
C.S. O’Hara	$289,000		$289,000		$289,000		$289,000	$289,000		$289,000
Total
W.R. Johnson	$1,750,000		$33,309,733		33,309,733		$1,750,000	$15,211,632		$15,211,632
A.B. Winkleblack	$286,875		$10,474,936		$10,474,936		$286,875	$3,578,829		$3,578,829
D.C. Moran	$291,125		$10,143,948		$10,143,948		$291,125	$3,623,235		$3,623,235
M.D. Milone	—		—		—		—	—		—
C.S. O’Hara	$289,000		$13,571,029		$13,571,029		$289,000	$3,469,962		$3,469,962

(1)	There is a change in control and the executive continues in his job.

(2)	There is a change in control and the executive’s employment terminates within 24 months of the change in control for one of the following reasons: involuntary termination by the Company without cause; by the executive for good reason; death; or disability. Each payment is calculated pursuant to the severance protection agreement, a form of which is filed with the SEC, or the applicable equity plans.

(3)	In the event of involuntary termination without cause or termination by the NEO for good reason, the bonus is equal to the FY12 annual cash bonus award multiplied by the portion of the fiscal year worked by the NEO, which in this case is assumed to be the entire year. In the event of death or disability, the amount is equal to the average of FY12, FY11, and FY10 annual cash bonus awards multiplied by the portion of the fiscal year worked by the NEO, which in this case is assumed to be the entire year.

(4)	Mr. Milone retired on June 22, 2012.

(5)	Amount equals three times the sum of FY12 salary + the average of FY12, FY11, and FY10 annual cash bonus awards.

(6)	Amount equals 36 months of health care coverage and three years of life insurance premiums. No discount rate was applied.

(7)	Calculated in accordance with Section 3.1(b)(iv) of the severance protection agreement. See “Severance Protection Agreement.”

(8)	Based on a stock-for-stock transaction and calculated in accordance with Sections 5 and 6 of the severance protection agreement.

(9)	The assumption is that all stock options are replaced; therefore, there is no acceleration of the unvested stock option awards. Stock options will continue to vest according to the original grant schedule.

(10)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment without cause, termination of employment by the NEO for good reason, death or disability, determined based on the closing price of our Common Stock of $53.16 on April 27, 2012 (the last trading day of FY12). The assumption is that all stock options are replaced. All unvested stock options would immediately vest and continue with original expiration date.

(11)	The assumption is that all RSUs are replaced; therefore, there is no acceleration of the unvested RSU awards. RSUs will continue to vest according to the original grant schedule.

(12)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment by the Company without cause or termination of employment by the NEO for good reason, determined based on the FY12 closing stock price of $53.16. Retention awards are forfeited. The assumptions are that all RSUs are replaced and the performance metric for the FY12 RSUs is met.

(13)	Intrinsic value of RSUs for which vesting is accelerated in the event of death or disability, determined based on the FY12 closing stock price of $53.16 and assuming that the RSUs vest on the last business day of the month of the one-year anniversary of the termination date. Retention awards are forfeited. Additional assumptions are that all RSUs are replaced and the performance metric for the FY12 RSUs is met.

(14)	For the FY12-13 LTPP, a termination immediately following a change in control generates a pro-rated award as of the date of the change in control. Since the change in control is assumed to occur on the last day of the first year of the performance period, the pro-rated award is equal to one-half of the target payout, because we have assumed target payout for all terminations.

Severance Protection Agreements

Each NEO has entered into a severance protection agreement with the Company. Each severance protection agreement provides that, in lieu of the benefits under the Severance Pay Plan, we will make the following payments or pay the cost of the following benefits if an executive’s employment is terminated involuntarily other than for cause or voluntarily for good reason, within two years after a change in control of the Company:

•	All accrued compensation and a pro-rated bonus;

•	A lump sum payment equal to three times the sum of the executive’s annual salary and his three-year actual bonus average as severance pay;

•	A lump sum payment of a retirement benefit determined by taking into account an additional three years of age, service, and contributions for purposes of calculating such retirement benefits;

•

Life insurance, medical, dental, and hospitalization benefits for the NEO and his dependents for three years, at the same level as immediately prior to the change in control or at the same level as other similarly situated executives who continue in the employ of the Company. These amounts may be reduced to the extent that the executive becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans; and

•

Reimbursement for the impact of excise taxes associated with payments that are contingent upon a change in control in the event of a stock for stock transaction. The Company can reduce severance payments by up to 10% to avoid triggering the excise tax.

RSU Change in Control Provisions

Pursuant to the FY03 Stock Incentive Plan, in the event of a change in control of the Company, RSUs granted on or after May 17, 2005, except for certain RSU retention awards described below, (i) will vest on the date of the change in control, if they are not replaced by a successor company, or (ii) if they are replaced by a successor company, or the change in control does not involve a successor company, will vest on the executive’s termination date within 24 months of the change in control, if the termination was (A) by the Company other than for cause (as defined in the FY03 Stock Incentive Plan) or (B) by the executive for good reason (as defined in the FY03 Stock Incentive Plan). Any unvested RSU retention awards granted to NEOs would be forfeited in the event of any termination of employment.

Stock Option Change in Control Provisions

Pursuant to the 1996 Stock Option Plan, the 2000 Stock Option Plan, and the FY03 Stock Incentive Plan, in the event of a change in control of the Company, all stock options granted on or after May 17, 2005 (i) will vest on the date of the change in control, if they are not replaced by a successor company, or (ii) if they are replaced by a successor company, or the change in control does not involve a successor company, will vest on the executive’s termination date within 24 months of the change in control, if the termination was (A) by the Company other than for cause (as defined in the FY03 Stock Incentive Plan), (B) by the executive for good reason (as defined in the FY03 Stock Incentive Plan), or (C) as a result of the executive’s death or disability.

LTPP Change in Control Provisions

In the event of a change in control of the Company, all NEOs receive immediate acceleration of their payout based on the pro-rata portion of each performance period completed and verifiable performance to date.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors of H. J. Heinz Company has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

Charles E. Bunch, Chair	Candace Kendle
Leonard S. Coleman, Jr.	Dennis H. Reilley
Edith E. Holiday	Michael F. Weinstein

ADDITIONAL INFORMATION

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended April 29, 2012, all required filings were made on a timely basis, based on our review of the reports and written representations provided to the Company.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 28, 2012. The Proxy Statement and Annual Report to security holders are available at www.proxydocs.com/hnz.

You may obtain directions to attend the Annual Meeting and vote in person by contacting Heinz Shareholder Relations at 412-456-1771.

THEODORE N. BOBBY

Executive Vice President, General Counsel and Corporate Secretary

Dated: July 6, 2012

Appendix A

H. J. Heinz Company

Fiscal Year 2013 Stock Incentive Plan

1.    Purposes

The purposes of the Plan are to promote the growth and profitability of the Company by enabling it to attract and retain the best available personnel for positions of substantial responsibility; to motivate Participants, by means of appropriate incentives; to achieve long-range goals; to provide incentive compensation opportunities that are competitive with those of other similar companies; and to align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s Common Stock and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

2.    Effective Date

Subject to the approval of the shareholders of the Company at the annual meeting of the Company’s shareholders on August 28, 2012, the Plan shall be effective as of August 28, 2012 (the “Effective Date”). The Plan shall have a term of ten (10) years commencing upon the Effective Date; provided, however, that Plan termination shall not cancel any Awards previously granted thereunder, which shall remain in effect according to their time of the grant, and provided further that Plan provisions shall remain in effect according to the terms of such Awards.

3.    Definitions

Capitalized terms used in this Plan have the meanings specified in this Section 3:

“Award” means a grant to a Participant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Cash Awards, or any combination thereof.

“Award Grant” means the written notification or agreement confirming an Award and setting forth the terms and conditions thereof.

“Board of Directors” means the Board of Directors of the Company.

“Cash Award” means the right to receive cash with the amount of such cash subject to achievement of specified Performance Goals and subject to such other restrictions and conditions as may be established by the Committee.

“Cause” means an act of dishonesty, moral turpitude, an intentional, negligent, or grossly negligent act detrimental to the best interests of the Company or a Subsidiary, failure to perform assigned duties, poor performance of assigned duties, or violations of Company policies or Code of Conduct as in effect and amended from time to time, all as determined by the Committee; provided that, if a Participant is a party to a Severance Protection Agreement with the Company, and such Participant’s employment with the Company is terminated in a manner such that the Participant is entitled to any payments or benefits (including accrued payments or benefits) under the terms of the Severance Protection Agreement, then “Cause” for purposes of this Plan shall have the meaning set forth in the Severance Protection Agreement.

“Change in Control” means any of the following events:

(1)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” means an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, (ii) the Company or any Subsidiary, or (iii) any Person in connection with a transaction described in paragraph (3) below.

(2)	The individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(3)	A merger, consolidation or reorganization involving the Company or a Subsidiary of the Company is consummated, unless

(i)	the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the “Surviving Corporation”), at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the Surviving Corporation;

(ii)	the individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute more than one-half of the members of the board of directors of the Surviving Corporation; and

(iii)	no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(4)	A complete liquidation or dissolution of the Company.

(5)	Completion of the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Development and Compensation Committee of the Board of Directors described in Section 4, or any committee or other person or persons designated by the Board of Directors as successor to the powers and duties of the Management Development and Compensation Committee as described in Section 4.

“Common Stock” means the Company’s common stock, par value $.25 per share, except as this definition may be modified as provided in Section 13.

“Company” means H. J. Heinz Company, a Pennsylvania corporation.

“Covered Employee” means a person defined as such in Code section 162(m)(3) and the regulations thereunder (or any successor section and regulations thereunder).

“Date of Termination” means the first day occurring on or after the date or grant of an Award on which the Participant is not performing services for the Company or any Subsidiary, regardless of the reason for cessation of services; provided that a cessation of services shall not be deemed to occur by reason of a transfer of a Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that a Participant’s services shall not be considered terminated while the Participant is on an approved leave of absence from the Company or a Subsidiary. If, as a result of a sale or other transaction, the organization for which a Participant is performing services ceases to be the Company or a Subsidiary and the Participant is not, at the end of the 30-day period following the transaction, performing services for the Company or an organization that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination. Notwithstanding the foregoing, if an Award or portion of an Award issued under the Plan constitutes a “deferral of compensation” within the meaning of Code Section 409A and is payable upon (or pursuant to a fixed schedule beginning on or after) the Participant’s Date of Termination, the term “Date of Termination” means a “separation from service,” as defined in Treasury Regulations section 1.409A-1(h) and authoritative IRS guidance thereunder.

“Director” means any member of the Board of Directors who is not an Employee.

“Disability” has the meaning ascribed to such term in the Company’s Long Term Disability Plan. For the purposes of this Plan, the question whether a Participant’s condition shall be considered a Disability shall be determined in each case by the Committee and such determination by the Committee shall be final and binding. Notwithstanding the foregoing, if a Participant is a party to a Severance Protection Agreement with the Company, and such Participant’s employment with the Company is terminated in a manner that the Participant is entitled to any payments or benefits (including accrued payments or benefits) under the term of the Severance Protection Agreement, then “Disability” for purposes of this Plan shall have the meaning set forth in the Severance Protection Agreement.

“Effective Date” shall have the meaning set forth in Section 2.

“Employee” means any employee of the Company or a Subsidiary, including any such person who is an officer or a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” means the period from the date of grant of an Option or Stock Appreciation Right to the Expiration Date of such Option or Stock Appreciation Right.

“Exercise Price” means the price established by the Committee (or determined according to a method established by the Committee) at the time an Option or Stock Appreciation Right is granted and shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option or Stock Appreciation Right (or, if greater, the par value of a share of Common Stock), provided that if a Stock Appreciation Right is granted in tandem with an Option that was previously outstanding, the Exercise Price of such Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option (or, if greater, the par value of a share of Common Stock on such date).

“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date specified in the Award Grant after which such Option or Stock Appreciation Right may not be exercised; provided that the Expiration Date shall not be later than the earliest to occur of:

(i)	the ten-year anniversary of the date of grant;

(ii)	the five-year anniversary of the Participant’s Date of Termination, if the Date of Termination occurs by reason of Retirement and does not occur by reason of involuntary termination by the Company or a Subsidiary for Cause;

(iii)	the one-year anniversary of the Participant’s Date of Termination, if the Date of Termination occurs by reason of death or Disability,;

(iv)	the 90th day after the Participant’s Date of Termination, if the Date of Termination occurs by reason of involuntary termination without Cause by the Company or a Subsidiary, or by the Participant for Good Reason (in each case other than by reason of Retirement), unless the Committee determines otherwise;

(v)	the Participant’s Date of Termination, if the Date of Termination occurs by reason of involuntary termination by the Company or a Subsidiary for Cause; or

(vi)	the Participant’s Date of Termination, if the Date of Termination occurs voluntarily by the Participant (other than by reason of Retirement) or for any other reason not described above.

The Committee in its sole discretion may establish an Expiration Date later than as described above, but not later than the ten-year anniversary of the date of grant. Notwithstanding the foregoing, if the Participant’s Date of Termination occurs by reason of death or Disability, or if death or Disability of the Participant occurs after Retirement, involuntary termination without Cause or termination by the Participant for Good Reason and before the otherwise applicable Expiration Date, the Expiration Date for a Non-Statutory Option or Stock Appreciation Right which was exercisable as of the date of death or Disability or which becomes exercisable by reason of death or Disability shall not be earlier than the first anniversary of the date of Date of Termination.

“Fair Market Value” as of any specified date means the closing sale price of the Common Stock on the New York Stock Exchange—Composite Tape on such date or, if there are no sales on such date, at the opening price on the following day on which there are sales.

“Good Reason” shall mean only the occurrence, without the Participant’s express written consent (which may be withheld for any or no reason) of any of the events or conditions described herein, provided that, the Participant gives written notice of termination for Good Reason to the Company within ninety (90) days following the date on which the Participant first knew or reasonably should have known of such occurrence and the Company shall not have corrected the situation within thirty (30) days following such notice. The Participant must terminate his or her employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. The occurrence after a Change in Control of any of the events or conditions described in the following subsections (1) through (5) shall constitute Good Reason for purposes of this Plan.

(1)	a change in the Participant’s position, duties or responsibilities (including reporting responsibilities) which represents material diminution the Participant’s position, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter; or any removal of the Participant from or failure to reappoint or reelect him or her to any one of such offices or positions, except in connection with the termination of the Participant’s employment for Disability, Cause, as a result of the Participant’s death, or by the Participant other than for Good Reason;

(2)	a material reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which the Participant is entitled within five days after the date due;

(3)	a material change in geographic location where the Participant is required by the Company to perform the Participant’s regular duties from the Participant’s regular duties were performed immediately before the Change in Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements in effect immediately before the Change in Control;

(4)	the failure by the Company to provide the Participant with compensation and benefits, in the aggregate, at least equal (in opportunities) to those provided for under the compensation and employee benefit plans, programs and practices in which the Participant was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter; or

(5)	for any Participant who is a party to a Severance Protection Agreement with the Company, any additional event or condition that constitutes “Good Reason” under such Severance Protection Agreement.

Any event or condition described in subsections (1) through (5), above, which occurs before a Change in Control but which the Participant reasonably demonstrates (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (b) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred before the Change in Control.

“Incentive Option” means an Option which is an “incentive stock option” as defined in Code section 422 (or any successor section thereto).

“Non-Statutory Option” means an Option which is not intended to qualify as an Incentive Option as defined above.

“Option” means an Incentive Option or a Non-Statutory Option granted by the Company pursuant to the Plan to purchase shares of Common Stock at an Exercise Price established by the Committee.

“Participant” means an Employee, Director, or other person selected by the Committee to receive an Award. The term shall include any transferee or transferees of any person who has received an Award to the extent the transfer is permitted by the Plan and the applicable Award Grant.

“Performance Award” means an Award of Performance Shares and/or a Cash Award.

“Performance Goal” means a target based on one or more Performance Measure(s) that is/are established by the Committee in connection with a Performance Award; Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, or Subsidiaries, and may be in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

“Performance Measures” means criteria established by the Committee relating to any of the following: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; ability to execute against customer service goals; innovation as measured by a percentage of sales from new products; days in inventory; profit margin; market share; diversity; revenue growth; return on sales; strategic positioning; cash conversion cycle; and employee productivity and satisfaction metrics. Performance Measures may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and/or IFRS to the extent applicable in the United States.

“Performance Share” means a grant of shares of Common Stock, Restricted Stock, or Restricted Stock Units which are contingent on achievement of specified Performance Goals and satisfaction of such other restrictions and conditions as may be established by the Committee.

“Plan” means the H. J. Heinz Company Fiscal Year 2013 Stock Incentive Plan.

“Restricted Stock” means a grant of shares of Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the completion of service by the Participant, or achievement of other objectives, as determined by the Committee.

“Restricted Stock Unit” means a grant of a Stock Unit which is subject to a risk of forfeiture or other restrictions including those that will lapse upon the completion of service by the Participant, or achievement of other objectives, as determined by the Committee.

“Retirement” means cessation of services for the Company or a Subsidiary (i) after reaching age 55 and completion of five (5) years of continuous service with respect to those Participants who are age 45 or older as of September 1, 2012; or (ii) after reaching age 60 and completion of five (5) years of continuous service with respect to Participants who are younger than age 45 as of September 1, 2012 and all Employee Participants who commence employment or are promoted into a position eligible for an annual Award on or after September 1, 2012.

“Stock Appreciation Right” means a grant which entitles the Participant to receive, in cash or Common Stock (as determined pursuant to subsection 7(C)), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) an Exercise Price established by the Committee.

“Stock Unit” means a right to receive shares of Common Stock in the future.

“Subsidiary” means any corporation, partnership, joint venture, or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee, and, with the exception of the determination of whether or not a Change in Control has occurred, consistent with the provisions of Section 19.

“Successor” means the person or persons entitled in lieu of the Participant to receive any shares of Common Stock or other benefits under the Plan by reason of a beneficiary designation, will, laws of intestacy, or family assignments as permitted under the Plan. The Successor of a deceased Participant shall be the person or persons entitled to do so under a beneficiary designation in accordance with Section 11, or, if none, under the Participant’s will, or, if the Participant shall have failed to designate a beneficiary or make testamentary disposition of such benefits or shall have died intestate, by the Participant’s legal representative or representatives.

“Surviving Corporation” means the surviving corporation, its parent or any other entity that results from any merger, consolidation, or reorganization of the Company.

4.    Administration

The Plan shall be administered by a Management Development and Compensation Committee of not less than three Directors of the Company appointed by the Board of Directors. No person shall be eligible or continue to serve as a member of such Committee unless such person is “independent” as defined by the New York Stock Exchange (or a stock exchange on which Common Stock is traded) and an “outside director” within the meaning of regulations under Code section 162(m).

The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by the entire Committee, shall be the acts of the Committee.

The Committee shall have the authority and discretion, consistent with the provisions of Section 19, to interpret the Plan and to make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. In the event of any dispute or disagreement as to the interpretation of this Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

Except to the extent prohibited by applicable law or the applicable rules of the New York Stock Exchange (or a stock exchange on which Common Stock is traded), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to the Chief Executive Officer of the Company, other officer subject to Section 16 of the Exchange Act of the Company designated by the Committee, or a committee of officers of the Company designated by the Committee, except with respect to Awards to any Covered Employee or to an officer or other person subject to Section 16 of the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time.

5.    Eligibility

Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, those Employees, Directors or other persons who will be granted one or more Awards under the Plan, and who thereby will become “Participants” in the Plan.

(A)	In determining eligibility to receive an Award, as well as in determining the type and amount of the Award to any Participant, the Committee shall consider the position and responsibilities of the person being considered, the nature and value to the Company or a Subsidiary of such person’s services and accomplishments, such person’s present and potential contribution to the success of the Company or its Subsidiaries, and such other factors as the Committee may deem relevant.

(B)	The Plan does not constitute a contract of employment or for provision of other services, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of or continue to provide services to the Company or any Subsidiary or give any participating employee or other individual any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan, nor shall the Plan in any way interfere with the right of the Company or any Subsidiary to terminate the employment or services of any participating employee or other individual at any time.

(C)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(D)	No Participant shall exercise any rights under any Awards hereunder until an Award Grant has been executed by the Participant in the form and manner prescribed by the Company.

6.    Shares Available

Subject to the provisions of Section 13, the type and number of shares of Common Stock for which Awards may be granted under the Plan shall be determined in accordance with this Section 6:

(A)	The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized but unissued or currently held or shares reacquired by the Company and presently or hereafter held as treasury shares, including shares purchased in the open market or in private transactions.

(B)	Subject to the following provisions of this Section 6, the maximum number of shares of Common Stock that may be delivered to Participants and their Successors under the Plan shall be ten million (10,000,000) shares of Common Stock (determined consistent with subparagraph (C)(3)). Any shares of Common Stock subject to Awards under this Plan which expire or are forfeited, canceled or settled in cash without delivery of shares of Common Stock shall again be available for issuance as Awards under the Plan. The following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option Exercise Price.

(C)	The following additional limitations are imposed on the shares of Common Stock that may be delivered to Participants and their Successors as provided above.

(1)	The maximum number of shares of Common Stock that may be issued in conjunction with Awards granted pursuant to Section 9 (relating to Other Stock Awards) and Section 10 (relating to Performance Shares) shall be, in the aggregate, fifty percent (50%) of the total shares reserved for Awards pursuant to paragraph (B) above. Each share issued pursuant to any Award granted hereunder shall be counted as one share for purposes of applying the limitations set forth in this Section.

(2)	The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 8 (relating to Options and Stock Appreciation Rights) shall be two million (2,000,000) shares during any twelve consecutive months. If an Option is in tandem with a Stock Appreciation Right, such that the exercise of the Option or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Option, respectively, with respect to such share, the tandem Option and Stock Appreciation Right with respect to each share of Common Stock shall be counted as covering but one share of Common Stock for purposes of applying the limitations of this Section 6. For purposes of compliance with Code Section 162(m), all cancelled shares, including shares that are applied toward the exercise price and/or tax withholding, shall be counted toward the individual award maximum set forth in this Section 6(C)(2).

(3)	The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 9 (relating to Other Stock Awards) and Section 10 (relating to Performance Shares) shall be, in the aggregate, two million (2,000,000) shares during any twelve consecutive months.

(4)	For Cash Awards that are intended to be “performance-based compensation” (within the meaning of regulations under Code section 162(m)), the maximum Awards payable in cash to any one individual in any one fiscal year shall not exceed ten million dollars ($10,000,000). If, after an amount has been earned with respect to a Cash Award, the delivery of such amount is deferred pursuant to Section 7(B), any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.

7.    Awards

The Committee shall have full and complete authority, in its discretion, subject to the provisions of the Plan, to grant Awards to Participants consisting of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Cash Awards, or any combination thereof, as more fully described in Sections 8 through 10, subject to such terms and conditions as the Committee deems appropriate. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other compensation plan of the Company or any Subsidiary, including the plan of any acquired entity.

(A)    Dividends and Dividend Equivalents

The Committee may provide that Awards denominated in Common Stock earn dividends or dividend equivalents, which shall be subject to the following rules, except as otherwise provided in an Award Grant:

(1)	In no event shall dividends or dividend equivalents be granted with respect to Options or Stock Appreciation Rights.

(2)	Dividends and dividend equivalents (if any) issued with respect to Restricted Stock, Restricted Stock Units and Performance Awards shall be payable at the same time as the underlying Award, to the extent the underlying Award becomes vested, and shall be forfeited to the extent the underlying Award does not vest.

Notwithstanding any provision in this Plan or any Award Grant, dividends and dividend equivalents shall be administered in accordance with Section 19. Prior to payment, dividends and dividend equivalents shall be credited to an account established by the Committee under the Plan in the name of the Participant. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions (including reinvestment in additional shares or share equivalents) as the Committee may establish.

(B)    Deferrals

The Committee may require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan; provided, however, that in no event shall deferral of Options or Stock Appreciation Rights be permitted. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, conversion of deferred amounts into deferred Common Stock (or other) equivalents, or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. Any deferrals permitted by the Committee with respect to Awards granted pursuant to this Plan shall be governed by and subject to Code section 409A and the rules of either: (1) the Deferred Compensation Plan for Non-Employee Directors of H.J. Heinz Company (as amended and restated effective January 1, 2008), or the “Directors Deferred Compensation Plan,” if such Awards are granted to Directors; or (2) the H.J. Heinz Company Executive Deferred Compensation Plan (as amended and restated effective January 1, 2008), or the “EDCP,” if such Awards are granted to Employees, each as may be amended or in effect from time to time, and their successor plans.

(C)    Settlements

Settlement of Awards may be in the form of cash, shares of Common Stock, other Awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose.

8.    Options and Stock Appreciation Rights; No Reloads

The Committee may grant Options containing such terms and conditions as shall be requisite, in the judgment of the Committee, to constitute either Incentive Options or Non-Statutory Options. Non-Statutory Options shall be identified as such in the Award Grant. The Committee may grant Stock Appreciation Rights either (i) independently of Options or (ii) in tandem with Options such that the exercise of the Option or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Option, respectively, with respect to such share. The grant of each Option or Stock Appreciation Right shall be confirmed in writing by an Award Grant in the form prescribed by the Committee. Neither Options nor Stock Appreciation Rights granted under the Plan shall contain any provision entitling the optionee or right-holder to the automatic grant of additional Options or Stock Appreciation Rights in connection with any exercise of the Option or Stock Appreciation Right.

(A)    Exercise Price; No Repricing

At the time an Option or Stock Appreciation Right is granted, the Committee shall determine the Exercise Price. Except for adjustments as provided in Section 13, the Committee may not, without obtaining approval of the Company’s shareholders, (i) amend any outstanding Option or Stock Appreciation Right to reduce the Exercise Price, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with a lower Exercise Price, (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price above the current stock price (i.e., underwater Options or Stock Appreciation Rights) in exchange for cash, other Awards or securities, or (iv) take any other action with respect to Options or Stock Appreciation Rights that has the effect of buying out, repricing, replacing or regranting through cancellation underwater Options or Stock Appreciation Rights, including, but not limited to, any action that would be treated as a “repricing” under the then applicable rules or listing requirements adopted by the New York Stock Exchange.

(B)    Exercise Period

Each Option or Stock Appreciation Right granted under this Plan shall be exercisable during such period and under such circumstances as the Committee shall determine, subject to the following rules unless otherwise determined by the Committee:

(1)	An Option or Stock Appreciation Right must be exercised prior to the Expiration Date.

(2)	With respect to any Option or Stock Appreciation Right granted hereunder, such Option or Stock Appreciation Right shall become immediately vested and exercisable as to 100% of the shares of Common Stock subject to the Option or Stock Appreciation Right upon (i) the occurrence of a Change in Control if such Option or Stock Appreciation Right is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of the Participant’s employment with or services for the Company within 24 months following a Change in Control if such termination is (a) by the Company for reasons other than Cause or (b) by the Participant for Good Reason, but, in either case of clause (i) or (ii), only to the extent the Option or Stock Appreciation Right has not otherwise been terminated and canceled or become exercisable as of such date.

(3)	The effect of a Participant’s cessation of performance of services for the Company and its Subsidiaries shall be as follows:

(i)	Retirement. If cessation of performance of services is the result of Retirement, the Participant may exercise any outstanding Option or Stock Appreciation Right at any time after and to the extent that such Option or Stock Appreciation Right has become exercisable under the terms of the applicable Award Grant and before the applicable Expiration Date.

(ii)	Death. If a Participant dies while the Participant is continuing to perform services for the Company or a Subsidiary or during the period following Retirement and before the Expiration Date, the Successor may exercise the Participant’s Options or Stock Appreciation Rights at any time prior to the applicable Expiration Date, whether or not such Options or Stock Appreciation Rights were otherwise exercisable on the date of the Participant’s death under this Plan or the applicable Award Grant.

(iii)	Disability. If the Committee determines that a Participant ceased to perform services for the Company or a Subsidiary because of Disability, any Option or Stock Appreciation Right held by such Participant on the Date of Termination may be exercised (whether or not such Option or Stock Appreciation Right was otherwise exercisable on the Date of Termination under this Plan or the provisions of the Award Grant relating thereto) at any time prior to the Expiration Date.

(iv)	Involuntary Termination without Cause. If the Participant ceases to perform services for the Company and its Subsidiaries involuntarily without Cause, the Participant may exercise any outstanding Option or Stock Appreciation Right at any time after and to the extent that such Option or Stock Appreciation Right has become exercisable under the terms of the applicable Award Grant and before the applicable Expiration Date.

(v)	Involuntary Termination for Cause. If a Participant ceases to perform services for the Company and its Subsidiaries involuntarily for Cause, any outstanding Options held by such Participant shall be immediately cancelled on such Date of Termination.

(vi)	Other Termination. If a Participant ceases to perform services for the Company and its Subsidiaries for any reason other than as set forth in subparagraphs (i) through (v) above, the Participant may exercise any outstanding Option or Stock Appreciation Right at any time after and to the extent that such Option or Stock Appreciation Right has become exercisable under the terms of the applicable Award Grant and before the applicable Expiration Date.

(C)    Exercise Procedures

Each Option or Stock Appreciation Right granted under this Plan may be exercised to the extent exercisable, in whole or in part at any time during the Exercise Period, for such number of shares as shall be prescribed by the provisions of the Award Grant evidencing such Option, provided that:

(1)	An Option or Stock Appreciation Right may be exercised by the Participant or a Successor only by written notice (in the form prescribed by the Committee) to the Company specifying the number of shares to which such notice applies.

(2)	The aggregate Exercise Price of the shares as to which an Option may be exercised shall be, in the discretion of the Committee and consistent with the provisions of Section 19:

(a)	paid in U.S. funds by any one or any combination of the following: cash (including check, draft or wire transfer made payable to the order of the Company), or delivery of Common Stock certificates endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange evidencing shares of Common Stock which have been held for more than six months (or such other period of time as the Committee deems appropriate), whose value shall be deemed to be the Fair Market Value on the date of exercise of such Common Stock; or

(b)	deemed to be paid in full provided the notice of the exercise of an Option is accompanied by a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the Exercise Price; or

(c)	paid by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; and further provided that shares of Common Stock will no longer be subject to an Option and such Option will no longer be exercisable thereafter to the extent of (i) the shares used to pay the exercise price pursuant to a “net exercise,” (ii) the shares delivered to the Optionee as a result of such exercise, and (iii) any shares withheld to satisfy tax withholding obligations as a result of such exercise; or

(d)	paid upon such terms and conditions, including provision for securing the payment of the same, as the Committee, in its discretion, shall provide.

(3)

As soon as practicable after receipt by the Company of notice of exercise and of payment in full of the Exercise Price of the shares with respect to which an Option has been exercised, a certificate or certificates representing such shares shall be registered in the name or names of the Participant or Successor and shall be delivered to the Participant or Successor. If any part of the Exercise Price is paid on a deferred basis (to the extent such deferral is permitted by the Committee), the shares for which payment has been deferred shall be registered in the name of the Participant or Successor but the certificate or certificates representing such shares shall not be delivered to the Participant or Successor until the Exercise Price for such shares has been paid in full.

(D)    Special Rules Relating to Incentive Options

(1)	No Incentive Option may be granted to an individual who is not an Employee of the Company or a Subsidiary.

(2)	No Incentive Option may be granted on or after the 10th anniversary of the Effective Date.

(3)	The aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Options are exercisable for the first time during any calendar year by an Employee under all plans of the Company and its Subsidiaries shall not exceed the greater of $100,000 or such sum as may from time to time be permitted under Code section 422.

9.    Other Stock Awards

The Committee may make Awards consisting of Restricted Stock or Restricted Stock Units, containing such terms and conditions, and subject to such restrictions and contingencies as the Committee shall determine, subject to the provisions of the Plan. Vesting of Restricted Stock Unit Awards granted to other than Directors that are not granted in lieu of other compensation or to replace forfeited awards from a prior service recipient shall require either the achievement of Performance Measures or other performance objectives, or the completion of a specified period of service with the Company or the Subsidiaries. If the right to become vested in a Restricted Stock Award or Restricted Stock Unit Award granted under this Section 9 is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation or to replace forfeited awards from a prior service recipient, then the required period of service for full vesting shall be not less than three years, subject to acceleration of vesting, but not the acceleration of payment with respect to any “deferred compensation” (as defined in Code section 409A) unless such accelerated payment is permitted by Code section 409A (and the regulations thereunder) without incurring penalties, in the following circumstances:

(A)	to the extent permitted by the Committee, in the event of the Participant’s death, Disability, or involuntary termination without Cause; or

(B)	unless otherwise provided by the Committee in any individual Award Agreement at the time of grant, upon (i) the occurrence of a Change in Control if such Award is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of the Participant’s employment with or services for the Company within 24 months following a Change in Control if such termination is by the Company for reasons other than Cause or by the Participant for Good Reason but, in either case of clause (i) or (ii), only to the extent the Award has not otherwise been terminated and canceled as of such date.

10.    Performance Awards

The Committee may make Awards consisting of Performance Shares or Cash Awards, containing such terms and conditions, and subject to such restrictions and contingencies as the Committee shall determine, subject to the provisions of the Plan. Performance Awards shall be conditioned on the achievement of Performance Goals, based on one or more Performance Measures, as determined by the Committee, over a performance period (not less than one year) prescribed by the Committee. For Awards under this Section 10 intended to be “performance-based compensation” within the meaning of regulations under Code section 162(m), the grant of the Awards and the performance goals shall be made during the period required under Code section 162(m). In the event that a Change in Control occurs after a Performance Award has been granted but before completion of the applicable performance period, a pro rata portion of such Award shall become payable as of the date of the Change in Control to the extent otherwise earned on the basis of achievement of the pro rata portion of the Performance Goals relating to the portion of the performance period completed as of the date of the Change in Control; provided, however, that to the extent the acceleration of the payment of any pro rata portion of such Award would be prohibited by Code section 409A (and the regulations thereunder) without incurring penalties under Code section 409A, the payment of such pro rata portion of such Award shall be deferred until the date that such Performance Award would have otherwise been paid had there been no Change in Control.

11.    Non-Transferability

Unless otherwise designated by the Committee to the contrary, each Award granted under the Plan shall by its terms be non-transferable by the Participant (except by will or the laws of descent and distribution). An Option or Stock Appreciation Right shall be exercisable during the Participant’s lifetime only by the Participant, his or her guardian or legal representative, or by such other means as the Committee may approve from time to time that is not inconsistent with or contrary to the provisions of either Section 16(b) of the Exchange Act or Rule 16b-3, as either may be amended from time to time, or any law, rule, regulation or other provision that may hereafter replace such Rule. A Participant may also designate a beneficiary to exercise his or her Awards after the Participant’s death on the form prescribed by the Committee or its designee. No beneficiary designation will be accepted unless it is made on such form, completed properly, and received by the Committee or its designee or postmarked prior to the Participant’s death. To the extent consistent with the provisions of Section 19, the Committee may amend outstanding Awards to provide for transfer, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members.

12.    Listing and Registration of Shares

If at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of any of the shares subject to Awards under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the purchase or issue of shares thereunder, no outstanding Awards which would result in the purchase or issuance of shares may be exercised or otherwise settled unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Board of Directors may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable law and shall have the authority to cause the Company at its expense to take any action related to the Plan which may be required in connection with such listing, registration, qualification, consent, or approval.

13.    Adjustments

To the extent consistent with the provisions of Section 19, the Committee shall make such adjustments as it deems appropriate to meet the intent of the Plan in the event of changes that impact the Company’s share price or share status, provided that any such actions are consistently and equitably applicable to all affected Participants.

To the extent consistent with the provisions of Section 19, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, reorganization, spin-off, or other distribution (other than ordinary cash dividends) of Company assets to shareholders, or any other change affecting shares or the value of shares or awards under the Plan, such adjustments to reflect such change shall be made by the Committee with respect to: (i) the aggregate number of shares and/or kind of shares that may be issued under the Plan or that may be subject to Awards of a specified type and/or to any individual; (ii) the number of shares and/or kind of shares covered by outstanding Awards to any individual under the Plan; and/or (iii) the applicable price per share with respect to any outstanding Options, Stock Appreciation Rights, and other Awards under the Plan. Notwithstanding anything in this paragraph to the contrary, an adjustment to a Stock Option or Stock Appreciation Right under this paragraph shall be made in a manner that will not result in the grant of a new Stock Option or Stock Appreciation Right under Code Section 409A or cause the Stock Option or Stock Appreciation Right to fail to be exempt from Code Section 409A.

14.    Tax Withholding

Delivery of any shares or any other benefits under the Plan is subject to withholding of applicable taxes. The Committee unilaterally or by arrangement with the Participant or Successor shall make appropriate provision for satisfaction of withholding taxes in the case of any transaction under the Plan which gives rise to a withholding requirement. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Common Stock which the Participant already owns and which have been held for more than six months (or such other period of time that the Committee deems appropriate), or (to the extent of minimum statutory withholding requirements) through withholding of shares of Common Stock to which the Participant is otherwise entitled under the Plan.

15.    Amendments and Termination

The Board of Directors may amend this Plan as it shall deem advisable, except that the Board of Directors may not, without further approval of the shareholders of the Company, subject to Section 13, (a) increase the total number of shares of Common Stock which may be issued under the Plan as set forth in Section 6(B) or the maximum number of shares that may be issued, as provided in Section 6(C), (b) change the class of individuals eligible for Awards, (c) change the rules governing Exercise Price, or (d) take any action with respect to outstanding Options or Stock Appreciation Rights that has the effect of repricing, or buying out, repricing, replacing, or regranting through cancellation of Underwater Options or Stock Appreciation Rights as provided in Section 8(A) of this Plan. The Board of Directors may, in its discretion, terminate this Plan at any time. No amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected Successor), adversely affect the rights of any Participant or Successor under any Award granted under the Plan prior to the date such amendment is adopted, provided that adjustments pursuant to Section 13 are not subject to such limitation. Subject to the foregoing and the requirements of Code section 162(m), the Board of Directors may without further action on the part of the shareholders of the Company or the consent of Participants, amend the Plan, (a) to permit or facilitate qualification of Options thereafter granted under the Plan as Incentive Options, (b) to ensure compliance with the provisions of Code Section 409A, and (c) to preserve the Company’s tax deduction under Code section 162(m). Notwithstanding the foregoing, any action taken pursuant to this Section 15 must be consistent with the provisions of Section 19.

16.    Foreign Jurisdictions

The Committee may, from time to time, adopt, amend, and terminate under the Plan such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of laws of any foreign jurisdiction to Participants who are subject to such laws and who receive Awards under the Plan. Notwithstanding the foregoing, any action taken pursuant to this Section 16 must be consistent with the provisions of Section 19.

17.    Compliance with Code section 162(m)

With respect to Covered Employees, Awards issued under the Plan are intended to avoid loss of the deduction referred to in paragraph (1) of Code section 162(m) or any successor section thereto. However, the Committee reserves the right to issue Awards which are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m), no assurance can be given, notwithstanding the Committee’s efforts, that an Award intended to satisfy the requirements for deductibility does, in fact, do so.

18.    Notices

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Secretary of the Company or mailed to its principal office, Post Office Box 57, Pittsburgh, Pennsylvania 15230, addressed to the attention of the Secretary; and if to the Participant, shall be delivered personally or mailed to the Participant at the address appearing in the payroll records of the Company or a Subsidiary or, if applicable, to the Participant’s Successor at the last known address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party.

19.    Compliance with Code Section 409A

It is intended that the Option Awards granted to Participants pursuant to this Plan shall not constitute “deferrals of compensation” (within the meaning of Code Section 409A) and, as a result, shall not be subject to the requirements of Code Section 409A. The Plan is to be interpreted in a manner consistent with this intention.

In addition, a new Option Award may not be issued if such Award would be subject to Code Section 409A, and an existing Option Award may not be modified in a manner that would cause such Option Award to become subject to Code Section 409A.

Except as otherwise provided in an Award Grant, any Performance Awards under this Plan for which no deferral opportunity is offered to and/or elected by a Participant will be paid promptly within ninety (90) days after the end of the last day of the applicable Performance Period with respect to such Awards (provided, however, that no portion of such a Performance Award shall be paid after the end of the “Applicable Two and a Half Month Period” for that portion of the Performance Award), subject to any applicable requirements of the Company’s Stock Ownership Guidelines which may defer the actual distribution (but not taxation) of any Performance Awards. Except as otherwise provided in an Award Grant, any Awards of Restricted Stock, and/or Restricted Stock Units under this Plan for which no deferral opportunity is offered to and/or elected by a Participant will be paid promptly within ninety (90) days after the end of the last day of the applicable vesting period with respect to such Awards (provided, however, that no portion of such an Award shall be paid after the end of the “Applicable Two and a Half Month Period” for that portion of the Award); provided, however, that in the case of Restricted Stock and/or Restricted Stock Unit Awards under the Plan the actual distribution of any Common Stock (but not the taxation thereof) shall be subject to any applicable requirements of the Company’s Stock Ownership Guidelines. For each portion of an Award, the term “Applicable Two and a Half Month Period” means the period ending on the later of (a) the fifteenth day of the third month following the end of the calendar year in which such portion becomes vested, or (b) the fifteenth day of the third month following the end of the Company’s fiscal year in which such portion becomes vested. It is intended that any Award or portion of an Award that is subject to the payment rule described in this paragraph shall not constitute a “deferral of compensation” (within the meaning of Code Section 409A) and, as a result, shall not be subject to the requirements of Code Section 409A. The Plan is to be interpreted in a manner consistent with this intention.

To the extent that separate deferral elections under Section 7(B) are offered to Participants by the Committee with respect to any Award(s) under this Plan, to the extent that Awards under this Plan are required to be deferred by the Committee, or to the extent that earnings on Awards are subjected by the Committee to vesting conditions causing such earnings to constitute “deferred compensation” (within the meaning of Code section 409A), the deferral of those Awards shall be governed by and subject to Code section 409A and the rules of either: (1) the Deferred Compensation Plan for Non-Employee Directors of H.J. Heinz Company (as amended and restated effective January 1, 2008), or the “Directors Deferred Compensation Plan,” if such Awards are granted to Directors; or (2) the H.J. Heinz Company Executive Deferred Compensation Plan (as amended and restated effective January 1, 2008), or the “EDCP,” if such Awards are granted to Employees.

Certain Awards or portions of Awards issued under the Plan may constitute “deferrals of compensation” (within the meaning of Code Section 409A). It is intended that such Awards or portions of Awards will not be taxable under Code section 409A. This Plan (including prior versions) shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Code section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Company or a Subsidiary. The Plan is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of the Plan and Code section 409A, the terms of Code section 409A shall control.

20.    Clawback Policy

Awards under this Plan are specifically made subject to the Company’s Executive Compensation Clawback Policy, as in effect and amended from time to time, to the fullest extent said Policy is applicable.

Appendix B

H. J. Heinz Company

Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan

(as amended and restated effective August 13, 2008)

1.    Purposes

The purposes of the Plan are to promote the growth and profitability of the Company by enabling it to attract and retain the best available personnel for positions of substantial responsibility; to motivate Participants, by means of appropriate incentives; to achieve long-range goals; to provide incentive compensation opportunities that are competitive with those of other similar companies; and to align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s Common Stock and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

2.    Effective Date

Subject to the approval of the shareholders of the Company at the annual meeting of the Company’s shareholders on September 12, 2002, the Plan shall be effective as of September 12, 2002. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding.

3.    Definitions

Capitalized terms used in this Plan have the meanings specified in this Section 3:

“Award” means a grant to a Participant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Cash Awards, or any combination thereof.

“Award Grant” means the written notification or agreement confirming an Award and setting forth the terms and conditions thereof.

“Board of Directors” means the Board of Directors of the Company.

“Cash Award” means the right to receive cash with the amount of such cash subject to achievement of specified Performance Goals and subject to such other restrictions and conditions as may be established by the Committee.

“Cause” means an act of dishonesty, moral turpitude or an intentional or grossly negligent act detrimental to the best interests of the Company or a Subsidiary, as determined by the Committee; provided that, if a Participant is a party to a Severance Protection Agreement with the Company, and such Participant’s employment with the Company is terminated in a manner such that the Participant is entitled to any payments or benefits (including accrued payments or benefits) under the terms of the Severance Protection Agreement, then “Cause” for purposes of this Plan shall have the meaning set forth in the Severance Protection Agreement.

“Change in Control” means any of the following events:

(1)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” means an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, (ii) the Company or any Subsidiary, or (iii) any Person in connection with a transaction described in paragraph (3) below.

(2)	The individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(3)	A merger, consolidation or reorganization involving the Company or a Subsidiary of the Company, unless

(i)	the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the “Surviving Corporation”), at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the Surviving Corporation;

(ii)	the individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute more than one-half of the members of the board of directors of the Surviving Corporation; and

(iii)	no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(4)	A complete liquidation or dissolution of the Company.

(5)	Completion of the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(6)	Any other transaction involving the Company designated as a “Change in Control” by a majority of the Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Development and Compensation Committee of the Board of Directors described in Section 4, or any committee or other person or persons designated by the Board of Directors as successor to the powers and duties of the Management Development and Compensation Committee as described in Section 4.

“Common Stock” means the Company’s common stock, par value $.25 per share, except as this definition may be modified as provided in Section 13.

“Company” means H. J. Heinz Company, a Pennsylvania corporation.

“Covered Employee” means a person defined as such in Code section 162(m)(3) and the regulations thereunder (or any successor section and regulations thereunder).

“Date of Termination” means the first day occurring on or after the date or grant of an Award on which the Participant is not performing services for the Company or any Subsidiary, regardless of the reason for cessation of services; provided that a cessation of services shall not be deemed to occur by reason of a transfer of a Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that a Participant’s services shall not be considered terminated while the Participant is on an approved leave of absence from the Company or a Subsidiary. If, as a result of a sale or other transaction, the organization for which a Participant is performing services ceases to be the Company or a Subsidiary and the Participant is not, at the end of the 30-day period following the transaction, performing services for the Company or an organization that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination.

“Director” means any member of the Board of Directors who is not an Employee.

“Disability” has the meaning ascribed to such term in the Company’s Long Term Disability Plan. For the purposes of this Plan, the question whether a Participant’s condition shall be considered a Disability shall be determined in each case by the Committee and such determination by the Committee shall be final and binding. Notwithstanding the foregoing, if a Participant is a party to a Severance Protection Agreement with the Company, and such Participant’s employment with the Company is terminated in a manner that the Participant is entitled to any payments or benefits (including accrued payments or benefits) under the term of the Severance Protection Agreement, then “Disability” for purposes of this Plan shall have the meaning set forth in the Severance Protection Agreement.

“Effective Date” shall have the meaning set forth in Section 2.

“Employee” means any employee of the Company or a Subsidiary, including any such person who is an officer or a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” means the period from the date of grant of an Option or Stock Appreciation Right to the Expiration Date of such Option or Stock Appreciation Right.

“Exercise Price” means the price established by the Committee (or determined according to a method established by the Committee) at the time an Option or Stock Appreciation Right is granted and shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option or Stock Appreciation Right (or, if greater, the par value of a share of Common Stock), provided that if a Stock Appreciation Right is granted in tandem with an Option that was previously outstanding, the Exercise Price of such Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option (or, if greater, the par value of a share of Common Stock on such date).

“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date specified in the Award Grant after which such Option or Stock Appreciation Right may not be exercised; provided that the Expiration Date shall not be later than the earliest to occur of:

(i)	the ten-year anniversary of the date of grant;

(ii)	if the Participant’s Date of Termination occurs by reason of Retirement, the five-year anniversary of such Date of Termination;

(iii)	if the Participant’s Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination;

(iv)	if the Participant’s Date of Termination occurs by reason of involuntary termination without Cause by the Company or a Subsidiary, or by the Participant for Good Reason, the 90th day after the Date of Termination unless the Committee determines otherwise;

(v)	if the Participant’s Date of Termination occurs by reason of involuntary termination by the Company or a Subsidiary for Cause, the Date of Termination; or

(vi)	if the Participant’s Date of Termination occurs voluntarily by the Participant or for any other reason not described above, the Date of Termination.

The Committee in its sole discretion may establish an Expiration Date later than as described above, but not later than the ten-year anniversary of the date of grant. Notwithstanding the foregoing, if the Participant’s Date of Termination occurs by reason of death or Disability or if death or Disability of the Participant occurs after Retirement or involuntary termination without Cause and before the otherwise applicable Expiration Date, the Expiration Date for a Non-Statutory Option or Stock Appreciation Right which was exercisable as of the date of death or Disability or which becomes exercisable by reason of death or Disability shall not be earlier than the first anniversary of the date of Date of Termination.

“Fair Market Value” as of any specified date means the closing sale price of the Common Stock on the New York Stock Exchange—Composite Tape on such date or, if there are no sales on such date, at the opening price on the following day on which there are sales.

“Good Reason” means the occurrence after a Change in Control of any of the events or conditions described in the following subsections (1) through (5):

(1)	a change in the Participant’s title, position, duties or responsibilities (including reporting responsibilities) which represents an adverse change from the Participant’s title, position, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter; or any removal of the Participant from or failure to reappoint or reelect him or her to any one of such offices or positions, except in connection with the termination of the Participant’s employment for Disability, Cause, as a result of the Participant’s death, or by the Participant other than for Good Reason;

(2)	a reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which the Participant is entitled within five days after the date due;

(3)	the Participant being required by the Company to perform the Participant’s regular duties at any place outside a 30-mile radius from the place where the Participant’s regular duties were performed immediately before the Change in Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements in effect immediately before the Change in Control;

(4)	the failure by the Company to provide the Participant with compensation and benefits, in the aggregate, at least equal (in opportunities) to those provided for under the compensation and employee benefit plans, programs and practices in which the Participant was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter; or

(5)	for any Participant who is a party to a Severance Protection Agreement with the Company, any additional event or condition that constitutes “Good Reason” under such Severance Protection Agreement.

Any event or condition described in subsections (1) through (5), above, which occurs before a Change in Control but which the Participant reasonably demonstrates (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (b) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred before the Change in Control.

“Incentive Option” means an Option which is an “incentive stock option” as defined in Code section 422 (or any successor section thereto).

“Non-Statutory Option” means an Option which is not intended to qualify as an Incentive Option as defined above.

“Option” means an Incentive Option or a Non-Statutory Option granted by the Company pursuant to the Plan to purchase shares of Common Stock at an Exercise Price established by the Committee.

“Participant” means an Employee, Director, or other person selected by the Committee to receive an Award. The term shall include any transferee or transferees of any person who has received an Award to the extent the transfer is permitted by the Plan and the applicable Award Grant.

“Performance Award” means an Award of Performance Shares and/or a Cash Award.

“Performance Goal” means a target based on Performance Measures that is established by the Committee in connection with a Performance Award; Performance Goals may be established on a corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries, and may be in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

“Performance Measures” means criteria established by the Committee relating to any of the following: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; ability to execute against customer service goals; and innovation as measured by a percentage of sales from new products. Performance Measures may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles.

“Performance Share” means a grant of shares of Common Stock, Restricted Stock, or Restricted Stock Units which are contingent on achievement of specified Performance Goals and satisfaction of such other restrictions and conditions as may be established by the Committee.

“Plan” means the H. J. Heinz Company Third Amended and Restated Fiscal Year 2003 Stock Incentive Plan.

“Restricted Stock” means a grant of shares of Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the completion of service by the Participant, or achievement of other objectives, as determined by the Committee.

“Restricted Stock Unit” means a grant of a Stock Unit which is subject to a risk of forfeiture or other restrictions including those that will lapse upon the completion of service by the Participant, or achievement of other objectives, as determined by the Committee.

“Retirement” means cessation of services for the Company or a Subsidiary by reason of retirement under the provisions of any formal retirement plan of the Company or Subsidiary.

“Stock Appreciation Right” means a grant which entitles the Participant to receive, in cash or Common Stock (as determined pursuant to subsection 7(C)), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) an Exercise Price established by the Committee.

“Stock Unit” means a right to receive shares of Common Stock in the future.

“Subsidiary” means any corporation, partnership, joint venture, or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee, and, with the exception of the determination of whether or not a Change in Control has occurred, consistent with the provisions of Section 19.

“Subsidiary Corporation” means any corporation in which the Company owns, directly (or indirectly through Subsidiary Corporations), at least 50% of the total combined voting power of all classes of stock.

“Successor” means the person or persons entitled in lieu of the Participant to receive any shares of Common Stock or other benefits under the Plan by reason of a beneficiary designation, will, laws of intestacy, or family assignments as permitted under the Plan. The Successor of a deceased Participant shall be the person or persons entitled to do so under a beneficiary designation in accordance with Section 11, or, if none, under the Participant’s will, or, if the Participant shall have failed to designate a beneficiary or make testamentary disposition of such benefits or shall have died intestate, by the Participant’s legal representative or representatives.

“Surviving Corporation” means the surviving corporation, its parent or any other entity that results from any merger, consolidation, or reorganization of the Company.

4.    Administration

The Plan shall be administered by a Management Development and Compensation Committee of not less than three Directors of the Company appointed by the Board of Directors. No person shall be eligible or continue to serve as a member of such Committee unless such person is “independent” as defined by the New York Stock Exchange and an “outside director” within the meaning of regulations under Code section 162(m).

The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by the entire Committee, shall be the acts of the Committee.

The Committee shall have the authority and discretion, consistent with the provisions of Section 19, to interpret the Plan and to make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. In the event of any dispute or disagreement as to the interpretation of this Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to the Chief Executive Officer of the Company or a committee of officers of the Company, except with respect to Awards to any Covered Employee or to an officer or other person subject to Section 16 of the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time.

5.    Eligibility

Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, those Employees, Directors or other persons who will be granted one or more Awards under the Plan, and who thereby will become “Participants” in the Plan.

(A)	In determining eligibility to receive an Award, as well as in determining the type and amount of the Award to any Participant, the Committee shall consider the position and responsibilities of the person being considered, the nature and value to the Company or a Subsidiary of such person’s services and accomplishments, such person’s present and potential contribution to the success of the Company or its Subsidiaries, and such other factors as the Committee may deem relevant.

(B)	The Plan does not constitute a contract of employment or for provision of other services, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of or continue to provide services to the Company or any Subsidiary or give any participating employee or other individual any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan, nor shall the Plan in any way interfere with the right of the Company or any Subsidiary to terminate the employment or services of any participating employee or other individual at any time.

(C)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

6.    Shares Available

Subject to the provisions of Section 13, the type and number of shares of Common Stock for which Awards may be granted under the Plan shall be determined in accordance with this Section 6:

(A)	The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized but unissued or currently held or shares reacquired by the Company and presently or hereafter held as treasury shares, including shares purchased in the open market or in private transactions.

(B)	Subject to the following provisions of this Section 6, the maximum number of shares of Common Stock that may be delivered to Participants and their Successors under the Plan shall be equal to the sum of: (i) seventeen million (17,000,000) shares of Common Stock (determined consistent with subparagraph (C)(3)); (ii) any shares of Common Stock subject to Awards under this Plan which are forfeited, expire or are canceled or settled in cash without delivery of shares of Common Stock; (iii) any shares of Common Stock tendered (either actually or through attestation or through a “net exercise”) to pay the Exercise Price of any Option or to satisfy withholding taxes; and (iv) any shares of Common Stock withheld for payment of withholding taxes.

(C)	The following additional limitations are imposed on the shares of Common Stock that may be delivered to Participants and their Successors as provided above.

(1)	The maximum number of shares of Common Stock that may be issued by Options intended to be Incentive Options shall be nine million (9,000,000) shares.

(2)	The maximum number of shares of Common Stock that may be issued in conjunction with Awards granted pursuant to Section 9 (relating to Other Stock Awards) and Section 10 (relating to Performance Shares) shall be, in the aggregate, fifty percent (50%) of the total shares reserved for Awards pursuant to paragraph (B) above.

(3)	The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 8 (relating to Options and Stock Appreciation Rights) shall be three million (3,000,000) shares during any 36 month period. If an Option is in tandem with a Stock Appreciation Right, such that the exercise of the Option or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Option, respectively, with respect to such share, the tandem Option and Stock Appreciation Right with respect to each share of Common Stock shall be counted as covering but one share of Common Stock for purposes of applying the limitations of this Section 6.

(4)	The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 9 (relating to Other Stock Awards) and Section 10 (relating to Performance Shares) shall be, in the aggregate, one million (1,000,000) shares during any 36 month period.

(5)	For Cash Awards that are intended to be “performance-based compensation” (within the meaning of regulations under Code section 162(m)), the maximum Awards payable in cash to any one individual for each 36-month performance period shall not exceed ten million dollars ($10,000,000). Such maximum shall be reduced proportionately in the case of each performance period of less than 36 months and shall be increased proportionately for each performance period of longer than 36 months (but no further adjustment shall be made in the case of each performance period of greater than 60 months). If, after an amount has been earned with respect to a Cash Award, the delivery of such amount is deferred pursuant to Section 7(B), any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.

7.    Awards

The Committee shall have full and complete authority, in its discretion, subject to the provisions of the Plan, to grant Awards to Participants consisting of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Cash Awards, or any combination thereof, as more fully described in Sections 8 through 10, subject to such terms and conditions as the Committee deems appropriate. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other compensation plan of the Company or any Subsidiary, including the plan of any acquired entity.

(A)    Dividends and Dividend Equivalents

The Committee may provide that Awards denominated in Common Stock earn dividends or dividend equivalents. Such dividend equivalents, the receipt of which may not be contingent upon the exercise of such Awards denominated in Common Stock, may be paid currently in cash or shares of Common Stock or, subject to the provisions of Section 19, may be credited to an account established by the Committee under the Plan in the name of the Participant. In addition, dividends or dividend equivalents paid on outstanding Awards or issued shares may, subject to the provisions of Section 19, be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions (including reinvestment in additional shares or share equivalents) and conditions (including vesting conditions) as the Committee may establish.

(B)    Deferrals

The Committee may require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, conversion of deferred amounts into deferred Common Stock (or other) equivalents, or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. Any deferrals permitted by the Committee with respect to Awards granted pursuant to this Plan shall be governed by and subject to Code section 409A and the rules of either: (1) the Deferred Compensation Plan for Non-Employee Directors of H.J. Heinz Company (as amended and restated effective January 1, 2008), or the “Directors Deferred Compensation Plan,” if such Awards are granted to Directors; or (2) the H.J. Heinz Company Executive Deferred Compensation Plan (as amended and restated effective January 1, 2008), or the “EDCP,” if such Awards are granted to Employees.

(C)    Settlements

Settlement of Awards may be in the form of cash, shares of Common Stock, other Awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose.

8.    Options and Stock Appreciation Rights

The Committee may grant Options containing such terms and conditions as shall be requisite, in the judgment of the Committee, to constitute either Incentive Options or Non-Statutory Options. Non-Statutory Options shall be identified as such in the Award Grant. The Committee may grant Stock Appreciation Rights either (i) independently of Options or (ii) in tandem with Options such that the exercise of the Option or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Option, respectively, with respect to such share. The grant of each Option or Stock Appreciation Right shall be confirmed in writing by an Award Grant in the form prescribed by the Committee.

(A)    Exercise Price

At the time an Option or Stock Appreciation Right is granted, the Committee shall determine the Exercise Price. Except for adjustments as provided in Section 13, the Exercise Price for any outstanding Option or Stock Appreciation Right may not be decreased after the date of grant nor may any outstanding Option or Stock Appreciation Right be surrendered to the Company as consideration for the grant of a new Option or Stock Appreciation Right with a lower Exercise Price.

(B)    Exercise Period

Each Option or Stock Appreciation Right granted under this Plan shall be exercisable during such period and under such circumstances as the Committee shall determine, subject to the following rules unless otherwise determined by the Committee:

(1)	An Option or Stock Appreciation Right must be exercised prior to the Expiration Date.

(2)	With respect to any Option or Stock Appreciation Right granted on or prior to May 16, 2005, each Option or Stock Appreciation Right shall become immediately exercisable upon the occurrence of a Change in Control whether or not otherwise then exercisable under this Plan or the provisions of the applicable Award Grant relating thereto. With respect to any Option or Stock Appreciation Right granted on or after May 17, 2005, such Option or Stock Appreciation Right shall become immediately vested and exercisable as to 100% of the shares of Common Stock subject to the Option or Stock Appreciation Right upon (i) the occurrence of a Change in Control if such Option or Stock Appreciation Right is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of the Participant’s employment with or services for the Company within 24 months following a Change in Control if such termination is (a) by the Company for reasons other than Cause or (b) by the Participant for Good Reason, but, in either case of clause (i) or (ii), only to the extent the Option or Stock Appreciation Right has not otherwise been terminated and canceled or become exercisable as of such date.

(3)	The effect of a Participant’s cessation of performance of services for the Company and its Subsidiaries shall be as follows:

(i)	Retirement. If cessation of performance of services is the result of Retirement, the Participant may exercise any outstanding Option or Stock Appreciation Right at any time after and to the extent that such Option or Stock Appreciation Right has become exercisable under the terms of the applicable Award Grant and before the applicable Expiration Date.

(ii)	Death. If a Participant dies while the Participant is continuing to perform services for the Company or a Subsidiary or during the period following Retirement and before the Expiration Date, the Successor may exercise the Participant’s Options or Stock Appreciation Rights at any time prior to the applicable Expiration Date, whether or not such Options or Stock Appreciation Rights were otherwise exercisable on the date of the Participant’s death under this Plan or the applicable Award Grant.

(iii)	Disability. If the Committee determines that a Participant ceased to perform services for the Company or a Subsidiary because of Disability, any Option or Stock Appreciation Right held by such Participant on the Date of Termination may be exercised (whether or not such Option or Stock Appreciation Right was otherwise exercisable on the Date of Termination under this Plan or the provisions of the Award Grant relating thereto) at any time prior to the Expiration Date.

(iv)

Involuntary Termination without Cause.    If the Participant ceases to perform services for the Company and its Subsidiaries involuntarily without Cause, the Participant may exercise any outstanding Option or Stock Appreciation Right at any time after and to the extent that such Option or Stock Appreciation Right has become exercisable under the terms of the applicable Award Grant and before the applicable Expiration Date.

(v)	Involuntary Termination for Cause. If a Participant ceases to perform services for the Company and its Subsidiaries involuntarily for Cause, any outstanding Options held by such Participant shall be immediately cancelled on such Date of Termination.

(vi)	Other Termination. If a Participant ceases to perform services for the Company and its Subsidiaries for any reason other than as set forth in subparagraphs (i) through (v) above, the Participant may exercise any outstanding Option or Stock Appreciation Right at any time after and to the extent that such Option or Stock Appreciation Right has become exercisable under the terms of the applicable Award Grant and before the applicable Expiration Date.

(C)    Exercise Procedures

Each Option or Stock Appreciation Right granted under this Plan may be exercised to the extent exercisable, in whole or in part at any time during the Exercise Period, for such number of shares as shall be prescribed by the provisions of the Award Grant evidencing such Option, provided that:

(1)	An Option or Stock Appreciation Right may be exercised by the Participant or a Successor only by written notice (in the form prescribed by the Committee) to the Company specifying the number of shares to which such notice applies.

(2)	The aggregate Exercise Price of the shares as to which an Option may be exercised shall be, in the discretion of the Committee and consistent with the provisions of Section 19:

(a)	paid in U.S. funds by any one or any combination of the following: cash (including check, draft or wire transfer made payable to the order of the Company), or delivery of Common Stock certificates endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange evidencing shares of Common Stock which have been held for more than six months (or such other period of time as the Committee deems appropriate), whose value shall be deemed to be the Fair Market Value on the date of exercise of such Common Stock; or

(b)	deemed to be paid in full provided the notice of the exercise of an Option is accompanied by a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the Exercise Price; or

(c)	paid by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; and further provided that shares of Common Stock will no longer be subject to an Option and such Option will no longer be exercisable thereafter to the extent of (i) the shares used to pay the exercise price pursuant to a “net exercise,” (ii) the shares delivered to the Optionee as a result of such exercise, and (iii) any shares withheld to satisfy tax withholding obligations as a result of such exercise; or

(d)	paid upon such terms and conditions, including provision for securing the payment of the same, as the Committee, in its discretion, shall provide.

(3)	As soon as practicable after receipt by the Company of notice of exercise and of payment in full of the Exercise Price of the shares with respect to which an Option has been exercised, a certificate or certificates representing such shares shall be registered in the name or names of the Participant or Successor and shall be delivered to the Participant or Successor. If any part of the Exercise Price is paid on a deferred basis (to the extent such deferral is permitted by the Committee), the shares for which payment has been deferred shall be registered in the name of the Participant or Successor but the certificate or certificates representing such shares shall not be delivered to the Participant or Successor until the Exercise Price for such shares has been paid in full.

(D)    Special Rules Relating to Incentive Options

(1)	No Incentive Option may be granted to an individual who is not an Employee of the Company or a Subsidiary Corporation.

(2)	No Incentive Option may be granted on or after the 10th anniversary of the Effective Date.

(3)	The aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Options are exercisable for the first time during any calendar year by an Employee under all plans of the Company and its Subsidiaries shall not exceed the greater of $100,000 or such sum as may from time to time be permitted under Code section 422.

9.    Other Stock Awards

The Committee may make Awards consisting of Restricted Stock or Restricted Stock Units, containing such terms and conditions, and subject to such restrictions and contingencies as the Committee shall determine, subject to the provisions of the Plan. Vesting of Restricted Stock Unit Awards granted to other than Directors that are not granted in lieu of other compensation or to replace forfeited awards from a prior service recipient shall require either the achievement of Performance Measures or other performance objectives, or the completion of a specified period of service with the Company or the Subsidiaries. If the right to become vested in a Restricted Stock Award or Restricted Stock Unit Award granted under this Section 9 is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation or to replace forfeited awards from a prior service recipient, then the required period of service for full vesting shall be not less than three years, subject to acceleration of vesting, but not the acceleration of payment with respect to any “deferred compensation” (as defined in Code section 409A) unless such accelerated payment is permitted by Code section 409A (and the regulations thereunder) without incurring penalties, in the following circumstances:

(A)	to the extent permitted by the Committee, in the event of the Participant’s death, Disability, or involuntary termination without Cause; or

(B)

with respect to Awards granted on or prior to May 16, 2005, in the event of a Change in Control, unless such Award is replaced by an award of equivalent value provided by the Surviving Corporation which replacement award vests not later than the replaced Award and, to the extent not previously vested, vests in full in the event of any involuntary cessation of performance of services for the Surviving Corporation following the Change in Control (other than involuntary termination by reason of an act of dishonesty, moral turpitude or an intentional or grossly negligent act detrimental to the best interests of the Surviving Corporation) unless otherwise determined by the Committee at the time of the Award; and

(C)	with respect to any Award granted on or after May 17, 2005, unless otherwise provided by the Committee in any individual Award Agreement at the time of grant, upon (i) the occurrence of a Change in Control if such Award is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of the Participant’s employment with or services for the Company within 24 months following a Change in Control if such termination is by the Company for reasons other than Cause or by the Participant for Good Reason but, in either case of clause (i) or (ii), only to the extent the Award has not otherwise been terminated and canceled as of such date.

10.    Performance Awards

The Committee may make Awards consisting of Performance Shares or Cash Awards, containing such terms and conditions, and subject to such restrictions and contingencies as the Committee shall determine, subject to the provisions of the Plan. Performance Awards shall be conditioned on the achievement of Performance Goals, based on one or more Performance Measures, as determined by the Committee, over a performance period (not less than one year) prescribed by the Committee. For Awards under this Section 10 intended to be “performance-based compensation” within the meaning of regulations under Code section 162(m), the grant of the Awards and the performance goals shall be made during the period required under Code section 162(m). In the event that a Change in Control occurs after a Performance Award has been granted but before completion of the applicable performance period, a pro rata portion of such Award shall become payable as of the date of the Change in Control to the extent otherwise earned on the basis of achievement of the pro rata portion of the Performance Goals relating to the portion of the performance period completed as of the date of the Change in Control; provided, however, that to the extent the acceleration of the payment of any pro rata portion of such Award would be prohibited by Code section 409A (and the regulations thereunder) without incurring penalties under Code section 409A, the payment of such pro rata portion of such Award shall be deferred until the date that such Performance Award would have otherwise been paid had there been no Change in Control.

11.    Non-Transferability

Unless otherwise designated by the Committee to the contrary, each Award granted under the Plan shall by its terms be non-transferable by the Participant (except by will or the laws of descent and distribution). An Option or Stock Appreciation Right shall be exercisable during the Participant’s lifetime only by the Participant, his or her guardian or legal representative, or by such other means as the Committee may approve from time to time that is not inconsistent with or contrary to the provisions of either Section 16(b) of the Exchange Act or Rule 16b-3, as either may be amended from time to time, or any law, rule, regulation or other provision that may hereafter replace such Rule. A Participant may also designate a beneficiary to exercise his or her Awards after the Participant’s death. To the extent consistent with the provisions of Section 19, the Committee may amend outstanding Awards to provide for transfer, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members.

12.    Listing and Registration of Shares

If at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of any of the shares subject to Awards under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the purchase or issue of shares thereunder, no outstanding Awards which would result in the purchase or issuance of shares may be exercised or otherwise settled unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Board of Directors may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable law and shall have the authority to cause the Company at its expense to take any action related to the Plan which may be required in connection with such listing, registration, qualification, consent, or approval.

13.    Adjustments

To the extent consistent with the provisions of Section 19, the Committee shall make such adjustments as it deems appropriate to meet the intent of the Plan in the event of changes that impact the Company’s share price or share status, provided that any such actions are consistently and equitably applicable to all affected Participants.

To the extent consistent with the provisions of Section 19, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, reorganization, spin-off, or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such adjustments to reflect such change shall be made by the Committee with respect to: (i) the aggregate number of shares and/or kind of shares that may be issued under the Plan or that may be subject to Awards of a specified type and/or to any individual; (ii) the number of shares and/or kind of shares covered by outstanding Awards to any individual under the Plan; and/or (iii) the applicable price per share with respect to any outstanding Options, Stock Appreciation Rights, and other Awards under the Plan.

14.    Tax Withholding

Delivery of any shares or any other benefits under the Plan is subject to withholding of applicable taxes. The Committee unilaterally or by arrangement with the Participant or Successor shall make appropriate provision for satisfaction of withholding taxes in the case of any transaction under the Plan which gives rise to a withholding requirement. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Common Stock which the Participant already owns and which have been held for more than six months (or such other period of time that the Committee deems appropriate), or (to the extent of minimum statutory withholding requirements) through withholding of shares of Common Stock to which the Participant is otherwise entitled under the Plan.

15.    Amendments and Termination

The Board of Directors may amend this Plan as it shall deem advisable, except that the Board of Directors may not, without further approval of the shareholders of the Company, subject to Section 13, (a) increase the total number of shares of Common Stock which may be issued under the Plan as set forth in Section 6(B) or the maximum number of shares that may be issued, as provided in Section 6(C), (b) change the class of individuals eligible for Awards, or (c) change the rules governing Exercise Price. The Board of Directors may, in its discretion, terminate this Plan at any time. No amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected Successor), adversely affect the rights of any Participant or Successor under any Award granted under the Plan prior to the date such amendment is adopted, provided that adjustments pursuant to Section 13 are not subject to such limitation. Subject to the foregoing and the requirements of

Code section 162(m), the Board of Directors may without further action on the part of the shareholders of the Company or the consent of Participants, amend the Plan, (a) to permit or facilitate qualification of Options thereafter granted under the Plan as Incentive Options, (b) to ensure compliance with the provisions of Code Section 409A, and (c) to preserve the Company’s tax deduction under Code section 162(m). Notwithstanding the foregoing, any action taken pursuant to this Section 15 must be consistent with the provisions of Section 19.

16.    Foreign Jurisdictions

The Committee may, from time to time, adopt, amend, and terminate under the Plan such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of laws of any foreign jurisdiction to Participants who are subject to such laws and who receive Awards under the Plan. Notwithstanding the foregoing, any action taken pursuant to this Section 16 must be consistent with the provisions of Section 19.

17.    Compliance with Code section 162(m)

With respect to Covered Employees, transactions under the Plan are intended to avoid loss of the deduction referred to in paragraph (1) of Code section 162(m) or any successor section thereto. Anything in the Plan or elsewhere to the contrary notwithstanding, to the extent any provision of the Plan or action by the Committee fails to so comply or avoid the loss of such deduction, it shall be deemed null and void as it relates to Covered Employees, to the extent permitted by law and deemed advisable by the Committee.

18.    Notices

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Secretary of the Company or mailed to its principal office, Post Office Box 57, Pittsburgh, Pennsylvania 15230, addressed to the attention of the Secretary; and if to the Participant, shall be delivered personally or mailed to the Participant at the address appearing in the payroll records of the Company or a Subsidiary or, if applicable, to the Participant’s Successor at the last known address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party.

19.    Compliance with Code Section 409A

To the extent that a separate deferral election under Section 7(B) is not offered to a Participant with respect to such Awards, it is intended that the Awards granted to Participants pursuant to this Plan shall not constitute “deferrals of compensation” (within the meaning of Code Section 409A) and, as a result, shall not be subject to the requirements of Code Section 409A. The Plan is to be interpreted in a manner consistent with this intention.

Notwithstanding any other provision in this Plan, if a separate deferral election under Section 7(B) is not offered to a Participant with respect to an Option Award under this Plan, a new Option Award may not be issued if such Award would be subject to Code Section 409A, and an existing Option Award may not be modified in a manner that would cause such Option Award to become subject to Code Section 409A.

Any Performance Awards under this Plan for which no deferral opportunity is offered to and/or elected by a Participant will be paid promptly within ninety (90) days after the end of the last day of the applicable Performance Period with respect to such Awards (and in no event later than March 15th of the calendar year following the calendar year in which occurs the last day of the applicable Performance Period), subject to any applicable requirements of the Company’s Stock Ownership Guidelines which may defer the actual distribution of (but not taxation of) any Performance Awards that are payable in the form of Restricted Stock Units because of such guidelines. Any Awards of Cash, Restricted Stock, and/or Restricted Stock Units under this Plan for which no deferral opportunity is offered to and/or elected by a Participant will be paid promptly within ninety (90) days after the end of the last day of the applicable vesting period with respect to such Awards (and in no event later than March 15th of the calendar year following the calendar year in which occurs the last day of such applicable vesting period); provided, however, that in the case of Restricted Stock and/or Restricted Stock Unit Awards under the Plan the actual distribution of any Common Stock (but not the taxation thereof) shall be subject to any applicable requirements of the Company’s Stock Ownership Guidelines.

To the extent that separate deferral elections under Section 7(B) are offered to Participants by the Committee with respect to any Award(s) under this Plan, to the extent that Awards under this Plan are required to be deferred by the Committee, or to the extent that earnings on Awards are subjected by the Committee to vesting conditions causing such earnings to constitute “deferred compensation” (within the meaning of Code section 409A), the deferral of those Awards shall be governed by and subject to Code section 409A and the rules of either: (1) the Deferred Compensation Plan for Non-Employee Directors of H.J. Heinz Company (as amended and restated effective January 1, 2008), or the “Directors Deferred Compensation Plan,” if such Awards are granted to Directors; or (2) the H.J. Heinz Company Executive Deferred Compensation Plan (as amended and restated effective January 1, 2008), or the “EDCP,” if such Awards are granted to Employees.

It is intended that amounts deferred under this Plan will not be taxable under Code section 409A. This Plan (including prior versions) shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Code section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Company or a Subsidiary. The Plan is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of the Plan and Code section 409A, the terms of Code section 409A shall control.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/hnz Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 27, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 27, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided for receipt by August 27, 2012.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.
Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1a. W. R. Johnson	☐	☐	☐	1e. E. E. Holiday	☐	☐	☐	1i. D. H. Reilley	☐	☐	☐

1b. C. E. Bunch	☐	☐	☐	1f. C. Kendle	☐	☐	☐	1j. L. C. Swann	☐	☐	☐

1c. L. S. Coleman, Jr.	☐	☐	☐	1g. D. R. O’Hare	☐	☐	☐	1k. T. J. Usher	☐	☐	☐

1d. J. G. Drosdick	☐	☐	☐	1h. N. Peltz	☐	☐	☐	1l. M. F. Weinstein	☐	☐	☐

2.	Ratification of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Approval of the H. J. Heinz Company FY2013 Stock Incentive Plan	☐	For	☐	Against	☐	Abstain

4.	Re-approval of the performance measures included in the H. J. Heinz Company FY03 Stock Incentive Plan	☐	For	☐	Against	☐	Abstain

5.	Advisory approval of the Company’s named executive officer compensation	☐	For	☐	Against	☐	Abstain

The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED YOUR PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, and FOR ITEMS 2, 3, 4 AND 5.

Will Attend Meeting Yes ☐	ADDRESS CHANGE MARK BOX ☐ INDICATE CHANGES BELOW:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

H. J. HEINZ COMPANY

2012 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, August 28, 2012

9:00 a.m.

Fairmont Pittsburgh

510 Market Street

Pittsburgh, Pennsylvania 15222

THIS TICKET WILL ADMIT TWO PERSONS

proxy card

H. J. HEINZ COMPANY

This Proxy Is Solicited on Behalf of the Board of Directors

WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222, on Tuesday, August 28, 2012, at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares that the undersigned would be entitled to vote if personally present on all items coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly, using the enclosed envelope, or via the Internet or toll-free telephone by following the instructions on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” all nominees in Item 1, and “FOR” Items 2, 3, 4 and 5.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/hnz Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 23, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 23, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided for receipt by August 23, 2012.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.
Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1a. W. R. Johnson	☐	☐	☐	1e. E. E. Holiday	☐	☐	☐	1i. D. H. Reilley	☐	☐	☐

1b. C. E. Bunch	☐	☐	☐	1f. C. Kendle	☐	☐	☐	1j. L. C. Swann	☐	☐	☐

1c. L. S. Coleman, Jr.	☐	☐	☐	1g. D. R. O’Hare	☐	☐	☐	1k. T. J. Usher	☐	☐	☐

1d. J. G. Drosdick	☐	☐	☐	1h. N. Peltz	☐	☐	☐	1l. M. F. Weinstein	☐	☐	☐

2.	Ratification of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Approval of the H. J. Heinz Company FY2013 Stock Incentive Plan	☐	For	☐	Against	☐	Abstain

4.	Re-approval of the performance measures included in the H. J. Heinz Company FY03 Stock Incentive Plan	☐	For	☐	Against	☐	Abstain

5.	Advisory approval of the Company’s named executive officer compensation	☐	For	☐	Against	☐	Abstain

The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED YOUR PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, and FOR ITEMS 2, 3, 4 AND 5.

Will Attend Meeting Yes ☐	ADDRESS CHANGE MARK BOX ☐ INDICATE CHANGES BELOW:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

H. J. HEINZ COMPANY

2012 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, August 28, 2012

9:00 a.m.

Fairmont Pittsburgh

510 Market Street

Pittsburgh, Pennsylvania 15222

THIS TICKET WILL ADMIT TWO PERSONS

voting instruction card

H. J. HEINZ COMPANY

VOTING INSTRUCTION CARD FOR 2012 ANNUAL MEETING

Employees Retirement and Savings Plan

H. J. Heinz Company SAVER Plan

The undersigned, as a participant in one or more of the H. J. Heinz Company benefit plans, as noted above, hereby directs The Bank of New York Mellon, successor by operation of law to Mellon Bank, N.A. as trustee of the plans (“the Trustee”), to vote all shares of Common Stock of H. J. Heinz Company (the “Company”) credited to the undersigned’s account in such plans at the Annual Meeting of Shareholders of the Company to be held on Tuesday, August 28, 2012, and at any adjournments thereof, in accordance with these instructions, on the matters stated on the reverse side, and on the transaction of such other business as may properly come before the meeting.

Your vote is important to us. Plan participants may give directions by toll-free telephone or Internet by following the instructions on this card or by completing, dating, and signing this card and returning it promptly in the enclosed postage-paid envelope. If you give your instructions via the Internet or by telephone you do not need to mail back a voting instruction card.

The shares represented by this voting instruction card will be voted as directed. If your voting instructions are not received by August 23, 2012, the shares, together with other shares for which no instructions were received, will be voted on each proposal in the same proportions as the Trustee votes shares for which clear and timely instructions were received by the Trustee from other plan participants.

See reverse for voting instructions.